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Wisconsin Electric Power Company
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J. Kevin Fletcher Chairman and Chief Executive Officer 231 W. Michigan Street Milwaukee, WI 53203

March 31, 2020

Dear Preferred Stockholder:

Wisconsin Electric Power Company, which does business under the trade name of We Energies, will hold its Annual Meeting of Stockholders on Thursday, April 30, 2020, at 10:00 a.m., Central time, in the Resource Center on the first floor of the Public Service Building, 231 W. Michigan Street, Milwaukee, Wisconsin 53203.

We are not soliciting proxies for this meeting, as more than 99% of the voting stock is owned, and will be voted, by Wisconsin Electric’s parent, WEC Energy Group, Inc. If you wish, you may vote your shares of preferred stock in person at the meeting; however, there will be no business session at the meeting.

The annual report of Wisconsin Electric is attached as Appendix B to this information statement. If you have any questions, please call our toll-free stockholder hotline at 800-881-5882.

Thank you for your support.

Sincerely,

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 31, 2020

To the Stockholders of Wisconsin Electric Power Company:

The 2020 Annual Meeting of Stockholders of Wisconsin Electric Power Company will be held on Thursday, April 30, 2020, at 10:00 a.m., Central time, in the Resource Center on the first floor of the Public Service Building, 231 W. Michigan Street, Milwaukee, Wisconsin 53203, for the following purposes:

1.	To elect the five members of the Board of Directors to hold office until the 2021 Annual Meeting of Stockholders; and

2.	To consider any other matters that may properly come before the meeting.

Stockholders of record at the close of business on February 26, 2020, are entitled to vote. The following pages provide additional details about the meeting as well as other useful information.

Important Notice Regarding the Availability of Materials Related to the Stockholder Meeting to Be Held on April 30, 2020 – The Information Statement and 2019 Annual Report to Stockholders are available at:

www.wisconsinelectric.com

By Order of the Board of Directors,

Margaret C. Kelsey
Executive Vice President, General Counsel and Corporate Secretary

We Energies 231 W. Michigan Street Milwaukee, WI 53203

INFORMATION STATEMENT

This information statement is being furnished to stockholders beginning on or about March 31, 2020, in connection with the annual meeting of stockholders of Wisconsin Electric Power Company (“WE” or the “Company”), which does business under the trade name of We Energies, and all adjournments or postponements of the annual meeting, for the purposes listed in the preceding Notice of Annual Meeting of Stockholders. The annual meeting of stockholders will be held on Thursday, April 30, 2020 (the “Meeting”), at 10:00 a.m., Central time, in the Resource Center on the first floor of the Public Service Building, 231 W. Michigan Street, Milwaukee, Wisconsin 53203. The WE annual report to stockholders is attached as Appendix B to this information statement.

We are not asking you for a proxy and you are requested not to send us a proxy. However, you may vote your shares of preferred stock at the Meeting. If you would like to attend the Meeting, please contact Stockholder Services by email at wec.stockholder-services.contact@wecenergygroup.com or by telephone at 800-881-5882.

VOTING SECURITIES

As of February 26, 2020, WE had outstanding 44,498 shares of $100 par value Six Per Cent. Preferred Stock; 260,000 shares of $100 par value 3.60% Serial Preferred Stock; and 33,289,327 shares of common stock. Each outstanding share of each class is entitled to one vote. Stockholders of record at the close of business on February 26, 2020 will be entitled to vote at the Meeting. In order to conduct the Meeting, a majority of the outstanding shares entitled to vote must be represented at the Meeting. This is known as a “quorum.” All of WE’s outstanding common stock, representing more than 99% of its voting securities, is owned by its parent company, WEC Energy Group, Inc. (“WEC Energy Group”), and will be represented at the Meeting. The principal business address of WEC Energy Group is 231 W. Michigan Street, Milwaukee, Wisconsin 53203. A list of stockholders of record entitled to vote at the Meeting will be available for inspection by stockholders at WE’s principal business office at 231 W. Michigan Street, Milwaukee, Wisconsin 53203, prior to and at the Meeting.

INTERNET AVAILABILITY OF INFORMATION

The following documents can be found at wisconsinelectric.com:

•	Notice of Annual Meeting;

•	Information Statement; and

•	2019 Annual Report to Stockholders.

ELECTION OF DIRECTORS

At the Meeting, there will be an election of five directors. Based upon the recommendation of the Corporate Governance Committee of WEC Energy Group’s Board of Directors (the "Corporate Governance Committee"), the individuals named below have been nominated by the WE Board of Directors (the “Board”) to serve a one-year term expiring at the 2021 Annual Meeting of Stockholders and until they are re-elected or until their respective successors are duly elected and qualified.

Directors will be elected by a plurality of the votes cast by the shares entitled to vote, as long as a quorum is present. “Plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen. Therefore, shares not voted, whether by withheld authority or otherwise, have no effect in the election of directors.

Each nominee has consented to being nominated and to serve if elected. In the unlikely event that any nominee becomes unable to serve for any reason, the Board will select a substitute nominee based upon the recommendation of the Corporate Governance Committee.

Wisconsin Electric Power Company	1	2020 Annual Meeting Information Statement

Director Nominees
The Company does not have a nominating committee. The Corporate Governance Committee provides oversight for the nominating process on behalf of the Board.

Director nominees for the Board are evaluated as a whole with the goal of recommending nominees with diverse backgrounds and experience that, together, can best perpetuate the success of WE’s business and represent stockholder interests. In addition to the specific experiences and skills of the individual director nominees identified below, the Corporate Governance Committee believes that director nominees should generally possess certain minimum characteristics and skills including: proven integrity; mature and independent judgment; vision and imagination; ability to objectively appraise problems; ability to evaluate strategic options and risks; sound business experience and acumen; relevant technological, political, economic, or social/cultural experience; social consciousness; achievement of prominence in career; and familiarity with national and international issues affecting the Company’s business. After considering the recommendations of the Corporate Governance Committee, the Board selected the nominees listed below.

Board Diversity
The Corporate Governance Committee does not have a specific policy with regards to the consideration of diversity in identifying director nominees. However, the Corporate Governance Committee strives to recommend candidates who each bring a unique perspective to the Board in order to contribute to the collective diversity of the Board. As part of its process, in connection with the nomination of new directors to the Board, the Corporate Governance Committee considers several factors to ensure the entire Board collectively embraces a wide variety of characteristics, including professional background, experience, skills, and knowledge, as well as the criteria listed above. Each candidate will generally exhibit different and varying degrees of these characteristics.

Nominees for Election to the Board of Directors
Biographical information regarding each nominee is shown below. Ages are as of December 31, 2019. All nominees are current or former officers of the Company and are not independent.

J. Kevin Fletcher. Age 61.

•	WEC Energy Group - Chief Executive Officer ("CEO") since February 2019; President since October 2018.

•
Wisconsin Electric Power Company – Chairman of the Board and CEO since February 2019; President from May 2016 to November 2018; Executive Vice President-Customer Service and Operations from June 2015 to May 2016; Senior Vice President-Customer Operations from October 2011 through June 2015.

•	Director of WEC Energy Group since February 2019; Director of Wisconsin Electric Power Company since June 2015.

•	Mr. Fletcher also serves as an executive officer and/or director of several other major subsidiaries of WEC Energy Group.

Mr. Fletcher has more than 40 years of experience working in the public utility sector, including 25 years at a senior leadership level. With his extensive experience in strategic initiatives, business operations, customer service, planning, engineering and construction and his senior leadership of publicly-regulated utilities, Mr. Fletcher contributes significant insight into the Company's industry and customers to the management team and to the Board. Based upon his knowledge of operations at WEC Energy Group and its utility affiliates and at other publicly regulated utilities, the Board concluded that Mr. Fletcher should serve as a director of the Company.

Margaret C. Kelsey. Age 55.

•	WEC Energy Group – Executive Vice President, Corporate Secretary and General Counsel since January 2018; Executive Vice President from September 2017 to January 2018.

•	Wisconsin Electric Power Company – Executive Vice President, Corporate Secretary and General Counsel since January 2018.

•	Modine Manufacturing Company - General Counsel, Corporate Secretary, and Vice President-Legal from April 2008 to August 2017; Vice President-Corporate Communications from April 2014 to August 2017.

•	Director of Wisconsin Electric Power Company since January 2018.

•	Ms. Kelsey also serves as an executive officer and/or director of several other major subsidiaries of WEC Energy Group.

Wisconsin Electric Power Company	2	2020 Annual Meeting Information Statement

Based primarily upon Ms. Kelsey's position and qualifications as (i) Executive Vice President, General Counsel, and Corporate Secretary of WEC Energy Group and its utility subsidiaries, (ii) her extensive experience in legal, governance, compliance, and regulatory matters as General Counsel and Corporate Secretary of Modine Manufacturing, and (iii) her experience in managing corporate communications, strategic initiatives, business/corporate development, and treasury/risk management functions at Modine, the Board concluded that Ms. Kelsey should serve as a director of the Company.

Gale E. Klappa. Age 69.

•
WEC Energy Group – Executive Chairman since February 2019; Chairman of the Board and CEO from 2004 to May 2016 and October 2017 to February 2019; Non-Executive Chairman of the Board from May 2016 to October 2017; President from 2003 to August 2013.

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Wisconsin Electric Power Company – Chairman of the Board from 2004 to May 2016 and January 2018 to February 2019; CEO from 2003 to May 2016 and January 2018 to February 2019; President from 2003 to June 2015.

•	Director of Associated Banc-Corp since 2016 and Director of Badger Meter, Inc. since 2010, both headquartered in Wisconsin; Director of Joy Global Inc. from 2006 to 2017.

•	Director of WEC Energy Group since 2003; Director of Wisconsin Electric Power Company from 2003 to May 2016 and January 2018 to present.

•	Mr. Klappa also serves as a director of several other major subsidiaries of WEC Energy Group.

Mr. Klappa has more than 40 years of experience working in the public utility industry, including more than 25 at a senior executive level. He has served as Chairman and CEO of WEC Energy Group and Wisconsin Electric and presently serves as Executive Chairman of WEC Energy Group's Board of Directors. Mr. Klappa's deep knowledge of the Company's industry, operations, customers, stockholders, and management team is of great value to the Board. Based upon Mr. Klappa’s extensive executive management, financial, and strategic experience as a senior executive in the utility industry, the Board concluded that Mr. Klappa should serve as a director of the Company.

Scott J. Lauber. Age 54.

•
WEC Energy Group – Senior Executive Vice President since February 2019; Chief Financial Officer since April 2016; Executive Vice President from April 2016 to February 2019; Treasurer from February 2013 to March 2016 and from October 2018 to October 2019; Vice President from February 2013 to March 2016.

•
Wisconsin Electric Power Company – Executive Vice President and Chief Financial Officer since April 2016; Treasurer from February 2013 to March 2016 and from October 2018 to October 2019; Vice President from February 2013 to March 2016.

•	Director of Wisconsin Electric Power Company since April 2016.

•	Mr. Lauber also serves as an executive officer and/or director of several other major subsidiaries of WEC Energy Group.

Based primarily upon Mr. Lauber’s nearly 30 years of service at WEC Energy Group, including executive and financial management responsibility of its utility affiliates, with a focus on long-range financial planning and oversight of the treasury function, as well as his experience in risk and insurance matters and knowledge of the financial community, the Board concluded that Mr. Lauber should serve as a director of the Company.

Tom Metcalfe. Age 52.

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Wisconsin Electric Power Company – President since November 2018; Executive Vice President-Generation from April 2016 to November 2018; Senior Vice President-Power Generation from January 2014 to March 2016.

•	Director of Wisconsin Electric Power Company since January 2018.

•
Mr. Metcalfe also serves as an executive officer and/or director of several other major subsidiaries of WEC Energy Group including as President and a director of Wisconsin Public Service Corporation and Wisconsin Gas LLC, utility subsidiaries of WEC Energy Group.

Based primarily upon Mr. Metcalfe’s strong executive experience, considerable knowledge of the Company's industry, customers and strategic initiatives, and responsibilities with respect to the Company's operations, the Board concluded that Mr. Metcalfe should serve as a director of the Company.

Wisconsin Electric Power Company	3	2020 Annual Meeting Information Statement

COMMITTEES OF THE WEC ENERGY GROUP BOARD OF DIRECTORS

WE is a wholly-owned subsidiary of WEC Energy Group, and the WE Board does not have any committees. The WEC Energy Group Board maintains the following committees, which oversee certain responsibilities on behalf of the WE Board: Audit and Oversight, Compensation, Corporate Governance, and Finance. All committees operate under a charter approved by WEC Energy Group’s Board of Directors. A copy of each committee charter is posted in the “Governance” section of WEC Energy Group’s Website at wecenergygroup.com/govern/governance.htm and is available in print to any stockholder who requests it in writing from the Corporate Secretary. Members and principal responsibilities of the WEC Energy Group Board committees are provided below.

Members	Key Responsibilities; Meetings

Audit and Oversight Thomas J. Fischer, Chair Barbara L. Bowles Patricia W. Chadwick Danny L. Cunningham Henry W. Knueppel
•      Oversee the integrity of the financial statements.
•      Oversee management compliance with legal and regulatory requirements.
•      Review WEC Energy Group's and its subsidiaries' environmental and compliance programs.
•      Review, approve, and evaluate the independent auditors’ services.
•      Oversee the performance of the internal audit function and independent auditors.
•      Discuss risk management and major risk exposures and steps taken to monitor and control such exposures.
•      Establish procedures for the submission and treatment of complaints and concerns regarding WEC Energy Group's and its subsidiaries' accounting or auditing matters.
•      Prepare the audit committee report required by the Securities and Exchange Commission (“SEC”) for inclusion in the proxy and information statements.
•      The Audit and Oversight Committee conducted six meetings in 2019.

Compensation Ulice Payne, Jr., Chair William M. Farrow III Thomas J. Fischer
•      Determine and annually review the Compensation Committee's compensation philosophy.
•      Oversee the development of competitive, performance-based executive and director compensation programs.
•      Review and approve the compensation paid to select employees, including certain senior officers and executive officers (including base salaries, incentive compensation, and benefits).
•      Establish and administer the CEO and WEC Energy Group's Executive Chairman compensation packages.
•      Set performance goals relevant to the CEO and WEC Energy Group Executive Chairman compensation.
•      Annually evaluate CEO and WEC Energy Group's Executive Chairman performance and determine compensation adjustments.
•      Oversee succession planning and assignments to key executive officers.
•      Prepare the report required by the SEC for inclusion in the proxy and information statements.
•      Review the results of WEC Energy Group's most recent stockholder advisory vote on compensation of WEC Energy Group's named executive officers.
•      The Compensation Committee conducted seven meetings in 2019 including one joint meeting with the Corporate Governance Committee.

Corporate Governance Barbara L. Bowles, Chair Albert J. Budney, Jr. Curt S. Culver William M. Farrow III Maria C. Green Henry W. Knueppel
•      Establish and annually review the Corporate Governance Guidelines to verify that the WEC Energy Group Board of Directors and the Company's Board are effectively performing their fiduciary responsibilities to stockholders.
•      Establish and annually review director candidate selection criteria.
•      Identify and recommend candidates to be named as nominees of WEC Energy Group’s Board of Directors and the Company’s Board for election as directors.
•      Lead the WEC Energy Group Board in its annual review of WEC Energy Group's Board performance.
•      The Corporate Governance Committee conducted five meetings in 2019 including one joint meeting with the Compensation Committee.

Wisconsin Electric Power Company	4	2020 Annual Meeting Information Statement

Members	Key Responsibilities; Meetings

Finance Curt S. Culver, Chair Patricia W. Chadwick William M. Farrow III Thomas K. Lane Ulice Payne, Jr. Mary Ellen Stanek
•      Review and monitor WEC Energy Group’s and its subsidiaries’ current and long-range financial policies and strategies, including each company’s capital structure and dividend policy.
•      Authorize the issuance of corporate debt within limits set by WEC Energy Group’s Board.
•      Discuss policies and financial programs with respect to financial risk management.
•      Approve WEC Energy Group's and its subsidiaries' consolidated financial plans, including the capital budget.
•      The Finance Committee conducted three meetings in 2019.

The WE Board met four times during calendar year 2019. All WE Board members attended 100% of the total number of WE Board meetings during 2019.

DIRECTOR COMPENSATION

All of the Company's Board members are executive officers of WE and/or WEC Energy Group, and were not separately compensated as directors. Messrs. Fletcher, Klappa, Lauber and Metcalfe, and Ms. Kelsey, are named executive officers of WE, and any compensation received by these individuals for service as named executive officers may be found in the “Summary Compensation Table” on page 28 of this information statement.

OTHER MATTERS

The WE Board of Directors is not aware of any other matters that may properly come before the Meeting. The WE bylaws set forth the requirements that must be followed should a stockholder wish to propose any floor nominations for director or floor proposals at annual or special meetings of stockholders. In the case of annual meetings, the bylaws state, among other things, that notice and certain other documentation must be provided to WE at least 70 days and not more than 100 days before the scheduled date of the annual meeting. No such notices have been received by WE.

CORPORATE GOVERNANCE – FREQUENTLY ASKED QUESTIONS

Does WE have Corporate Governance Guidelines?
The Board follows WEC Energy Group’s Corporate Governance Guidelines, which WEC Energy Group has maintained since 1996. WEC Energy Group was one of the earliest adopters of a formal set of Corporate Governance Guidelines, which have been modified over the years in response to evolving governance best practices and stakeholder expectations. These Guidelines provide a framework under which the WEC Energy Group and WE Boards conduct their business.

To maintain effective Corporate Governance Guidelines, WEC Energy Group’s Corporate Governance Committee annually reviews WEC Energy Group’s and the Company’s governance practices, taking into consideration discussions with WEC Energy Group stockholders as part of the investor outreach and engagement program, best practices, industry surveys, rating agency reports, and benchmarking studies, as well as governance guidelines published by institutional investors and proxy advisors.

The Corporate Governance Guidelines are available in the “Governance” section of WEC Energy Group’s Website at wecenergygroup.com/govern/governance.htm and are available in print to any stockholder who requests them in writing from the Corporate Secretary.

How are directors determined to be independent?
No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with the Company.

What are the WEC Energy Group Board’s standards of independence?
The guidelines the WEC Energy Group and WE Boards of Directors use in determining director independence are located in Appendix A of the WEC Energy Group Corporate Governance Guidelines. The Guidelines are available in the “Governance” section of WEC Energy Group’s Website at wecenergygroup.com/govern/governance.htm. These standards of independence include a provision that a director will not be considered independent if he or she has been an employee of the Company for the last five years.

Wisconsin Electric Power Company	5	2020 Annual Meeting Information Statement

Who are the independent directors?
All of WE’s Board members are employees of the Company and/or WEC Energy Group and are not independent.

Are the WEC Energy Group Audit and Oversight and Compensation Committees comprised solely of independent directors?
Yes. These committees are comprised solely of independent directors who meet the independence requirements of the SEC, New York Stock Exchange and the WEC Energy Group Corporate Governance Guidelines.

In addition, the WEC Energy Group Audit and Oversight Committee is a separately designated committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.

Is the office of CEO combined with the office of Chairman of the Board?
Yes. The office of CEO is combined with the office of Chairman of the Board at WE. Consistent with WE’s bylaws and WEC Energy Group’s Corporate Governance Guidelines, the Board retains the right to exercise its discretion in combining or separating the offices of CEO and Chairman of the Board. The Board believes this structure promotes the development and execution of the Company's strategy and is appropriate given that WEC Energy Group owns all of the Company's common stock.

What is the Board’s role in risk oversight?
The Board has overall responsibility for risk oversight and, in that capacity, oversees the Company’s risk environment and associated management practices as part of its evaluation of the Company's ongoing operations and strategic direction. Because WE is a wholly-owned subsidiary of WEC Energy Group and does not have any committees, the WEC Energy Group Board and its committees oversee certain responsibilities on behalf of the WE Board.

The WEC Energy Group Board retains collective responsibility for comprehensive risk oversight for WEC Energy Group and its subsidiaries, including short- and long-term critical risks that could impact WEC Energy Group's and the Company's sustainability, and believes that certain risks should be contemplated by the full WEC Energy Group Board. Examples include: (i) oversight of environmental and social risks, including the potential impact of climate change on the utility sector, (ii) review and approval of mergers and acquisitions, and (iii) review and approval of significant capital projects and investments.

The WEC Energy Group Board has delegated certain other risk monitoring responsibilities to its committees. These committees regularly report to the WEC Energy Group Board on risks that fall within designated areas of responsibility, as described in each committee’s charter. In particular, the WEC Energy Group Audit and Oversight Committee and Finance Committee serve important risk monitoring functions for WE.

Over the course of the year, the WEC Energy Group Audit and Oversight Committee hears reports from management on the Company’s major risk exposures in such areas as regulatory compliance, environmental, legal/litigation, technology security (cybersecurity), and ethical conduct, as well as steps taken to monitor and control such exposures. The WEC Energy Group Finance Committee discusses the Company’s financial risk assessment and risk management policies; it also provides oversight of insurance matters to support the proper function of the risk management program. All of the WEC Energy Group committees have direct access to, and meet as needed with, Company representatives without other management present to discuss matters related to risk management.

In addition to the Board practices described above, WEC Energy Group has established an Enterprise Risk Steering Committee ("ERSC"), comprised of senior level management employees whose purpose is to foster an enterprise-wide approach to identifying and managing risk. The Audit Services department conducts an annual enterprise risk assessment, whereby business leaders identify existing, new, or emerging issues or changes within their business areas that could have enterprise implications. Risk areas are then mapped to create a cumulative assessment of their significance and likelihood, taking into consideration industry benchmarking information, as appropriate. The mapping also identifies lines of responsibility for managing the risks to ensure accountability and focus. On a regular basis, the ERSC discusses findings of this assessment, holds in-depth discussions with members of management on identified subjects, and tracks progress and status of mitigation efforts. Senior management is tasked with ensuring that these risks and opportunities are appropriately addressed. The results of these risk-management efforts are reported to the executive leadership team and are the subject of regular reports to the WEC Energy Group Board and its committees and to the Company's Board.

The Board believes that its leadership structure and WEC Energy Group’s enterprise risk management program support the risk oversight function of the Board.

Wisconsin Electric Power Company	6	2020 Annual Meeting Information Statement

How can interested parties contact the members of the Board?
Correspondence may be sent to the directors in care of the Corporate Secretary, Margaret C. Kelsey, at the Company’s principal business office, 231 W. Michigan Street, P.O. Box 2046, Milwaukee, Wisconsin 53201.

All communications received as set forth above will be opened by the Corporate Secretary for the sole purpose of confirming the contents represent a message to the Company’s directors. All communication, other than advertising, promotion of a product or service, or patently offensive material, will be forwarded promptly to the addressee.

Does the Company have a written code of ethics?
Yes. All WE and WEC Energy Group directors, executive officers, and employees, including the principal executive, financial, and accounting officers, have a responsibility to comply with WEC Energy Group’s Code of Business Conduct, to seek advice in doubtful situations, and to report suspected violations.

WEC Energy Group’s Code of Business Conduct addresses expectations for Company culture, including, among other things: non-retaliation for raising concerns; safety; diversity and inclusion; conflicts of interest; confidentiality; fair dealing; protection and proper use of Company resources, assets and information; and compliance with laws, rules and regulations (including insider trading laws). Neither WEC Energy Group nor the Company have provided any waiver to the Code for any director, executive officer, or other employee.

The Code of Business Conduct is posted in the “Governance” section of WEC Energy Group’s Website at wecenergygroup.com/govern/governance.htm. It is also available in print to any stockholder upon request in writing to the Corporate Secretary.

The Company has several ways individuals can report concerns and raise questions concerning WEC Energy Group’s Code of Business Conduct and other Company policies. As one reporting mechanism, WEC Energy Group has contracted with an independent service so that individuals can confidentially and anonymously report suspected violations of the Code of Business Conduct or other concerns, including those regarding accounting, internal accounting controls, or auditing matters.

Does the Company have policies and procedures in place to review and approve related party transactions?
Yes. All employees of WE and WEC Energy Group, including executive officers and members of the Board, are required to comply with WEC Energy Group’s Code of Business Conduct. The Code of Business Conduct addresses, among other things, how to identify and report potential conflicts of interest, including those from related-party transactions. The Code of Business Conduct lists the following as examples of potentially problematic situations: (1) family members who are a supplier, contractor or customer of the Company or work for one; (2) obtaining any financial interest in or participating in any business relationship with any company, individual or concern doing business with WEC Energy Group or any of its subsidiaries, including the Company, that might influence the individual’s decisions or job performance; (3) participating in any joint venture, partnership or other business relationship with WEC Energy Group or any of its subsidiaries, including the Company; and (4) serving as an officer or member of the board of any substantial, outside for-profit organization.

Because the WEC Energy Group Board is mindful of the expectation of its directors to devote the time necessary to carefully fulfill their fiduciary duties, the Corporate Governance Guidelines contain additional requirements for directors seeking to join other boards. For example, all WEC Energy Group directors must notify WEC Energy Group's Corporate Secretary before accepting a nomination for a position on the board of another public company and the CEO must obtain the approval of WEC Energy Group's full Board before accepting such a position.

To further backstop such discussions and approvals, every year all directors, director nominees and executive officers are required to complete a questionnaire that asks about any business relationship that may give rise to a conflict of interest and all transactions in which WEC Energy Group or one of its subsidiaries, including the Company, is involved and in which the director, director nominee or executive officer or a relative or affiliate of such director, nominee or officer has a direct or indirect material interest. The Corporate Secretary discusses the results of this diligence with the Corporate Governance Committee.

Are all the members of the WEC Energy Group Audit Committee financially literate and does the committee have an “audit committee financial expert”?
Yes. The WEC Energy Group Board of Directors has determined that all of the members of WEC Energy Group’s Audit and Oversight Committee are financially literate as required by New York Stock Exchange rules and qualify as audit committee financial experts within the meaning of SEC rules.

Wisconsin Electric Power Company	7	2020 Annual Meeting Information Statement

How does WEC Energy Group’s Compensation Committee administer the executive and director compensation programs?
One of the principal responsibilities of WEC Energy Group’s Compensation Committee (the "Compensation Committee") is to provide competitive, performance-based executive and director compensation programs.

With respect to the executive compensation program, the Compensation Committee’s responsibilities include:

•	determining and annually reviewing the Compensation Committee’s compensation philosophy;

•	reviewing and approving the compensation paid to select employees, including certain senior officers and executive officers (including base salaries, incentive compensation, and benefits);

•	establishing and administering the Chief Executive Officer and WEC Energy Group's Executive Chairman compensation packages; and

•	reviewing the results of the most recent WEC Energy Group stockholder advisory vote on compensation of WEC Energy Group's named executive officers.

The Compensation Committee is also charged with administering the compensation package of WEC Energy Group’s non-management directors. The Compensation Committee meets with the WEC Energy Group Corporate Governance Committee annually to review the compensation package of WEC Energy Group’s non-management directors and to determine the appropriate amount of such compensation. All of the Company’s current Board members are executive officers of WE and/or WEC Energy Group and are not separately compensated as directors.

The Compensation Committee, which has authority to retain advisers, including compensation consultants, at WEC Energy Group’s expense, retained Frederic W. Cook & Co., Inc. (“FW Cook”) to analyze and help develop the executive compensation program, and to assess whether the compensation program is competitive and supports the Committee’s objectives. FW Cook also assesses and provides recommendations on non-management director compensation.

FW Cook is engaged solely by the Compensation Committee to provide executive compensation consulting services, and does not provide any additional services to WEC Energy Group or the Company. In connection with its retention of FW Cook, the Compensation Committee reviewed FW Cook’s independence including: (1) the amount of fees received by FW Cook from WEC Energy Group as a percentage of FW Cook’s total revenue; (2) FW Cook’s policies and procedures designed to prevent conflicts of interest; and (3) the existence of any business or personal relationships that could impact independence. After reviewing these and other factors, the Compensation Committee determined that FW Cook is independent and the engagement did not present any conflicts of interest. FW Cook also determined that it was independent from WEC Energy Group’s and its subsidiaries’ management, which was confirmed in a written statement delivered to the Compensation Committee.

For more information regarding the executive compensation processes and procedures, please refer to the “Compensation Discussion and Analysis” later in this information statement.

Does the Board have a nominating committee?
No. Instead, as discussed under “Director Nominees” above, WE relies upon WEC Energy Group’s Corporate Governance Committee for, among other things, identifying and evaluating director nominees.

What is the process used to identify director nominees and how do I recommend a nominee to WEC Energy Group’s Corporate Governance Committee?
Please refer to the discussion under the headings “Director Nominees” and "Other Matters" earlier in this information statement.

WEC Energy Group owns all of the Company’s common stock and, as a result, WEC Energy Group’s affirmative vote is sufficient to elect director nominees. Consequently, the Board does not accept proposals from preferred stockholders regarding potential candidates for director nominees.

What is WE’s policy regarding director attendance at annual meetings?
Directors are not expected to attend the Company’s annual meetings of stockholders, as they are only short business meetings.

Wisconsin Electric Power Company	8	2020 Annual Meeting Information Statement

INDEPENDENT AUDITORS’ FEES AND SERVICES

Deloitte & Touche LLP served as the independent auditors for the Company for the last 18 fiscal years beginning with the fiscal year ended December 31, 2002. They have been selected by WEC Energy Group’s Audit and Oversight Committee (the “Audit and Oversight Committee”) as independent auditors for WEC Energy Group and its subsidiaries, including the Company, for the fiscal year ending December 31, 2020, subject to ratification by the stockholders of WEC Energy Group at WEC Energy Group’s Annual Meeting of Stockholders on May 6, 2020.

Representatives of Deloitte & Touche LLP are not expected to be present at the Company’s Annual Meeting, but are expected to attend WEC Energy Group’s Annual Meeting of Stockholders on May 6, 2020. They will have an opportunity to make a statement at WEC Energy Group’s Annual Meeting, if they so desire, and are expected to respond to appropriate questions that may be directed to them.

Pre-Approval Policy. The Audit and Oversight Committee has a formal policy delineating its responsibilities for reviewing and approving, in advance, all audit, audit-related, tax, and other services of the independent auditors. As such, the Audit and Oversight Committee is responsible for the audit fee negotiations associated with the Company’s retention of independent auditors.

The Audit and Oversight Committee is committed to ensuring the independence of the auditors, both in appearance as well as in fact. In order to assure continuing auditor independence, the Audit and Oversight Committee periodically considers whether there should be a regular rotation of the independent external audit firm. In addition, the Audit and Oversight Committee is directly involved in the selection of Deloitte & Touche LLP’s lead engagement partner.

Under the pre-approval policy, before engagement of the independent auditors for the next year’s audit, the independent auditors will submit: (1) a description of all services anticipated to be rendered, as well as an estimate of the fees for each of the services, for the Audit and Oversight Committee to approve, and (2) written confirmation that the performance of any non‑audit services is permissible and will not impact the firm’s independence. Annual pre‑approval will be deemed effective for a period of twelve months from the date of pre‑approval, unless the Audit and Oversight Committee specifically provides for a different period. A fee level will be established for all permissible, pre-approved non-audit services. Any additional audit service, audit-related service, tax service, and other service must also be pre‑approved.

The Audit and Oversight Committee delegated pre-approval authority to the Committee’s Chair. The Audit and Oversight Committee Chair is required to report any pre-approval decisions at the next scheduled Audit and Oversight Committee meeting. Under the pre-approval policy, the Audit and Oversight Committee may not delegate to management its responsibilities to pre‑approve services performed by the independent auditors.

Under the pre-approval policy, prohibited non-audit services are services prohibited by the Securities and Exchange Commission or by the Public Company Accounting Oversight Board (United States) to be performed by the Company’s independent auditors. These services include: bookkeeping or other services related to the accounting records or financial statements of the Company; financial information systems design and implementation; appraisal or valuation services; fairness opinions or contribution-in-kind reports; actuarial services; internal audit outsourcing services; management functions, or human resources, broker-dealer, investment advisor or investment banking services; legal services and expert services unrelated to the audit; services provided for a contingent fee or commission; and services related to planning, marketing, or opining in favor of the tax treatment of a confidential transaction or an aggressive tax position transaction that was initially recommended, directly or indirectly, by the independent auditors. In addition, the Audit and Oversight Committee has determined that the independent auditors may not provide any services, including personal financial counseling and tax services, to any officer or other employee of the Company who serves in a financial reporting oversight role or to the Chair of the Audit and Oversight Committee or to an immediate family member of these individuals, including spouses, spousal equivalents, and dependents.

Fee Table. The following table shows the fees, all of which were approved by the Audit and Oversight Committee, for professional audit services provided by Deloitte & Touche LLP for the audit of the annual financial statements of the Company for fiscal years 2019 and 2018 and fees for other services rendered during those periods. No fees were paid to Deloitte & Touche LLP pursuant to the “de minimus” exception to the pre-approval policy permitted under the Securities Exchange Act of 1934, as amended.

Wisconsin Electric Power Company	9	2020 Annual Meeting Information Statement

	2019	2018
Audit Fees (1)	$2,304,015	$2,266,665
Audit-Related Fees (2)	—	—
Tax Fees (3)	—	62,949
All Other Fees (4)	3,491	3,248
Total	$2,307,506	$2,332,862

(1)
Audit Fees consist of fees for professional services rendered in connection with the audits of the annual financial statements of the Company and its former subsidiary, and other non-recurring audit work. This category also includes reviews of financial statements included in Form 10-Q filings of the Company, and services normally provided in connection with statutory and regulatory filings or engagements.

(2)
Audit-Related Fees consist of fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” No such services were received from Deloitte & Touche LLP in 2019 or 2018.

(3)
Tax Fees consist of fees for professional services rendered with respect to federal and state tax compliance and tax advice. This can include preparation of tax returns, claims for refunds, payment planning, and tax law interpretation. No such services were received from Deloitte & Touche LLP in 2019.

(4)
All Other Fees consist of costs for certain employees to attend accounting/tax seminars hosted by Deloitte & Touche LLP plus the subscription cost for the use of a Deloitte & Touche LLP accounting research tool.

AUDIT AND OVERSIGHT COMMITTEE REPORT

The Audit and Oversight Committee, which is comprised solely of independent directors, oversees the integrity of the financial reporting process on behalf of the Company’s Board of Directors. In addition, the Audit and Oversight Committee oversees compliance with the Company’s legal and regulatory requirements. The Audit and Oversight Committee operates under a written charter approved by the Board of Directors of WEC Energy Group, which can be found in the “Governance” section of WEC Energy Group’s website at wecenergygroup.com/govern/governance.htm.
The Audit and Oversight Committee is also directly responsible for the appointment, compensation, retention, and oversight of the Company’s independent auditors, as well as the oversight of the Company’s internal audit function.
In order to assure continuing auditor independence, the Audit and Oversight Committee periodically considers whether there should be a regular rotation of the independent external audit firm. For 2020, the Audit and Oversight Committee has appointed Deloitte & Touche LLP to remain as the Company’s independent auditors, subject to ratification by WEC Energy Group’s stockholders. The members of the Audit and Oversight Committee and other members of WEC Energy Group’s Board believe that the continued retention of Deloitte & Touche LLP to serve as the Company’s independent external auditor is in the best interests of the Company and its stockholders.
The Audit and Oversight Committee is directly involved in the selection of Deloitte & Touche LLP’s lead engagement partner in conjunction with a mandated rotation policy and is also responsible for audit fee negotiations with Deloitte & Touche LLP.
Management is responsible for the Company’s financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles, and the system of internal controls and procedures designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and issuing a report thereon.
The Audit and Oversight Committee held six meetings during 2019. Meetings are designed to facilitate and encourage open communication among the members of the Audit and Oversight Committee, management, the internal auditors, and the Company’s independent auditors, Deloitte & Touche LLP. During these meetings, we reviewed and discussed with management, among other items, the Company’s unaudited quarterly and audited annual financial statements and the system of internal controls designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws.

Wisconsin Electric Power Company	10	2020 Annual Meeting Information Statement

We have reviewed and discussed with management and the Company’s independent auditors the Company’s audited consolidated financial statements and related footnotes for the fiscal year ended December 31, 2019, and the independent auditor’s report on those financial statements. Management represented to us that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. Deloitte & Touche LLP presented the matters required to be discussed with the Audit and Oversight Committee by PCAOB Auditing Standard No. 1301, Communications with Audit Committees. This review included a discussion with management and the independent auditors about the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company’s financial statements, as well as the disclosures relating to critical accounting policies.
In addition, we received the written disclosures and the letter relative to the auditors’ independence from Deloitte & Touche LLP, as required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit and Oversight Committee concerning independence. The Audit and Oversight Committee discussed with Deloitte & Touche LLP its independence and also considered the compatibility of non-audit services provided by Deloitte & Touche LLP with maintaining its independence.
Based on these reviews and discussions, the Audit and Oversight Committee recommended to the Company’s Board that the audited financial statements be included in Wisconsin Electric Power Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and filed with the Securities and Exchange Commission.
Respectfully submitted to Wisconsin Electric Power Company’s stockholders by the Audit and Oversight Committee.

The Audit and Oversight Committee
of WEC Energy Group, Inc.

Thomas J. Fischer, Committee Chair Barbara L. Bowles Patricia W. Chadwick Danny L Cunningham Henry W. Knueppel

Wisconsin Electric Power Company	11	2020 Annual Meeting Information Statement

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion provides an overview and analysis of our executive compensation program, including the role of WEC Energy Group’s Compensation Committee (the “Compensation Committee”), the elements of our executive compensation program, the purposes and objectives of these elements, and the manner in which we established the compensation of our named executive officers ("NEOs") for fiscal year 2019.

References to “we,” “us,” “our,” and the "Company," in this discussion and analysis mean Wisconsin Electric Power Company and its management, as applicable, and references to “WEC Energy Group” mean WEC Energy Group, Inc.

The Compensation Committee oversees the compensation program of WEC Energy Group and its subsidiaries, including the Company, on behalf of WEC Energy Group’s Board of Directors. Therefore, the Compensation Committee has responsibility for making compensation decisions regarding the NEOs of the Company. There is significant overlap between the NEOs of the Company and the NEOs of WEC Energy Group.

EXECUTIVE SUMMARY

Overview
The primary objective of our executive compensation program is to provide a competitive, performance-based plan that enables WEC Energy Group and the Company to attract and retain key individuals and to reward them for achieving both WEC Energy Group’s and the Company’s short-term and long-term goals without creating an incentive for our NEOs to take excessive risks. Our program has been designed to provide a level of compensation that is strongly dependent upon the achievement of short-term and long-term goals that are aligned with the interests of WEC Energy Group’s stockholders and the Company’s stockholders and customers. To that end, a substantial portion of pay is at risk, and generally, the value will only be realized upon strong corporate performance.

We also recognize the increasing investor desire for companies to link ESG factors to compensation. ESG initiatives are firmly entrenched in the executive compensation program. In fact, since 2004 performance metrics have included customer satisfaction, supplier and workforce diversity, and safety.

2019 Business Highlights
During 2019, WEC Energy Group continued to make excellent progress in its efforts to streamline and improve business processes, and consolidate IT infrastructure across its companies. At the same time, WEC Energy Group and its utilities, including us, achieved solid results and continued to create long-term value for stockholders and customers by focusing on the following:

• World-class reliability	• Operating efficiency	• Employee safety

• Financial discipline	• Exceptional customer care

Commitment to Stockholder Value Creation. Financially, WEC Energy Group again delivered solid earnings growth, generated strong cash flow, and increased the dividend for the 16th consecutive year. In January 2019, the WEC Energy Group Board raised the quarterly dividend 6.8% to $0.59 per share, equivalent to an annual rate of $2.36 per share. In January 2020, the WEC Energy Group Board again increased the quarterly dividend 7.2% to $0.6325 per share, which is equivalent to an annual rate of $2.53 per share, in line with WEC Energy Group’s plan to maintain a dividend payout ratio of 65% to 70% of earnings. Overall, WEC Energy Group and the Company also turned in strong performances in customer satisfaction, supplier diversity and network reliability during 2019. Our employees demonstrated their resiliency as we responded to severe storms that hit Wisconsin in July 2019, impacting more than 290,000 customers of WEC Energy Group's Wisconsin utilities, including us.

Wisconsin Electric Power Company	12	2020 Annual Meeting Information Statement

Specific achievements during 2019 of WEC Energy Group and the Company include:

2019 Financial Highlights	WEC Energy Group Diluted Earnings Per Share
• WEC Energy Group delivered solid earnings growth again, generated strong cash flow, and increased the dividend for the 16th consecutive year.

• WEC Energy Group achieved fully diluted earnings per share of $3.58. (2)

• Each of WEC Energy Group’s regulated utility subsidiaries earned its allowed rate of return, with its Wisconsin utilities, including the Company, earning their fully allowed rate of return.

• WEC Energy Group returned approximately $744.5 million to its stockholders through dividends.

• WEC Energy Group’s common stock set 48 new all-time trading highs during the year.

• In January 2020, the WEC Energy Group Board raised the quarterly dividend to $0.6325 per share, which is equivalent to an annual dividend rate of $2.53 per share.

GAAP
Adjusted (1)
$4.00
$3.50
$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
0
2015
2016
2017
2018
2019

(1) For 2017, excludes a one-time $0.65 per share gain related to a revaluation of WEC Energy Group deferred taxes as a result of the Tax Cuts and Jobs Act of 2017. For 2016 and 2015, excludes costs of $0.01 and $0.30, per share, respectively, related to WEC Energy Group’s acquisition of Integrys Energy Group. See Appendix A on Page A-1 for a full GAAP reconciliation and an explanation of why WEC Energy Group believes the presentation of adjusted earnings per share is relevant and useful to investors.

2019 Performance Highlights

•	PA Consulting Group named We Energies (the trade name of the Company and Wisconsin Gas LLC) the most reliable utility in the Midwest for the ninth year in a row.

•	WEC Energy Group met and exceeded its 2030 goal of reducing carbon emissions by 40% below 2005 levels. Given its progress, WEC Energy Group is reevaluating its long-term carbon reduction goals.

•	As part of WEC Energy Group’s generation reshaping plan, we retired the Presque Isle Power Plant, an older, less efficient coal-fired generating plant.

•
WEC Energy Group set a new long-term goal to reduce the rate of methane emissions from its natural gas distribution lines by 30% per mile from a 2011 baseline by 2030. By the end of 2019, WEC Energy Group was more than halfway toward achieving that goal.

•
WEC Energy Group and its subsidiaries, including the Company, spent an aggregate of $282.6 million with qualified minority-, women-, service-disabled- and veteran-owned businesses, the highest spending with diverse suppliers in WEC Energy Group’s history.(2)

•	All of WEC Energy Group’s major utility subsidiaries, including the Company, either met or exceeded their overall customer satisfaction targets.(2)

•
WEC Energy Group continued to grow its non-utility energy infrastructure segment, either investing or agreeing to invest in three different wind farms for a cumulative total of approximately $698 million.

•	We filed with the PSCW for approval to partner with an affiliated utility on a solar project, where we will own 100 megawatts of the output from the project.

•	We received PSCW approval to participate in two renewable energy pilot programs that could add up to a total of 185 megawatts of renewables to our portfolio.

(2) This measure is a component of our short-term incentive compensation program.

Wisconsin Electric Power Company	13	2020 Annual Meeting Information Statement

Long-Term Stockholder Returns
Over the past decade, WEC Energy Group has consistently delivered among the best total returns in the industry and did so again in 2019.

WEC Energy Group Five-Year Cumulative Return (1)	WEC Energy Group Industry Leading Total Stockholder Returns

$225
$200
$175
$150
$125
$100
12/31/14
12/31/15
12/31/16
12/31/17
12/31/18
12/31/19
WEC Energy Group
S&P 500
Custom Peer Index Group

400%
300%
200%
100%
0%
One Year
Three Year
Five Year
Ten Year
WEC Energy Group
S&P Utilities
S&P Electric
Dow Jones Utilities
Philadelphia Utility

(1)    The Five-Year Cumulative Return Chart shows a comparison of WEC Energy Group’s cumulative total return, assuming reinvestment of dividends, over the last five years had $100 been invested at the close of business on December 31, 2014. For information about the Custom Peer Index Group, see page 24 of this information statement.
Source: Bloomberg; assumes all dividends are reinvested and returns are compounded daily.

Consideration of 2019 WEC Energy Group Stockholder Advisory Vote and Stockholder Outreach
At the 2019 WEC Energy Group Annual Meeting of Stockholders, stockholders approved the compensation of the 2018 named executive officers with 92.5% of the votes cast. The Compensation Committee considered this outcome as well as the feedback received during meetings WEC Energy Group again held with many of its institutional stockholders. During 2019, WEC Energy Group communicated with stockholders representing approximately 42% of WEC Energy Group’s outstanding common stock about its environmental, social, governance and compensation practices. The Compensation Committee is always looking for ways to refine the compensation program. However, in light of the significant stockholder support the executive compensation program received in 2019 and the payout levels under the performance-based program for 2019, the Compensation Committee believes that the current compensation program is competitive, aligned with WEC Energy Group’s and our financial and operational performance goals, and in the best interests of WEC Energy Group and the Company, stockholders, and customers.

Wisconsin Electric Power Company	14	2020 Annual Meeting Information Statement

COMPONENTS OF OUR EXECUTIVE COMPENSATION PROGRAM
We have three primary elements of total direct compensation: (1) base salary; (2) annual incentive awards; and (3) long-term incentive awards consisting of a mix of WEC Energy Group performance units, stock options, and restricted stock. The Compensation Committee again retained Frederic W. Cook & Co., Inc. ("FW Cook") as its independent compensation consultant to advise the Compensation Committee with respect to the executive compensation program. The Compensation Committee generally relied upon the recommendations of FW Cook as it developed the 2019 program.

As shown in the charts below, 81% of Mr. Fletcher’s 2019 total direct compensation and an average of 76% of the other NEOs’ 2019 total direct compensation is tied to WEC Energy Group performance and is not guaranteed.

CEO 2019 TOTAL DIRECT COMPENSATION MIX	OTHER NEOs 2019 TOTAL DIRECT COMPENSATION MIX

In addition to the components of total direct compensation identified above, retirement programs are another important component of our compensation program.

To the extent feasible, WEC Energy Group believes it is important that the compensation program not dilute the interests of WEC Energy Group’s current stockholders. Therefore, WEC Energy Group currently uses open-market purchases to satisfy benefit plan obligations, including the exercise of stock options and vesting of restricted stock.

This Compensation Discussion and Analysis contains a more detailed discussion of each of the above components for 2019, including FW Cook’s recommendations with respect to each component.

Wisconsin Electric Power Company	15	2020 Annual Meeting Information Statement

Compensation Governance and Practices
The Compensation Committee annually reviews and considers the Company’s compensation policies and practices to ensure our executive compensation program aligns with our compensation philosophy. Highlighted below is an overview of our current compensation practices.

What We Do

• Our compensation program focuses on key Company results (financial, safety, customer satisfaction, diversity) that are aligned with WEC Energy Group’s and our strategic goals.
• A substantial portion of compensation is at risk and tied to WEC Energy Group and Company performance.
• WEC Energy group includes ESG metrics in the compensation program.
• The compensation program has a long-term orientation aligned with WEC Energy Group stockholder interests.
•  The Compensation Committee retains an independent compensation consultant to help design the compensation program and determine competitive levels of pay.
• The Compensation Committee's independent compensation consultant reviews competitive employment market data from two general industry surveys and a comparison group of companies similar to WEC Energy Group.
• We have a clawback policy that provides for the recoupment of incentive-based compensation. (page 25)
• Annual incentive-based compensation contains multiple, pre-established performance metrics aligned with WEC Energy Group’s and the Company’s stockholder and customer interests. (page 20)

• The WEC Energy Group Performance Unit Plan award payouts (including dividend equivalents) are based on WEC Energy Group stockholder return as compared to an appropriate peer group and Additional Performance Measure(s), selected by the Compensation Committee. (page 21)
• The WEC Energy Group Performance Unit Plan requires a separation from service following a change in control for award vesting to occur. (page 24)
• Equity award and other benefit plan obligations are satisfied through open market purchases of WEC Energy Group common stock.
• Meaningful WEC Energy Group stock ownership levels are required for senior executives. (page 25)
• Ongoing engagement with investors takes place to ensure that compensation practices are responsive to WEC Energy Group stockholder interests.
• We prohibit hedging and pledging of WEC Energy Group common stock. (page 26)
• We prohibit entry into any new arrangements that obligate WEC Energy Group or the Company to pay directly or reimburse individual tax liability for benefits provided. (page 26)
• We prohibit repricing of WEC Energy Group stock options without WEC Energy Group stockholder approval.

Competitive Benchmarking
As a general matter, we believe the labor market for WEC Energy Group executive officers is consistent with that of general industry. Although we recognize our business is focused on the energy services industry, our goal is to have an executive compensation program that will allow us to be competitive in recruiting the most qualified candidates to serve as executive officers of WEC Energy Group and the Company, including individuals who may be employed outside of the energy services industry. Further, in order to retain top performing executive officers, we believe our compensation practices must be competitive with those of general industry.
To confirm that our annual executive compensation is competitive with the market, FW Cook reviewed the 2019 general industry executive compensation survey data obtained from Willis Towers Watson and Aon Hewitt. FW Cook also analyzed the compensation data from a peer group of 18 companies similar to WEC Energy Group in size and business model. The methodology used by FW Cook to determine the peer group of companies is described below.
FW Cook started with U.S. companies in the Standard & Poor’s database, and then limited those companies to the same line of business as WEC Energy Group as indicated by the Global Industry Classification Standards. This list of companies was then further limited to companies with revenues between $2.5 billion and $24 billion (approximately one- third to three times the size of WEC Energy Group’s revenues), and that were within a reasonable size range in various other measures such as operating income, total assets, total employees, and market capitalization. From this list, FW Cook selected companies similar in overall size to WEC Energy Group with consideration given to companies that met one or more of the following criteria:

•	Diversified, technically sophisticated utility operations (e.g., multiple utilities, electric utilities);

•	Minimal non-regulated business; and/or

•	Operates in the Midwest.

Wisconsin Electric Power Company	16	2020 Annual Meeting Information Statement

These criteria resulted in a comparison group of 18 companies with median revenues and market capitalization of approximately $10.6 billion and $17 billion, respectively.
The comparison group utilized for purposes of 2019 compensation includes the same companies as the previous year’s comparison group, and was comprised of the 18 companies listed below.

• Alliant Energy Corporation • Ameren Corporation • American Electric Power Company • CMS Energy Corporation • CenterPoint Energy	• Consolidated Edison, Inc. • DTE Energy Co. • Edison International • Entergy Inc. • Eversource Energy	• FirstEnergy Corp. • NiSource Inc. • PG&E Corporation • PPL Corp. • Pinnacle West Capital Corp.	• SCANA Corporation • The Southern Company • Xcel Energy Inc.

The Compensation Committee approved this comparison group.

DETERMINATION OF MARKET MEDIAN
In order to determine the “market median” for our NEOs, FW Cook recommended that the survey data from Willis Towers Watson and Aon Hewitt receive a 75% weighting and the comparison group of 18 companies receive a 25% weighting. The Compensation Committee agreed with this recommendation. The survey data received a higher weighting because we consider the labor market for our executives to be consistent with that of general industry. Using this methodology, FW Cook recommended, and the Compensation Committee approved, the appropriate market median for each of our NEOs.
The comparison of each component of compensation with the appropriate market median when setting the compensation levels of our NEOs generally drives the allocation of cash versus non-cash compensation and short-term versus long-term incentive compensation.

ANNUAL BASE SALARY
The annual base salary component of our executive compensation program provides each executive officer with a fixed level of annual cash compensation. We believe that providing annual cash compensation through a base salary is an established market practice and is a necessary component of a competitive compensation program.
Based upon the market data analyzed by FW Cook, we generally target base salaries to be at or near the market median for each NEO. However, the Compensation Committee may, in its discretion, set base salaries at a different amount when the Compensation Committee deems it appropriate.
Actual salary determinations are made taking into consideration factors such as the relative levels of individual experience, performance, responsibility, market compensation data and contribution to the results of WEC Energy Group’s and the Company’s operations. At the beginning of each year, the WEC Energy Group CEO develops a list of goals for WEC Energy Group and its subsidiaries, including the Company, and their employees to achieve during the upcoming year. At the end of the year, the CEO measures the performance of WEC Energy Group and the Company against each stated goal and reports the results to the WEC Energy Group Board. The Compensation Committee then takes WEC Energy Group’s and the Company’s performance into consideration when establishing the CEO’s compensation for the upcoming year. The CEO undertakes a similar process with the other NEOs, who develop individual goals related to the achievement of WEC Energy Group’s and the Company’s goals developed by the CEO. At the end of the year, each officer’s performance is measured against these goals. Compensation recommendations and determinations for the upcoming year for each executive officer take into consideration the level of such performance. Upon separation of the offices of CEO and Chairman, the Compensation Committee began establishing the Chairman's salary.
2019 Salary Determination Process
Mr. Klappa, who was CEO of WEC Energy Group and the Company until February 1, 2019, developed the 2019 goals with significant input from Mr. Fletcher who assumed the CEO role at WEC Energy Group and the Company on that date. Mr. Klappa and Mr. Fletcher continue to work together to establish the Company’s goals.

Regarding 2019 salaries, in recognition of Mr. Fletcher’s appointment to President and Chief Executive Officer of WEC Energy Group, the Compensation Committee increased his annual base salary to $1,004,000. Also, in connection with Mr. Klappa’s appointment to Executive Chairman of WEC Energy Group, he entered into a written agreement with WEC Energy Group for his 2019 compensation, which was approved by the Compensation Committee. Pursuant to the terms of the letter agreement, Mr. Klappa’s 2019 annual base salary was set at $1,000,000, effective February 1, 2019.
With respect to the 2019 salaries of the remaining NEOs, in December 2018, Mr. Klappa, who was CEO of WEC Energy Group and the Company at the time, recommended annual base salaries to the Compensation Committee based upon a review of the market compensation data provided by FW Cook and the other factors described above. The Compensation Committee

Wisconsin Electric Power Company	17	2020 Annual Meeting Information Statement

approved the recommendations, which represented an average increase in annual base salary of approximately 4.5% for Messrs. Lauber, Garvin and Metcalfe, and Ms. Kelsey. After taking these adjustments into account the annual base salary of each NEO was at or near the market median.

ANNUAL CASH INCENTIVE COMPENSATION
We provide annual cash incentive compensation through WEC Energy Group’s Short-Term Performance Plan (“STPP”). The STPP provides for annual cash awards to NEOs based upon the achievement of pre-established stockholder-, customer-, and employee- focused objectives. All payments under the STPP are at risk. Payments are made only if performance goals are achieved, and awards may be less or greater than targeted amounts based upon actual performance. Payments under the STPP are intended to reward achievement of short-term goals that contribute to WEC Energy Group stockholder and customer (including our customers) value, as well as individual contributions to successful operations.

2019 Target Awards. Each year, the Compensation Committee approves a target level of compensation under the STPP for each of our NEOs. This target level of compensation is expressed as a percentage of base salary.

Effective February 1, 2019, the target award level for Mr. Fletcher was increased to 125% of base salary in recognition of his appointment to President and Chief Executive Officer of WEC Energy Group. Therefore, Mr. Fletcher’s STPP payout level reflects a 90% target level for January 2019 and a 125% target level for February through the remainder of 2019. Also effective February 1, 2019, Mr. Klappa’s target award level was set at 100% of base salary in recognition of Mr. Fletcher succeeding Mr. Klappa as CEO and Mr. Klappa’s appointment to Executive Chairman of WEC Energy Group. Therefore, Mr. Klappa’s STPP payout level reflects a 120% target level for one month and a 100% target level for the remainder of the year.

The year-end 2019 target awards for each NEO (other than Messrs. Fletcher and Klappa, who are discussed above) are set forth in the chart below.

Executive Officer	Target STPP Award as a Percentage of Base Salary
Mr. Lauber	80%
Ms. Kelsey	75%
Mr. Garvin	65%
Mr. Metcalfe	70%

The target award levels of each NEO above reflect median incentive compensation practices as indicated by the market data.

For 2019, the possible payout for any NEO ranged from 0% of the target award to 210% of the target award, based upon performance.

2019 Financial Goals under the STPP. The Compensation Committee adopted the 2019 STPP with a continued principal focus on financial results. In December 2018, the Compensation Committee approved WEC Energy Group’s earnings per share (75% weight) and cash flow (25% weight) as the primary performance measures to be used in 2019. For those officers whose positions primarily relate to utility operations in Wisconsin the Compensation Committee approved WEC Energy Group’s earnings per share (25% weight) and cash flow (25% weight), as well as aggregate net income of WEC Energy Group’s Wisconsin utility operations (50% weight), as the primary performance measures to be used in 2019. We believe earnings per share and cash flow are key indicators of financial strength and performance, and are recognized as such by the investment community. Utility net income is an important financial measure as it is an indicator of the return on equity earned by WEC Energy Group’s utilities, including us, and in order to meet WEC Energy Group’s earnings per share targets it is important that the utilities earn at or close to their allowed rates of return.

In January 2019, the Compensation Committee approved the performance goals under the STPP for WEC Energy Group’s earnings per share as set forth in the chart below.

Earnings Per Share Performance Goal	Earnings Per Share CAGR	Payout Level
$3.38	3.0%	25%
$3.41	4.0%	50%
$3.45	5.2%	100%
$3.48	6.1%	135%
$3.52	7.3%	200%

If WEC Energy Group’s performance falls between these levels, the payout level with respect to earnings per share is determined by interpolating on a straight line basis the appropriate payout level.

Wisconsin Electric Power Company	18	2020 Annual Meeting Information Statement

WEC Energy Group’s growth plan, which has been communicated to the public, calls for a long-term compound annual growth rate (“CAGR”) in earnings per share of 5.0% to 7.0%. At the time the Compensation Committee was establishing targets for 2019, this CAGR was measured off a 2018 base of $3.28 per share, which represented the mid-point of the original 2018 annual earnings guidance. We believe that this CAGR, plus WEC Energy Group’s continued growth in dividends, supports a premium valuation as compared to WEC Energy Group’s peers. In order to further motivate management, the Compensation Committee determined that target and maximum payout levels should exceed the low and high ends of the 5.0% to 7.0% CAGR growth plan. Therefore, the target (100%) and maximum payout levels (200%) were tied to 5.2% and 7.3% CAGRs, respectively. The Compensation Committee tied the above-target payout level to achievement of a 6.1% CAGR.

In January 2019, the Compensation Committee approved the performance goals under the STPP for WEC Energy Group’s cash flow as set forth in the chart below ($ in millions).

Cash Flow	Payout Level
$1,750	25%
$1,800	50%
$1,850	100%
$1,900	135%
$2,000	200%

If WEC Energy Group’s performance falls between these levels, the payout level with respect to cash flow is determined by interpolating on a straight-line basis the appropriate payout level.

The Compensation Committee based the cash flow performance level goals on WEC Energy Group’s funds from operations (“FFO”). FFO is calculated by taking “cash provided by operating activities” and eliminating certain accruals and other items related to capital spending. GAAP requires these items to be recorded as part of cash from operations, but management views them as related to WEC Energy Group’s capital expenditure program. The Compensation Committee believes that basing the cash flow performance goals on FFO provides a more accurate measurement of the cash generated by WEC Energy Group’s operations that is available for capital investment, which is WEC Energy Group’s and the Company’s primary driver for earnings growth. FFO is not a measure of financial performance under GAAP, and our calculation may differ from similarly titled measures used by other companies or securities rating agencies.

In January 2019, the Compensation Committee approved the performance goals under the STPP for the Wisconsin utilities’ net income (based upon WEC Energy Group’s earnings per share performance goals) as set forth in the chart below ($ in millions).

Net Income	Weighted Return on Equity	Payout Level
$623	9.92%	25%
$628	10.00%	50%
$633	10.08%	100%
$638	10.15%	135%
$646	10.27%	200%

2019 Financial Performance under the STPP. In January 2020, the Compensation Committee reviewed actual performance for 2019 against the financial and operational performance goals established under the STPP, subject to final audit.
WEC Energy Group’s 2019 financial performance satisfied the maximum payout level established for earnings per share, cash flow, and net income for the Wisconsin utilities. WEC Energy Group’s earnings per share were $3.58 for 2019. WEC Energy Group’s cash flow, based on FFO, was $2,396 million, and the Wisconsin utilities’ net income was $649.9 million for 2019. WEC Energy Group’s cash flow result is not a measure of financial performance under GAAP.
By satisfying the maximum payout level with respect to these financial measures, the NEOs earned 200% of the target award from the financial goal component of the STPP.
2019 WEC Energy Group Operational Goals and Performance under the STPP. The Compensation Committee recognizes the importance of integrating ESG initiatives into the compensation program. Therefore, similar to prior years, in December 2018 and January 2019, the Compensation Committee also approved operational performance measures and targets under the STPP that promote certain WEC Energy Group and the Company's ESG priorities. The Compensation Committee identified commitment to customer satisfaction, supplier and workforce diversity, and safety as critical to the success of WEC Energy Group and the Company. For that reason, annual incentive awards could be increased or decreased by up to 10% of the actual award based upon WEC Energy Group’s performance in the operational areas of customer satisfaction (5% weight), safety (2.5% weight), and supplier and workforce diversity (2.5% weight).

Wisconsin Electric Power Company	19	2020 Annual Meeting Information Statement

The Compensation Committee measures customer satisfaction levels for WEC Energy Group based upon the results of surveys that an independent third party conducts of customers who had direct contact with WEC Energy Group’s utilities during the year, which measure (i) customers’ satisfaction with the respective utility overall, and (ii) customers’ satisfaction with respect to the particular transactions with the applicable utility. Safety is measured based upon WEC Energy Group’s performance against the number of lost time injuries and OSHA recordable incidents. In the past few years, safety was also measured against the number of Near Miss/Unsafe Condition (“NMUC”) Reports filed. Although NMUC reporting continues to be an important tool to mitigate safety risks, the reports do not measure the severity of the unsafe condition. WEC Energy Group and the Company continue to track NMUC reports as well as other initiatives aimed at identifying and rectifying safety concerns but do not tie NMUC metrics themselves to pay.
The operational performance measures are based upon recommendations from management and take into consideration both current-year performance and WEC Energy Group’s longer-term objective of achieving top quartile performance of all of its principal utilities, including us. The Compensation Committee reviews management's recommendations and may make adjustments to the performance measures if it determines changes are necessary. The following table provides the operational goals approved by the Compensation Committee for 2019, as well as WEC Energy Group’s performance (which includes the Company’s performance) against these goals:

Operational Measure	Below Goal	Goal	Above Goal	Final Result
Customer Satisfaction Percentage of "Highly Satisfied":	-5.00%	0.00%	+5.00%
Company	<77.1%	77.1% - 80.0%	>80.0%	80.5%
Transaction	<80.9%	80.9% - 83.5%	>83.5%	82.7%
Safety:	-2.50%	0.00%	+2.50%
Lost Time Injury - Incidents	>54	33 - 54	<33	43
OSHA Recordable - Incidents	>182	128 - 182	<128	197
Diversity:	-2.50%	0.00%	+2.50%
Supplier ($ in Millions)	<221.9	221.9 - 250.8	>250.8	282.6
Workforce - Assessment	Not Met	Met	Exceeded	Met

Based on the operational results listed in the table above, WEC Energy Group’s performance with respect to operational goals generated a 2.5% increase to the compensation awarded under the STPP for 2019 for financial results.

2019 Wisconsin Utilities Operational Goals and Performance under the STPP. For those officers whose positions in 2019 primarily related to utility operations in Wisconsin, STPP awards could be increased or decreased by up to 10% based upon performance in the operational areas of customer satisfaction (5% weight), safety (2.5% weight), and supplier diversity (1.25% weight) for WEC Energy Group’s Wisconsin utility operations (including the Company), as well as WEC Energy Group’s performance in the operational area of workforce diversity (1.25% weight).
The Compensation Committee measures customer satisfaction levels based upon the results of surveys that an independent third party conducts of customers who had direct contact with WEC Energy Group’s Wisconsin utilities, including us, during the year, which measure (i) customers’ satisfaction with the specific Wisconsin utility overall, and (ii) customers’ satisfaction with respect to their particular transactions with their specific utility. Safety is measured based upon performance against the number of lost time injuries and OSHA recordable incidents. As explained above, starting in 2019, the Company no longer ties NMUC metrics to pay.
The following table provides the operational goals approved by the Compensation Committee for 2019 for WEC Energy Group’s Wisconsin utility operations, as well as the performance against these goals:

Operational Measure	Below Goal	Goal	Above Goal	Final Result
Customer Satisfaction Percentage of "Highly Satisfied":	-5.00%	0.00%	+5.00%
Company	<79.1%	79.1% - 82.0%	>82.0%	82.3%
Transaction	<82.6%	82.6% - 85.2%	>85.2%	84.0%
Safety:	-2.50%	0.00%	+2.50%
Lost Time Injury - Incidents	>23	13 - 23	<13	15
OSHA Recordable Incidents	>96	69 - 96	<69	109
Diversity:	-2.50%	0.00%	+2.50%
Supplier ($ in Millions)	<115.0	115.0 - 128.0	>128.0	126.0
Workforce - Assessment	Not Met	Met	Exceeded	Met

Wisconsin Electric Power Company	20	2020 Annual Meeting Information Statement

Based upon the operational results listed in the table above, the Wisconsin utilities’ performance with respect to operational goals generated a 1.25% increase to the compensation awarded under the STPP for 2019.
Based upon performance against the financial and operational goals established by the Compensation Committee, Mr. Fletcher received annual incentive cash compensation under the STPP of $2,433,884 for 2019. This represented 249% of his annual base salary. Messrs. Klappa, Lauber, Garvin, and Metcalfe, and Ms. Kelsey, each received annual cash incentive compensation for 2019 under the STPP equal to 207%, 162%, 143%, 141%, and 152% of their respective annual base salaries, representing 202.50% of the target award for each officer, other than Mr. Metcalfe, whose incentive compensation payout was 201.25% of his target award.
The Compensation Committee retains the right to exercise discretion in adjusting awards under the STPP when it deems appropriate. In light of Mr. Garvin's significant individual contributions and commitment to advancing WEC Energy Group's legislative and regulatory matters in all four state jurisdictions, the Compensation Committee increased Mr. Garvin's 2019 total award.

LONG-TERM INCENTIVE COMPENSATION
The Compensation Committee administers WEC Energy Group’s 1993 Omnibus Stock Incentive Plan, amended and restated effective January 1, 2016, which is a WEC Energy Group stockholder-approved, long-term incentive plan designed to link the interests of our executives and other key employees of WEC Energy Group and the Company to creating long-term stockholder value. It allows for various types of awards tied to the performance of WEC Energy Group’s common stock, including WEC Energy Group stock options, stock appreciation rights, and restricted stock. The Compensation Committee also administers the WEC Energy Group Performance Unit Plan, under which the Compensation Committee may award performance units. The Compensation Committee primarily uses WEC Energy Group (1) performance units, including dividend-equivalents, (2) stock options, and (3) restricted stock to deliver long-term incentive opportunities.

Performance Units. Each year, the Compensation Committee makes annual grants of WEC Energy Group performance units under the Performance Unit Plan. The performance units are designed to provide a form of long-term incentive compensation that aligns the interests of management with those of a typical utility stockholder who is focused not only on stock price appreciation but also on dividends. Payouts are based upon WEC Energy Group’s level of “total stockholder return” (stock price appreciation plus reinvested dividends) in comparison to a peer group of companies over a three-year performance period, and may be adjusted based upon WEC Energy Group’s performance against one or more Additional Performance Measures. The performance units are settled in cash.

Selection of Additional Performance Measure(s). “Additional Performance Measure” is defined as the performance criterion or criteria (if any) that the Compensation Committee selects, in its sole discretion, based upon the attainment of specific levels of performance by WEC Energy Group. Performance units vest in an amount between 0% and 175% of the target award based upon WEC Energy Group’s comparative total stockholder return over a three-year performance period. However, the vesting percentage may be adjusted based upon WEC Energy’s performance against the Additional Performance Measure(s). The Additional Performance Measure(s), if any, must be selected by the Compensation Committee at the beginning of the three-year performance period. For each year during the performance period, the Compensation Committee will select the target(s) for the Additional Performance Measure(s) and the potential adjustment to the vesting percentage for that year based upon achievement of the Additional Performance Measure(s) relative to the selected target(s). The actual adjustment, if any, to the vesting percentage based upon the Additional Performance Measure(s) will be determined annually. In no event will any adjustment cause the vesting percentage over the three-year performance period to be less than zero.

Short-Term Dividend Equivalents. We increase the number of unvested performance units as of any date that WEC Energy Group declares a cash dividend on its common stock by the amount of short-term dividend equivalents a participant is entitled to receive. Short-term dividend equivalents are calculated by multiplying (a) the number of unvested performance units held by a plan participant as of the related dividend record date by (b) the amount of cash dividend payable by WEC Energy Group on a share of its common stock; and (c) dividing the result by the closing price for a share of WEC Energy Group’s common stock on the dividend payment date. In effect, short-term dividend equivalents are credited and accumulated as reinvested dividends on each performance unit so that the performance units and accumulated dividends will be paid out at the end of the three-year performance period, rather than paying out the dividend equivalents annually on unearned performance units.

Short-term dividend equivalents are treated as additional unvested performance units and are subject to the same vesting, forfeiture, payment, termination, and other terms and conditions as the original performance units to which they relate. In addition, outstanding short-term dividend equivalents are treated as unvested performance units for purposes of calculating future short-term dividend equivalents.

Wisconsin Electric Power Company	21	2020 Annual Meeting Information Statement

Stock Options. Each year, the Compensation Committee also makes annual WEC Energy Group stock option grants as part of the long-term incentive program. These stock options have an exercise price equal to the fair market value of WEC Energy Group’s common stock on the date of grant and expire on the 10th anniversary of the grant date. Since management benefits from a stock option award only to the extent WEC Energy Group’s stock price appreciates above the exercise price of the stock option, stock options align the interests of management with those of WEC Energy Group stockholders in attaining long-term stock price appreciation.

Restricted Stock. The Compensation Committee also awards WEC Energy Group restricted stock as part of the long-term incentive plan, consistent with market practice. Similar to performance units, restricted stock aligns the interests of management with a typical utility stockholder who is focused on stock price appreciation and dividends.

Aggregate 2019 Long-Term Incentive Awards. Generally, when establishing the target value of long-term incentive awards and the appropriate mix of WEC Energy Group performance units, stock options, and restricted stock for each NEO, the Compensation Committee reviews the market compensation data and analysis provided by FW Cook. Based upon FW Cook’s analysis, for 2019 the Compensation Committee determined that the long-term incentive awards would be weighted 65% performance units, 20% stock options, and 15% restricted stock for Messrs. Fletcher, Lauber, Garvin, and Metcalfe, and Ms. Kelsey. Target values also were presented to and approved by the Compensation Committee in December 2018.

With respect to Mr. Klappa, after consultation with FW Cook, the Compensation Committee determined that his long-term incentive award would be weighted 80% restricted stock and 20% stock options. At the time, there had not yet been a determination as to the duration of Mr. Klappa’s tenure with WEC Energy Group and the Company other than it would likely be shorter than the other executive officers. Since the vesting percentage of performance units is based upon WEC Energy Group’s total stockholder return over a three-year period, the Compensation Committee determined that performance units would not accurately reflect the contributions of Mr. Klappa to the success of WEC Energy Group and the Company over a shorter period of time.

Based upon the market data provided by FW Cook, we customarily target the long-term incentive award to be at or near the market median value of long-term incentive compensation for each executive officer’s position. All of the NEOs’ long-term incentive awards were within this target range for 2019.

2019 Stock Option Grants. In December 2018, the Compensation Committee approved the grant of WEC Energy Group stock options to each of our NEOs and established an overall pool of options that were granted to approximately 200 other employees. The option grants to the NEOs were made effective January 2, 2019, the first trading day of 2019. The options were granted with an exercise price equal to the average of the high and low prices reported on the NYSE for shares of WEC Energy Group common stock on the grant date. The options were granted in accordance with WEC Energy Group’s standard practice of making annual stock option grants effective on the first trading day of each year, and the timing of the grants was not tied to the timing of any release of material information.

These stock options have a term of 10 years and vest 100% on the third anniversary of the date of grant. The vesting of the stock options may be accelerated in connection with a change in control of WEC Energy Group or an executive officer’s termination of employment under certain circumstances. See “Potential Payments upon Termination or Change in Control” beginning on page 38 for additional information. Subject to the limitations of WEC Energy Group’s 1993 Omnibus Stock Incentive Plan, the Compensation Committee has the power to amend the terms of any option (with the participant’s consent). However, the Committee may not reduce the exercise price of existing options or cancel outstanding options and grant replacement options having a lower exercise price without WEC Energy Group stockholder approval.

For purposes of determining the appropriate number of options to grant to a particular NEO, the value of an option was determined based upon the Black-Scholes option pricing model. We use the Black-Scholes option pricing model for purposes of the compensation valuation. The following table provides the number of options granted to each NEO in 2019:

Executive Officer	Options Granted
Mr. Fletcher	44,825
Mr. Klappa	33,180
Mr. Lauber	30,560
Ms. Kelsey	20,147
Mr. Garvin	14,931
Mr. Metcalfe	12,736

For financial reporting purposes, the stock options granted on January 2, 2019 had a grant date fair value of $8.60 per option.

Wisconsin Electric Power Company	22	2020 Annual Meeting Information Statement

2019 Restricted Stock Awards. In December 2018, the Compensation Committee also approved the grant of restricted stock to each of our NEOs and established an overall pool of restricted stock that was granted to approximately 200 other employees. The grants to the NEOs were also made effective January 2, 2019. Other than the shares granted to Mr. Klappa, the restricted stock vests in three equal annual installments beginning on January 2, 2020. The shares of restricted stock granted to Mr. Klappa vest in full on the one year anniversary of the grant date, reflecting the shorter tenure the Committee expected for Mr. Klappa as compared to the other NEOs.

The vesting of the restricted stock may be accelerated in connection with a termination of employment due to a change in control of WEC Energy Group, death or disability, or by action of the Compensation Committee. Mr. Klappa’s restricted stock also fully vested if he resigned for “good reason,” defined as a material diminution in his authority, duties or responsibilities, including, but not limited to, WEC Energy Group’s appointment of a successor Chief Executive Officer. See “Potential Payments upon Termination or Change in Control” beginning on page 38 for additional information. Tax withholding obligations related to vesting may be satisfied, at the option of the executive officer, by withholding shares otherwise deliverable upon vesting or by cash. The NEOs have the right to vote the restricted stock and to receive cash dividends when WEC Energy Group pays a dividend to its stockholders.

For purposes of determining the appropriate number of shares of restricted stock to grant to a particular NEO, the Compensation Committee used a value of $73.86 per share. This value was based upon the volume weighted price of WEC Energy Group’s common stock for the ten trading days beginning on November 30, 2018, and ending on December 14, 2018. The Compensation Committee uses the volume-weighted price in order to minimize the impact of day-to-day volatility in the stock market.

The measurement period is customarily early- to mid-December for annual awards in order to shorten the timeframe between the calculation of the awards and the actual grant date. The following table provides the number of shares of restricted stock granted to each NEO in 2019:

Executive Officer	Restricted Stock Granted
Mr. Fletcher	3,909
Mr. Klappa	15,434
Mr. Lauber	2,665
Ms. Kelsey	1,757
Mr. Garvin	1,302
Mr. Metcalfe	1,111

2019 Performance Units. In 2019, the Compensation Committee granted performance units to each of our NEOs (other than Mr. Klappa) and approved a pool of performance units that were granted to approximately 200 other employees. With respect to the 2019 performance units, the amount of the benefit that ultimately vests will be dependent upon WEC Energy Group’s total stockholder return over a three-year period ending December 31, 2021, as compared to the total stockholder return of the custom peer group described below. Total stockholder return is the calculation of total return (stock price appreciation plus reinvestment of dividends) based upon an initial investment of $100 and subsequent $100 investments at the end of each quarter during the three-year performance period. However, the vesting percentage may be adjusted based upon WEC Energy Group’s performance against the Additional Performance Measure. For the 2019 performance unit awards, the Compensation Committee selected performance against the weighted average authorized return on equity of all WEC Energy Group’s utility subsidiaries, including us, as the Additional Performance Measure.

Upon vesting, the performance units will be settled in cash in an amount determined by multiplying the number of performance units that have vested by the closing price of WEC Energy Group’s common stock on the last trading day of the performance period.

The 2019 performance unit peer group against which WEC Energy Group's performance will be measured originally included:

• Alliant Energy Corporation	• DTE Energy Co.	• FirstEnergy Corp.	• SCANA Corporation
• Ameren Corporation	• Duke Energy Corp.	• NiSource Inc.	• The Southern Company
• American Electric Power Company	• Edison International	• OGE Energy Corp.	• Xcel Energy Inc.
• CMS Energy Corporation	• Eversource Energy	• PG&E Corporation
• Consolidated Edison, Inc.	• Evergy, Inc.	• Pinnacle West Capital Corp.

Wisconsin Electric Power Company	23	2020 Annual Meeting Information Statement

The peer group is chosen by the Compensation Committee, based upon management’s recommendation and with the concurrence of FW Cook. This peer group was chosen because we believe these companies are similar to WEC Energy Group in terms of business model and long-term strategies, with a primary focus on regulated utility operations rather than a non-regulated business model. There is significant overlap between the performance unit peer group and the comparison group developed by FW Cook for purposes of benchmarking compensation levels. However, there are several companies that are different among the two groups because FW Cook places significant weight on the financial metrics of the companies included in its comparison group, whereas we focus more on operational measures for the performance unit peer group.

In January 2019, the Compensation Committee determined that SCANA Corporation should be removed from the custom peer group for the outstanding 2017-2019 performance unit awards, and should not be included in any future peer groups. On January 2, 2019, SCANA Corporation was acquired by Dominion Energy, Inc. As a result, SCANA Corporation is no longer a public company. This action is consistent with the Compensation Committee’s past decisions to adjust the peer group to account for the impact of mergers and acquisitions.

The required percentile ranking for total stockholder return and the applicable vesting percentage are set forth in the chart below.

Performance Percentile Rank	Vesting Percent
< 25th Percentile	0%
25th Percentile	25%
Target (50th Percentile)	100%
75th Percentile	125%
90th Percentile	175%

If WEC Energy Group’s rank is between the benchmarks identified above, the vesting percentage will be determined by interpolating on a straight line basis the appropriate vesting percentage. Unvested performance units generally are immediately forfeited upon a NEO’s cessation of employment with WEC Energy Group prior to completion of the three-year performance period. However, the performance units will vest immediately at the target 100% rate upon the termination of the NEO’s employment (1) by reason of disability or death or (2) after a change in control of WEC Energy Group. In addition, a prorated number of performance units (based upon the target 100% rate) will vest upon the termination of employment of the NEO by reason of retirement prior to the end of the three-year performance period.

In response to feedback WEC Energy Group received from stockholders, the Compensation Committee amended the Performance Unit Plan, effective January 1, 2017, to provide for an Additional Performance Measure. Similar to the performance units awarded in 2017 and 2018, the Additional Performance Measure for the 2019 performance unit awards is the weighted average authorized return on equity (“ROE”) of all WEC Energy Group’s utility subsidiaries, including us. In order for WEC Energy Group to meet its earnings per share targets, it is important that WEC Energy Group’s utilities (including the Company) earn at or close to their allowed rates of return. WEC Energy Group’s performance against this measure may increase or decrease the vesting percentage of the performance units up to 10% over the three-year performance period. For the 2017, 2018, and 2019 performance awards, the ROE targets and potential adjustments were set as follows for 2019:

If Actual Annual ROE is	The Annual Adjustment is	ROE Ranges
≤ 20 bp below the Authorized ROE	+ 3.33%	≥ 9.70%
21 - 30 bp below the Authorized ROE	0%	9.69% - 9.60%
> 30 bp below the Authorized ROE	(3.33)%	< 9.60%

WEC Energy Group's utility subsidiaries achieved a weighted average authorized ROE of 10.34% for 2019. This resulted in a 3.33% increase in the vesting percentage of the performance units awarded in January 2019, January 2018 and January 2017.

For purposes of determining the appropriate number of performance units to grant to a particular NEO, the Compensation Committee used a value of $73.86 per unit, the same value used for the restricted stock granted in January 2019.

The following table provides the number of performance units granted to each NEO effective January 2, 2019, at the 100% target level:

Wisconsin Electric Power Company	24	2020 Annual Meeting Information Statement

Executive Officer	Performance Units Granted
Mr. Fletcher	16,941
Mr. Klappa	—
Mr. Lauber	11,550
Ms. Kelsey	7,614
Mr. Garvin	5,643
Mr. Metcalfe	4,813
2019 Payouts under Previously Granted Long-Term Incentive Awards. In 2017, the Compensation Committee granted WEC Energy Group performance unit awards to participants in the Performance Unit Plan. The terms of the performance units granted in 2017 were substantially similar to those of the performance units granted in 2019 described above. The required percentile ranks for total stockholder return and related vesting schedule were identical to that of the 2019 performance units.

Payouts under the 2017 performance units were based upon WEC Energy Group’s total stockholder return for the three-year performance period ended December 31, 2019 against the same group of peer companies used for the 2019 performance unit awards. The peer group for the 2017 performance unit awards originally included Great Plains Energy, Inc., which combined with Westar Energy, Inc. on June 4, 2018 in a merger of equals that created Evergy, Inc. As a result, the Compensation Committee replaced Great Plains Energy, Inc. with Evergy, Inc. in the 2017 peer group. Also, as stated above, SCANA Corporation was removed from the 2017 - 2019 peer groups.

WEC Energy Group’s total stockholder return was at the 94th percentile of the peer group for the three-year performance period ended December 31, 2019, resulting in the performance units vesting at a level of 175%. The cumulative three-year impact of performance against the Additional Performance Measure was a 10% increase in the vesting percentage of the performance units for a total vesting level of 185%. The actual payouts were determined by multiplying the number of vested performance units by the closing price of WEC Energy Group common stock ($92.23) on December 31, 2019, the last trading day of the performance period. The actual payout to each NEO (other than Mr. Klappa and Ms. Kelsey, who did not have any 2017 performance units outstanding) is reflected in the “Option Exercises and Stock Vested for Fiscal Year 2019” table.

COMPENSATION RECOUPMENT POLICY
Accountability is a fundamental value of WEC Energy Group and the Company. To reinforce this value through the executive compensation program, the Compensation Committee has adopted a clawback policy that provides for the recoupment of incentive-based compensation in the event WEC Energy Group is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws (other than restatements permitted as a result of changes in accounting principles or interpretation). Pursuant to the policy, the Compensation Committee will recover from any current or former executive officer who has received incentive-based compensation during the three-year period preceding the date on which WEC Energy Group is required to prepare the accounting restatement, any portion of the incentive-based compensation paid in excess of what would have been paid to the executive officer under the restated financial results. WEC Energy Group may also recover incentive-based compensation if an executive officer’s employment is terminated for cause, or the executive officer violates a noncompetition or other restrictive covenant.

STOCK OWNERSHIP GUIDELINES
The Compensation Committee believes that an important adjunct to the long-term incentive program is significant stock ownership by officers who participate in the program, including the NEOs. Accordingly, the Compensation Committee has implemented stock ownership guidelines requiring officers who participate in the long-term incentive program to hold an amount of WEC Energy Group common stock and other equity-related WEC Energy Group securities that varies depending upon such officer's level.

In addition to shares owned outright, holdings of each of the following are included in determining compliance with the stock ownership guidelines: restricted stock; WEC Energy Group phantom stock units held in the Executive Deferred Compensation Plan; WEC Energy Group stock held in WEC Energy Group’s 401(k) plans; performance units at target; and shares held in a brokerage account, jointly with an immediate family member or in a trust.

The guidelines require each executive officer, including the NEOs, to acquire (generally within five years of appointment as an executive officer) and hold common stock and other equity-related securities of WEC Energy Group having a minimum fair market value ranging from 250% to 600% of base salary. The Compensation Committee believes these stock ownership guidelines discourage unreasonable risk-taking by officers.

The Compensation Committee annually reviews whether executive officers are in compliance with these guidelines. The last review was completed in October 2019. The Compensation Committee determined that all NEOs are in compliance, or making sufficient progress towards compliance, with these guidelines.

Wisconsin Electric Power Company	25	2020 Annual Meeting Information Statement

PROHIBITION ON HEDGING AND PLEDGING
WEC Energy Group’s Corporate Securities Trading Policy prohibits the use of any strategies or products, including derivatives and short-selling techniques, to hedge against potential changes in the value of WEC Energy Group’s common stock. The policy, which is applicable to all directors and active employees of WEC Energy Group and the Company, including the NEOs, also prohibits the holding of WEC Energy Group securities in a margin account, as well as the pledging of WEC Energy Group securities as collateral for a loan.

LIMITED TRADING WINDOWS
Officers, including the NEOs, other identified employees, and WEC Energy Group directors may only transact in WEC Energy Group securities during approved trading windows after satisfying mandatory pre-clearance requirements.

RETIREMENT PROGRAMS
WEC Energy Group also maintains retirement plans in which our NEOs participate: a defined benefit pension plan of the cash balance type, a supplemental pension plan, individual letter agreements with some of the NEOs, a 401(k) plan, and a non-qualified retirement savings plan. We believe these retirement plans are a valuable benefit in the attraction and retention of our employees, including the NEOs. We believe that providing a foundation for long-term financial security for our employees, beyond their employment with the Company, is a valuable component of our overall compensation program which will inspire increased loyalty and improved performance. For more information about the retirement plans, see “Pension Benefits at Fiscal Year-End 2019” and “Retirement Plans.”

OTHER BENEFITS, INCLUDING PERQUISITES
We provide our executive officers, including the NEOs, with employee benefits and a limited number of perquisites. Except as specifically noted elsewhere in this information statement, the employee benefits programs in which executive officers participate (which provide benefits such as medical coverage, retirement benefits, annual contributions to a qualified savings plan, and moving and relocation costs) are generally the same programs offered to substantially all of the Company’s management employees.
The perquisites made available to executive officers include financial planning, membership in a service that provides health care and safety management when traveling outside the United States, reimbursement for expenses related to annual physical exam costs not covered by insurance, and limited spousal travel for business purposes. The Company also pays periodic dues and fees for club memberships for certain of the NEOs and other designated officers.
WEC Energy Group customarily reviews market data regarding executive perquisite practices on an annual basis. For 2019, the Compensation Committee again reviewed the package of perquisites with FW Cook and decided not to make any changes. WEC Energy Group and the Company have a legacy group of executives who are still eligible for gross-ups. We reimburse those executives for taxes paid on income attributable to the financial planning benefits provided to the executives only if the executive uses the Company’s identified preferred provider, AYCO. We believe the use of the preferred financial adviser provides administrative benefits and eases communication between Company personnel and the financial adviser.
We pay periodic dues and fees for certain club memberships as we have found that the use of these facilities helps foster better customer and community relationships. Officers, including the NEOs, are expected to use clubs for which the Company pays dues primarily for business purposes. We do not pay any additional expenses incurred for personal use of these facilities, and officers are required to reimburse the Company to the extent that it pays for any such personal use. The total annual club dues are included in the "Summary Compensation Table." We do not permit personal use of the airplane available to WEC Energy Group. We do allow spousal travel if an executive’s spouse is accompanying the executive on business travel and the airplane is not fully utilized by WEC Energy Group personnel. There is no incremental cost to WEC Energy Group or the Company for this travel, other than the reimbursement for taxes paid on imputed income attributable to the executives for this perquisite, as the airplane cost is the same regardless of whether or not an executive’s spouse travels. Any tax reimbursement is subject to the Company’s Tax Gross-Up Policy discussed below.
In addition, each of our executive officers is eligible to participate in an officer life insurance benefit. If an executive officer chooses to participate, upon such officer’s death while employed by WEC Energy Group and/or the Company, a benefit is paid to his or her designated beneficiary in an amount equal to the value of three times the officer’s base salary at the time of death.

TAX GROSS-UP POLICY
The Compensation Committee adopted a formal policy that prohibits entry into any contract, agreement, or arrangement with any officer of WEC Energy Group or its subsidiaries, including the Company, that obligates the Company to pay directly or reimburse the officer for any portion of the officer’s individual tax liability for benefits provided by the Company. Excluded from

Wisconsin Electric Power Company	26	2020 Annual Meeting Information Statement

this policy are (1) agreements or arrangements entered into prior to December 2014 when the policy was adopted, (2) agreements or arrangements entered into prior to, and assumed by WEC Energy Group or the Company in connection with, any merger or acquisition, or (3) plans or policies applicable to Company employees generally.
This policy formalized the Compensation Committee’s policy that had been in place since July 2011 to eliminate tax gross-ups on perquisites provided by WEC Energy Group and the Company to their officers (except to officers who were already receiving gross-ups as of July 2011). Of the NEOs, Messrs. Lauber, Garvin, and Metcalfe were receiving gross-ups from the Company prior to July 2011.
In light of Mr. Klappa’s retirement in May 2016 and subsequent return as an executive officer in 2017, Mr. Klappa was deemed to be a new employee for benefits purposes and is not eligible to receive gross-ups.

SEVERANCE BENEFITS AND CHANGE IN CONTROL
Messrs. Klappa, Lauber, Garvin, and Metcalfe have not entered into an employment agreement that provides for severance and change in control benefits. However, they are eligible to participate in WEC Energy Group's Severance Pay Plan. Mr. Fletcher and Ms. Kelsey each entered into employment agreements with WEC Energy Group, which include severance provisions. For a discussion of the severance benefits available under these agreements, and to our executive officers generally, see “Potential Payments upon Termination or Change in Control.”
In addition, WEC Energy Group’s supplemental pension plan provides that in the event of a change in control, participants will be entitled to a lump sum payment of amounts due under the plan if employment is terminated within 18 months of the change in control.

IMPACT OF PRIOR COMPENSATION
The Compensation Committee does not believe it is appropriate to consider the amounts realized or realizable from prior incentive compensation awards when establishing future levels of short-term and long-term incentive compensation.

SECTION 162(m) OF THE INTERNAL REVENUE CODE
In the past, certain components of the Company’s compensation program were designed to ensure the deductibility of compensation based on tax regulations in effect at the time the compensation was awarded, including Section 162(m). Section 162(m) of the Internal Revenue Code limits the deductibility of certain executives’ compensation that exceeds $1,000,000 per year. For tax years prior to 2018, compensation over $1,000,000 per year could be deducted if such compensation was performance-based under Section 162(m) and issued through a plan that had been approved by WEC Energy Group’s stockholders. Starting with compensation awarded in 2018, the Tax Cuts and Jobs Act of 2017 eliminated the performance-based compensation exception under 162(m) for compensation over $1,000,000.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this information statement.

The Compensation Committee
of WEC Energy Group, Inc.

Ulice Payne, Jr, Committee Chair William M. Farrow III Thomas J. Fischer

Wisconsin Electric Power Company	27	2020 Annual Meeting Information Statement

EXECUTIVE COMPENSATION

The following table summarizes total compensation awarded to, earned by, or paid to the Company's Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), and each of the other individuals identified in the table below (the “NEOs”). The amounts shown in this and all subsequent tables in this information statement are WEC Energy Group consolidated compensation data.

SUMMARY COMPENSATION TABLE

				(4)	(5)	(6)	(7)	(8)(9)
Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total	Total Without Change in Pension Value
		($)	($)	($)	($)	($)	($)	($)	($)	($)
J. Kevin Fletcher(1) Chairman of the Board and Chief Executive Officer	2019	975,939	—	1,421,449	385,495	2,433,884	3,958,141	87,193	9,262,101	5,349,308
	2018	504,733	—	521,122	109,816	792,078	739,652	52,100	2,719,501	2,023,895
	2017	436,800	—	535,648	137,199	633,095	1,198,310	44,062	2,985,114	1,800,225
Gale E. Klappa(1) Former Chairman and Chief Executive Officer	2019	1,039,231	—	1,052,213	285,348	2,147,112	3,319,763	360,277	8,203,944	5,012,243
	2018	1,425,000	—	3,763,383	793,166	3,541,124	158,568	181,752	9,862,993	9,862,993
	2017	2,225,000	—	250,012	—	—	2,529,057	27,102	5,031,171	2,593,579
Scott J. Lauber Executive Vice President and CFO	2019	624,904	—	969,107	262,816	1,012,500	179,895	93,413	3,142,635	2,983,624
	2018	574,711	—	858,790	229,716	952,418	22,857	76,186	2,714,678	2,714,678
	2017	467,321	—	534,890	137,001	764,441	93,343	66,124	2,063,120	1,977,525
Margaret C. Kelsey(2) Executive Vice President, General Counsel and Corporate Secretary	2019	540,651	—	638,867	173,264	821,263	162	123,830	2,298,037	2,298,037
	2018	515,000	—	596,445	159,538	746,535	41	88,223	2,105,782	2,105,782

Robert M. Garvin Executive Vice President - External Affairs	2019	457,956	50,000(3)	473,476	128,407	602,869	95,348	79,102	1,887,158	1,795,310
	2018	441,462	—	477,354	127,639	594,226	75,976	74,203	1,790,860	1,717,450
	2017	428,604	—	437,987	112,203	578,855	80,450	66,394	1,704,493	1,624,043
Tom Metcalfe(2) President	2019	405,056	—	403,868	109,530	570,727	170,022	59,915	1,719,118	1,546,783

Note: In order to show the effect that the year-over-year change in pension value had on total compensation, as determined under applicable SEC rules, we have included an additional column to show total compensation minus the change in pension value. The amounts reported in the Total Without Change in Pension Value column may differ substantially from the amounts reported in the Total column required under SEC rules and are not a substitute for total compensation. Total Without Change in Pension Value represents total compensation, as determined under applicable SEC rules, minus the change in pension value reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column. The change in pension value is subject to many external variables, such as interest rates, that are not related WEC Energy Group or Company performance. Therefore, we believe that total compensation minus the change in pension value provides helpful additional information for comparative purposes.

(1)	Mr. Klappa served as Chairman and CEO of the Company until February 1, 2019, which is also the effective date of Mr. Fletcher's appointment as Chairman and CEO.

(2)
Ms. Kelsey and Mr. Metcalfe became named executive officers in 2018 and 2019, respectively. Therefore, no information has been provided for 2017 for Ms. Kelsey, and no information has been provided for 2017 and 2018 for Mr. Metcalfe.

(3)
Reflects the adjustment made by the Compensation Committee to Mr. Garvin's 2019 STPP award to recognize Mr. Garvin's significant individual contributions and commitment to advancing the WEC Energy Group's legislative and regulatory matters in all four state jurisdictions.

(4)
The amounts reported reflect the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718 excluding estimated forfeitures, of performance units and/or restricted stock awarded to each NEO in the respective year for which such amounts are reported. The amounts reported for the performance units are based upon the probable outcome as of the grant date of associated performance and market conditions, and are consistent with our estimate, as of the grant date, of aggregate compensation cost to be recognized over the three-year performance period. The actual value received by the executives from these awards may range from $0 to greater than the reported amounts, depending upon WEC Energy Group’s performance and the executive’s number of additional years of service with the Company.

The value of the performance unit awards as of the grant date, assuming achievement of the highest level of performance and excluding any performance units resulting from short-term dividend equivalents and the Additional Performance Measure, for each of Messrs. Fletcher, Lauber, Garvin, Metcalfe, and Ms. Kelsey, is $2,021,184, $1,378,021, $673,228, $574,238, and $908,432, respectively, for the 2019 awards. The value of the performance unit awards as of the grant date, assuming achievement of the highest level of performance and excluding any performance units resulting from short-term dividend equivalents and the Additional Performance Measure, for each of Messrs. Fletcher, Lauber, and Garvin, and Ms.

Wisconsin Electric Power Company	28	2020 Annual Meeting Information Statement

Kelsey, is $741,084, $1,221,145, $678,700, and $847,963, respectively, for the 2018 awards. See “Option Exercises and Stock Vested For Fiscal Year 2019” for the amount of the actual payout with respect to the 2017 award of performance units. Not included are the performance unit awards resulting from short-term dividend equivalents and/or the Additional Performance Measure that may increase or, in the case of the Additional Performance Measure, decrease these amounts.

(5)
The amounts reported reflect the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718 excluding estimated forfeitures, of options awarded to each NEO in the respective year for which such amounts are reported. The actual value received by the executives from these awards may range from $0 to greater than the reported amounts, depending upon WEC Energy Group's performance. In accordance with FASB ASC Topic 718, we made certain assumptions in our calculation of the grant date fair value of the stock options. See “Stock Options” in Note 1(k) -- Stock-Based Compensation, in the Notes to Consolidated Financial Statements in our 2019 Annual Report on Form 10-K for a description of these assumptions. For 2019, the assumptions made in connection with the valuation of the stock options are the same as described in Note 1(k).

(6)	Consists of the annual incentive compensation earned under WEC Energy Group’s STPP.

(7)
The amounts reported for 2019, 2018, and 2017 reflect the aggregate change in the actuarial present value of each applicable NEO’s accumulated benefit under all defined benefit plans from December 31, 2018 to December 31, 2019, December 31, 2017 to December 31, 2018, and December 31, 2016 to December 31, 2017, respectively. The amounts reported for all three years also include above-market earnings on compensation that is deferred by the NEOs into the Prime Rate Fund under WEC Energy Group’s Executive Deferred Compensation Plan. Above-market earnings represent the difference between the interest rate used to calculate earnings under the Plan and 120% of the applicable federal long-term rate prescribed by the Internal Revenue Code. The amounts earned for 2019 are shown below.

Name	Change in Pension Value ($)	Non-Qualified Deferred Compensation Earnings ($)	Total ($)
J. Kevin Fletcher	3,912,793	45,348	3,958,141
Gale E. Klappa	3,191,701	128,062	3,319,763
Scott J. Lauber	159,011	20,884	179,895
Margaret C. Kelsey	—	162	162
Robert M. Garvin	91,848	3,500	95,348
Tom Metcalfe	172,335	(2,313)	170,022

For 2019, 2018, and 2017, the applicable discount rate used to value pension plan liabilities moved from 4.30% to 3.40%, 3.65% to 4.30%, and 4.15% to 3.65%, respectively. As the discount rate decreases, the Company’s pension funding obligation increases, and vice versa. The changes in the actuarial present values of the NEOs’ pension benefits do not constitute cash payments to the NEOs.
The pension values reported represent only WEC Energy Group’s obligation of the aggregate change in the actuarial present value of each NEO’s accumulated benefit under all defined benefit plans. Messrs. Fletcher and Klappa are entitled to receive pension benefits from prior employers. To the extent such prior employers are unable to pay their pension obligations, WEC Energy Group may be obligated to pay the total amount.

(8)
During 2019, each NEO received financial planning services and the cost of an annual physical exam; Messrs. Fletcher, Klappa, and Lauber were provided with membership in a service that provides healthcare and safety management when traveling outside the United States; Mr. Garvin received reimbursement for club dues. Although Mr. Klappa utilized the benefit of spousal travel for business purposes in 2019, there was no associated cost to the Company as Mr. Klappa was not eligible to receive reimbursement for taxes paid on imputed income attributable to him for such travel.

(9)
For Mr. Klappa, the amount reported in All Other Compensation for 2019 includes $24,562 attributable to WEC Energy Group’s Directors’ Charitable Awards Program in connection with Mr. Klappa’s service on WEC Energy Group's Board. Under this program, WEC Energy Group intends to contribute up to $100,000 per year for 10 years to one or more charitable organizations chosen by Mr. Klappa, following his death. Charitable donations under the program will be paid out of general corporate assets.

All Other Compensation for Messrs. Fletcher, Klappa, Lauber, Garvin, and Metcalfe, and Ms. Kelsey, for 2019 also consists of:

•	Employer matching of contributions into the WEC Energy Group 401(k) plan in the amount of $11,200 for each NEO;

•
Employer contributions into the WEC Energy Group 401(k) plan in the amount of $16,800 for Mr. Klappa and Ms. Kelsey, and into the WEC Energy Group Non-Qualified Retirement Savings Plan in the amount of $259,002 for Mr. Klappa and $60,372 for Ms. Kelsey. These payments are in lieu of participation in WEC Energy Group's pension plan;

•
“Make-whole” payments under the Executive Deferred Compensation Plan that provides a match at the same level as the WEC Energy Group 401(k) plan (4% for up to 7% of wages) for all deferred salary and bonus not otherwise eligible for a match in the amounts of $59,053 for Mr. Fletcher, $32,415 for Mr. Klappa, $51,854 for Mr. Lauber, $17,758 for Ms. Kelsey, $30,862 for Mr. Garvin, and $19,008 for Mr. Metcalfe;

•	Tax reimbursements or “gross-ups” for all applicable perquisites in the amounts of $13,963 for Messrs. Lauber and Metcalfe, and $16,603 for Mr. Garvin.

Wisconsin Electric Power Company	29	2020 Annual Meeting Information Statement

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2019
The following table shows additional data regarding incentive plan awards to the NEOs in 2019.

Name	Grant Date	Action Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (4) (#)	All Other Option Awards (5)			Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)		Number of Securities Underlying Options (#)	Exercise or Base Price (6) ($/Sh)	Closing Market Price ($/Sh)
J. Kevin Fletcher	1/17/19	—	300,480	1,201,918	2,524,028	—	—	—	—	—	—	—	—
	1/2/19	12/6/18	—	—	—	4,235	16,941	29,647	—	—	—	—	1,154,953
	1/2/19	12/6/18	—	—	—	—	—	—	3,909	—	—	—	266,496
	1/2/19	12/6/18	—	—	—	—	—	—	—	44,825	68.175	67.58	385,495
Gale E. Klappa	1/17/19	—	265,076	1,060,302	2,226,634	—	—	—	—	—	—	—	—
	1/2/19	12/6/18	—	—	—	—	—	—	15,434	—	—	—	1,052,213
	1/2/19	12/6/18	—	—	—	—	—	—	—	33,180	68.175	67.58	285,348
Scott J. Lauber	1/17/19	—	125,000	500,000	1,050,000	—	—	—	—	—	—	—	—
	1/2/19	12/6/18	—	—	—	2,888	11,550	20,213	—	—	—	—	787,421
	1/2/19	12/6/18	—	—	—	—	—	—	2,665	—	—	—	181,686
	1/2/19	12/6/18	—	—	—	—	—	—	—	30,560	68.175	67.58	262,816
Margaret C. Kelsey	1/17/19	—	101,391	405,562	851,680	—	—	—	—	—	—	—	—
	1/2/19	12/6/18	—	—	—	1,904	7,614	13,325	—	—	—	—	519,084
	1/2/19	12/6/18	—	—	—	—	—	—	1,757	—	—	—	119,783
	1/2/19	12/6/18	—	—	—	—	—	—	—	20,147	68.175	67.58	173,264
Robert M. Garvin	1/17/19	—	74,428	297,713	625,197	—	—	—	—	—	—	—	—
	1/2/19	12/6/18	—	—	—	1,411	5,643	9,875	—	—	—	—	384,712
	1/2/19	12/6/18	—	—	—	—	—	—	1,302	—	—	—	88,764
	1/2/19	12/6/18	—	—	—	—	—	—	—	14,931	68.175	67.58	128,407
Tom Metcalfe	1/17/19	—	70,898	283,591	595,541	—	—	—	—	—	—	—	—
	1/2/19	12/6/18	—	—	—	1,203	4,813	8,423	—	—	—	—	328,126
	1/2/19	12/6/18	—	—	—	—	—	—	1,111	—	—	—	75,742
	1/2/19	12/6/18	—	—	—	—	—	—	—	12,736	68.175	67.58	109,530

(1)	On December 6, 2018, the Compensation Committee awarded the 2019 option, restricted stock, and performance unit grants effective the first trading day of 2019 (January 2, 2019).

(2)	Non-equity incentive plan awards consist of annual incentive awards under WEC Energy Group’s STPP. For a more detailed description of the STPP, see the Compensation Discussion and Analysis.

(3)
Consists of performance units awarded under the WEC Energy Group Performance Unit Plan. WEC Energy Group’s Performance Unit Plan provides for short-term dividend equivalents. The number of performance units awarded will be increased as of any date that WEC Energy Group declares a cash dividend on its common stock by the amount of short-term dividend equivalents awarded. In effect, short-term dividend equivalents will be credited and accumulated as reinvested dividends on each performance unit so that the performance units and accumulated dividends will be paid out at the end of the performance units’ three-year performance period, contingent upon WEC Energy Group's performance. Therefore, the number of performance units reported at each of the threshold, target, and maximum levels in this table will increase by the number of short-term dividend equivalents earned. In addition, these amounts do not reflect any potential impact of WEC Energy Group's performance against the Additional Performance Measure. For a more detailed description of the performance units, short-term dividend equivalents and Additional Performance Measure, see the Compensation Discussion and Analysis.

(4)
Consists of restricted stock awarded under WEC Energy Group’s 1993 Omnibus Stock Incentive Plan. For a more detailed description of the terms of the restricted stock, see the Compensation Discussion and Analysis.

(5)
Consists of non-qualified stock options to purchase shares of WEC Energy Group common stock pursuant to WEC Energy Group’s 1993 Omnibus Stock Incentive Plan. For a more detailed description of the terms of the options, see the Compensation Discussion and Analysis.

(6)
The exercise price of the option awards is equal to the fair market value of WEC Energy Group’s common stock on the date of grant. Fair market value is the average of the high and low prices of WEC Energy Group common stock, which is listed on the New York Stock Exchange, reported by Bloomberg, LLP on the grant date.

Wisconsin Electric Power Company	30	2020 Annual Meeting Information Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2019
The following table reflects the number and value of exercisable and unexercisable options as well as the number and value of other equity awards held by the NEOs at fiscal year-end 2019.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options: Exercisable (#)	Number of Securities Underlying Unexercised Options: Unexercisable (1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (2) (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (3) ($)
J. Kevin Fletcher	—	17,345	—	58.305	1/3/27	—	—	—	—
	—	16,055	—	66.015	1/2/28	—	—	—	—
	—	44,825	—	68.175	1/2/29	—	—	—	—
	—	—	—	—	—	5,469	504,406	—	—
	—	—	—	—	—	—	—	12,167	1,122,162
	—	—	—	—	—	—	—	31,063	2,864,940
Gale E. Klappa	50,000	—	—	52.895	1/2/25	—	—	—	—
	190,830	—	—	50.925	1/4/26	—	—	—	—
	—	115,960	—	66.015	1/2/28	—	—	—	—
	—	33,180	—	68.175	1/2/29	—	—	—	—
	—	—	—	—	—	15,434	1,423,478	—	—
Scott J. Lauber	5,000	—	—	41.025	1/2/24	—	—	—	—
	5,330	—	—	52.895	1/2/25	—	—	—	—
	6,720	—	—	50.925	1/4/26	—	—	—	—
	—	17,320	—	58.305	1/3/27	—	—	—	—
	—	26,465	—	66.015	1/2/28	—	—	—	—
	—	30,560	—	68.175	1/2/29	—	—	—	—
	—	—	—	—	—	4,864	448,607	—	—
	—	—	—	—	—	—	—	20,047	1,848,935
	—	—	—	—	—	—	—	21,178	1,953,247
Margaret C. Kelsey	—	18,380	—	66.015	1/2/28	—	—	—	—
	—	20,147	—	68.175	1/2/29	—	—	—	—
	—	—	—	—	—	2,887	266,268	—	—
	—	—	—	—	—	—	—	13,921	1,283,934
	—	—	—	—	—	—	—	13,961	1,287,623
Robert M. Garvin	33,910	—	—	37.46	1/2/23	—	—	—	—
	24,665	—	—	41.025	1/2/24	—	—	—	—
	14,270	—	—	52.895	1/2/25	—	—	—	—
	17,210	—	—	50.925	1/4/26	—	—	—	—
	—	14,185	—	58.305	1/3/27	—	—	—	—
	—	14,705	—	66.015	1/2/28	—	—	—	—
	—	14,931	—	68.175	1/2/29	—	—	—	—
	—	—	—	—	—	2,675	246,715	—	—
	—	—	—	—	—	—	—	11,142	1,027,627
	—	—	—	—	—	—	—	10,347	954,304
Tom Metcalfe	8,835	—	—	52.895	1/2/25	—	—	—	—
	9,525	—	—	50.925	1/4/26	—	—	—	—
	—	8,675	—	58.305	1/3/27	—	—	—	—
	—	8,265	—	66.015	1/2/28	—	—	—	—
	—	12,736	—	68.175	1/2/29	—	—	—	—
	—	—	—			1,906	175,790	—	—
	—	—	—	—	—	—	—	6,259	577,268
	—	—	—	—	—	—	—	8,825	813,930

(1)	All options reported in this column were granted ten years prior to their respective expiration date and vest 100% on the third anniversary of the grant date.

(2)
Effective January 3, 2017, Messrs. Fletcher, Lauber, Garvin, and Metcalfe were granted restricted stock awards of 1,722; 1,719; 1,407; and 861 shares, respectively, which began vesting in three equal annual installments on January 3, 2018. Effective January 2, 2018, Messrs. Fletcher,

Wisconsin Electric Power Company	31	2020 Annual Meeting Information Statement

Lauber, Garvin, and Metcalfe, and Ms. Kelsey, were granted restricted stock awards of 1,479; 2,439; 1,356; 762; and 1,695 shares, respectively, which began vesting in three equal annual installments on January 2, 2019. Effective January 2, 2019, Messrs. Fletcher, Lauber, Garvin, and Metcalfe, and Ms. Kelsey, were granted restricted stock awards of 3,909; 2,665; 1,302; 1,111; and 1,757 shares, respectively, which began vesting in three equal annual installments on January 2, 2020. Effective January 2, 2019, Mr. Klappa was granted a restricted stock award of 15,434 shares, which vested 100% on January 2, 2020. The vesting of the restricted stock granted to Messrs. Fletcher, Lauber, Garvin, and Metcalfe, and Ms. Kelsey, may be accelerated in connection with a termination of employment due to a change in control, death or disability, or by action of the Compensation Committee.

(3)
The number of performance units reported were awarded in 2018 (first line) and 2019 (second line) and vest at the end of the three-year performance period ending December 31, 2020 and December 31, 2021, respectively. The number of performance units reported and their corresponding value are based upon a payout at the maximum amount for both 2018 and 2019. The number and value of the 2018 performance units includes performance units resulting from the grant of short-term dividend equivalents and achievement of the Additional Performance Measure in 2018 and 2019. The number and value of the 2019 performance units includes performance units resulting from the grant of short-term dividend equivalents and achievement of the Additional Performance Measure in 2019.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2019
This table shows the number and value of (1) stock options that were exercised by the NEOs, (2) restricted stock awards that vested, and (3) performance units that vested in 2019.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (2) (#)	Value Realized on Vesting (3)(4) ($)
J. Kevin Fletcher	27,105	1,188,037	1,480	100,574
	—	—	15,169	1,399,079
Gale E. Klappa	608,855	25,174,929	60,164	4,131,697
	—	—	—	—
Scott J. Lauber	14,570	671,125	1,581	107,521
	—	—	15,149	1,379,204
Margaret C. Kelsey	—	—	565	38,519
	—	—	—	—
Robert M. Garvin	—	—	1,420	96,498
	—	—	12,406	1,144,189
Tom Metcalfe	13,675	474,518	817	55,517
	—	—	7,590	700,008

(1)
Value realized upon the exercise of options is determined by multiplying the number of shares received upon exercise by the difference between the market price of WEC Energy Group common stock at the time of exercise and the exercise price.

(2)
Reflects the number of shares of restricted stock that vested in 2019 (first line) and, the number of performance units that vested as of December 31, 2019, the end of the applicable three-year performance period (second line). The performance units were settled in cash.

(3)
Restricted stock value realized is determined by multiplying the number of shares of restricted stock that vested by the fair market value of WEC Energy Group common stock on the date of vesting. We compute fair market value as the average of the high and low prices of WEC Energy Group common stock reported by Bloomberg, LLP on the vesting date.

(4)
Performance units value realized is determined by multiplying the number of performance units that vested by the closing market price of WEC Energy Group common stock on December 31, 2019, the last trading day of the year.

Wisconsin Electric Power Company	32	2020 Annual Meeting Information Statement

PENSION BENEFITS AT FISCAL YEAR-END 2019
The following table sets forth information for each NEO regarding their pension benefits at fiscal year-end 2019 under WEC Energy Group’s three different retirement plans discussed below.

Name	Plan Name	Number of Years Credited Service (1) (#)	Present Value of Accumulated Benefit (4)(5) ($)	Payments During Last Fiscal Year (6) ($)
J. Kevin Fletcher	WEC Energy Group Plan	8.17	168,404	—
	SERP	8.17	406,447	—
	Individual Letter Agreement	42.75	9,114,487	—
Gale E. Klappa(2)	WEC Energy Group Plan	13.0	286,130	—
	SERP	—	3,403,143	263,731
	Individual Letter Agreement	38.67	23,867,452	1,849,639
Scott J. Lauber	WEC Energy Group Plan	29.50	612,353	—
	SERP	29.50	217,531	—
	Individual Letter Agreement	—	—	—
Margaret C. Kelsey(3)	WEC Energy Group Plan	—	—	—
	SERP	—	—	—
	Individual Letter Agreement	—	—	—
Robert M. Garvin	WEC Energy Group Plan	8.67	179,963	—
	SERP	8.67	366,364	—
	Individual Letter Agreement	8.67	79,432	—
Tom Metcalfe	WEC Energy Group Plan	15.25	405,029	—
	SERP	15.25	413,369	—
	Individual Letter Agreement	—	—	—

(1)
Years of service are computed as of December 31, 2019, the pension plan measurement date used for financial statement reporting purposes. Mr. Fletcher has been credited with 34.58 years of service, pursuant to the terms of his Individual Letter Agreement ("ILA"). Prior to his retirement in May 2016, Mr. Klappa was credited with 25.67 years of service pursuant to the terms of his ILA. The increase in the aggregate amount of each of Messrs. Fletcher's and Klappa’s accumulated benefit under all of WEC Energy Group’s retirement plans resulting from the additional years of credited service is $7,416,200 and $20,981,171, respectively.

(2)
Upon his retirement in May 2016, Mr. Klappa’s ILA terminated. At that time, the number of years of credited service and the accumulated benefit effectively transferred to the WEC Energy Group Plan and the SERP. Payments related to the ILA were actually paid under the WEC SERP. Mr. Klappa is not accruing additional benefits under these plans in connection with his current service.

(3)	Ms. Kelsey is not eligible to receive pension benefits under the WEC Energy Group Plan.

(4)	The key assumptions used in calculating the actuarial present values reflected in this column are:

•	Earliest projected unreduced retirement age based upon projected service:

◦	For Mr. Fletcher, age 65

◦	For Mr. Klappa, age 65.67 (actual age at retirement in 2016).

◦	For Mr. Lauber, age 60.

◦	For Mr. Garvin, age 54.75.

◦	For Mr. Metcalfe, age 65

•	Discount rate of 3.40%.

•	Cash balance interest crediting rate of 5.00%.

•	Form of payment:

◦	Mr. Fletcher: WEC Energy Group Plan 50% lump sum / 50% life annuity; SERP and ILA - Life annuity.

◦	Mr. Klappa’s actual form of payment elected at retirement: WEC Energy Group Plan, SERP, and ILA - Single Life annuity.

◦	Mr. Lauber: WEC Energy Group Plan 50% lump sum / 50% life annuity; SERP - Ten Year Annual Installment.

◦	Mr. Garvin: WEC Energy Group Plan 50% lump sum / 50% life annuity; SERP and ILA - Five Year Annual Installment.

◦	Mr. Metcalfe: WEC Energy Group Plan 50% lump sum / 50% life annuity; SERP - Ten Year Annual Installment.

•	Mortality Table for life annuity - Pri-2012/ Male/White Collar with modified MP2019 projection.

(5)
WEC Energy Group’s pension benefit obligations to Messrs. Fletcher and Klappa will be partially offset by pension benefits Messrs. Fletcher and Klappa are entitled to receive from their former employers. The amounts reported for Messrs. Fletcher and Klappa represent only WEC Energy Group’s obligation of the aggregate actuarial present value of each of their accumulated benefit under all of the plans. The total aggregate actuarial present value of each of Messrs. Fletcher's and Klappa’s accumulated benefit under all of the plans is $12,364,163 and $32,273,802, respectively, $2,674,825 and $4,717,077 of which we estimate the prior employer is obligated to pay. If Messrs. Fletcher and Klappa's former employer becomes unable to pay its portion of his respective accumulated pension benefit, WEC Energy Group may be obligated to pay the total amount.

(6)
Mr. Klappa continued to receive retirement benefits under the SERP; however, payments under the WEC Energy Group Plan were suspended for Mr. Klappa at the time he resumed his role as an executive officer with WEC Energy Group and the Company.

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RETIREMENT PLANS
WEC Energy Group maintains four different plans providing for retirement payments and benefits for the NEOs: a defined benefit pension plan of the cash balance type (“WEC Energy Group Plan”); a supplemental executive retirement plan (“SERP”); ILAs; and the WEC Energy Group Retirement Savings Plan, which is a 401(k) plan, for those individuals who are not eligible to participate in the WEC Energy Group Plan. The compensation currently considered for purposes of the retirement plans (other than the WEC Energy Group Plan and SERP) for Mr. Fletcher is $1,300,835. This amount represents the average compensation (consisting of base salary and annual incentive compensation) for the 36 highest consecutive months. For Messrs. Lauber, Garvin, and Metcalfe, the compensation considered for purposes of the retirement plans is $1,577,322, 1,052,182 and $755,929, respectively, of which $280,000 is applied to the WEC Energy Group Plan and the remainder to the SERP. These amounts represent their 2019 base salary, plus their 2018 STPP award paid in 2019. As of December 31, 2019, Messrs. Fletcher, Lauber, Garvin, and Metcalfe currently have or are considered to have 42.75, 29.5, 8.67, and 15.25 credited years of service, respectively, under the various plans described below. Messrs. Lauber, Garvin, and Metcalfe were not granted additional years of credited service.
See below for a discussion of the contributions made to the WEC Energy Group Retirement Savings Plan on behalf of Mr. Klappa and Ms. Kelsey, who do not participate in the WEC Energy Group Plan.
The WEC Energy Group Plan
Most regular full-time and part-time employees, including several of the NEOs, participate in the WEC Energy Group Plan. The WEC Energy Group Plan bases a participant’s defined benefit pension on the value of a hypothetical account balance. For individuals participating in the WEC Energy Group Plan as of December 31, 1995, a starting account balance was created equal to the present value of the benefit accrued as of December 31, 1994, under the plan benefit formula prior to the change to a cash balance approach. That formula provided a retirement income based on years of credited service and average compensation (consisting of base salary and annual incentive compensation) for the 36 highest consecutive months, with an adjustment to reflect the Social Security integrated benefit. In addition, individuals participating in the WEC Energy Group Plan as of December 31, 1995, received a special one-time transition credit amount equal to a specified percentage varying with age multiplied by credited service and 1994 base pay.
The present value of the accrued benefit as of December 31, 1994, plus the transition credit, was also credited with interest at a stated rate. For 1996 through 2007, a participant received annual credits to the account equal to 5% of base pay (including WEC Energy Group 401(k) plan pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to 4% plus 75% of the annual time-weighted trust investment return for the year in excess of 4%. From 2008 through 2013, the interest credit percentage was set at either the long-term corporate bond third segment rate, published by the Internal Revenue Service, or 4%, whichever was greater.
Effective January 1, 2014, participants receive an annual credit to the account equal to 6% of base pay (including WEC Energy Group 401(k) plan pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to a 5% fixed rate. For participants in the WEC Energy Group Plan on December 31, 2007 and December 31, 2013, their WEC Energy Group Plan benefit will never be less than the benefit accrued as of December 31, 2007 and December 31, 2013, respectively. The WEC Energy Group Plan benefit will be calculated under all three formulas to provide participants with the greater benefit; however, in calculating a participant’s benefit accrued as of December 31, 2007 and December 31, 2013, interest credits as defined under each of the prior WEC Energy Group Plan formulas will be taken into account but not any additional pay credits.
Participants who were “grandfathered” as of December 31, 1995, as discussed below, will still receive the greater of the grandfathered benefit or the cash balance benefit.
The life annuity payable under the WEC Energy Group Plan is determined by converting the hypothetical account balance credits into annuity form.
Individuals who were participants in the WEC Energy Group Plan on December 31, 1995 were “grandfathered” so that they will not receive any lower retirement benefit than would have been provided under the formula in effect through December 31, 1995, had it continued. This amount continued to increase until December 31, 2010, at which time it was frozen. Upon retirement, participants will receive the greater of this frozen amount or the accumulated cash balance.
For Mr. Lauber, estimated benefits under the grandfathered formula are higher than under the cash balance plan formula. Messrs. Fletcher, Garvin, and Metcalfe do not participate in the grandfathered formula.
Under the WEC Energy Group Plan, participants receive unreduced pension benefits upon reaching one of the following three thresholds: (1) age 65; (2) age 62 with 30 years of service; or (3) age 60 with 35 years of service.
Pursuant to the Internal Revenue Code, only $280,000 of pension eligible earnings (base pay and annual incentive compensation) may be considered for purposes of the WEC Energy Group Plan.

Wisconsin Electric Power Company	34	2020 Annual Meeting Information Statement

Supplemental Executive Retirement Plans and Individual Letter Agreements
Designated officers of WEC Energy Group, including all of the NEOs (other than Ms. Kelsey) participate in the SERP, which is part of the Supplemental Pension Plan (the “SPP”) adopted to comply with Section 409A of the Internal Revenue Code. The SERP provides monthly supplemental pension benefits to participants, which will be paid out of unsecured corporate assets, or the grantor trust described below, in an amount equal to the difference between the actual pension benefit payable under the WEC Energy Group Plan and what such pension benefit would be if calculated without regard to any limitation imposed by the Internal Revenue Code on pension benefits or covered compensation, including amounts deferred to the WEC Energy Group Executive Deferred Compensation Plan. Except for a “change in control” of WEC Energy Group, as defined in the SPP, and pursuant to the terms of the ILAs discussed below, no payments are made until after the participant’s retirement at or after age 60 or death. If a participant in the SERP dies prior to age 60, his or her beneficiary is entitled to receive retirement benefits under the SERP. Although Mr. Klappa remains a participant in the SPP, he no longer accrues any benefits under the plan as a result of his earlier retirement.
WEC Energy Group entered into an agreement with Mr. Fletcher when he first commenced employment in 2011 to provide him with supplemental retirement benefits upon his retirement, provided he completed one year of service with the Company. The supplemental retirement payments are intended to make the total retirement benefits payable to Mr. Fletcher comparable to that which would have been received under his prior employer’s defined benefit pension plan, calculated without regard to Internal Revenue Code limits, and as if Mr. Fletcher’s employment continued with the prior employer and the defined benefit formula then in effect under the prior employer’s plan continued to his retirement. The retirement benefits payable as a result of this agreement will be offset by the value of any qualified and non-qualified defined benefit pension plan of the prior employer.
WEC Energy Group entered into an individual letter agreement with Mr. Klappa when he first commenced employment in 2003 to provide him with supplemental retirement benefits upon retirement at or after age 60. The supplemental retirement payments are intended to make the total retirement benefits payable to Mr. Klappa comparable to that which would have been received under the WEC Energy Group Plan as in effect on December 31, 1995, had the defined benefit formula then in effect continued until his retirement, calculated without regard to Internal Revenue Code limits, and as if Mr. Klappa had started participation in the WEC Energy Group Plan at age 27. As a result, pursuant to the terms of the agreement, which terminated upon Mr. Klappa’s retirement in May 2016, Mr. Klappa had 38.67 years of credited service under the WEC Energy Group Plan and the SERP upon his retirement in May 2016.
WEC Energy Group entered into an agreement with Mr. Garvin when he was hired in April 2011 that provides for a supplemental pension benefit account, which was credited with $50,000. This account is credited with interest annually at the same rate as the WEC Energy Group Plan. The account balance will vest at the earliest to occur of Mr. Garvin attaining age 60 or completion of 10 years of service.
The purpose of these agreements was to ensure that Messrs. Fletcher, Klappa, and Garvin did not lose pension earnings by joining the executive management team at WEC Energy Group they otherwise would have received from their former employers. Without providing a means to retain these pension benefits, it would have been difficult for WEC Energy Group to attract these officers.
The SPP provides for a mandatory lump sum payment upon a change in control if the executive’s employment is terminated within 18 months after the change in control. The Wisconsin Energy Corporation 2014 Rabbi Trust, a grantor trust, funds certain non-qualified benefits, including the SPP and the ILAs, as well as the Executive Deferred Compensation Plan. See “Potential Payments upon Termination or Change in Control” later in this information statement for additional information.
WEC Energy Group Retirement Savings Plan
Effective January 1, 2015, all newly hired management employees, including executive officers, will receive an annual contribution equal to 6% of pension-eligible wages from WEC Energy Group into WEC Energy Group’s 401(k) plan rather than participate in the WEC Energy Group Plan. Pension-eligible wages consist of annual base salary and STPP payouts. In connection with this plan, the Compensation Committee adopted the WEC Energy Group Non-Qualified Retirement Savings Plan which provides “make-whole” benefits to address Internal Revenue Code limits on the amount of money that can be contributed to a 401(k) plan.
Since Mr. Klappa is considered a new employee, he will no longer accrue additional benefits under the WEC Energy Group Plan; however, Mr. Klappa, along with Ms. Kelsey, are entitled to receive Company contributions to the 401(k) plan and Non-Qualified Retirement Savings Plan.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2019
The following table reflects activity by the NEOs during 2019 in WEC Energy Group’s Executive Deferred Compensation Plan discussed below.

Wisconsin Electric Power Company	35	2020 Annual Meeting Information Statement

Name	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (1)	Aggregate Earnings In Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year-End (2)
	($)	($)	($)	($)	($)
J. Kevin Fletcher	492,464	59,053	170,491	—	3,525,522
Gale E. Klappa	59,231	32,415	358,874	998,326	6,174,391
Scott J. Lauber	199,595	51,854	164,607	—	2,109,120
Margaret C. Kelsey	37,776	17,758	86,828	—	364,688
Robert M. Garvin	73,608	30,862	197,623	—	1,029,106
Tom Metcalfe	108,278	19,008	1,536,088	—	6,747,416

(1)	All of the amounts are reported as compensation in the “Summary Compensation Table” of this information statement.

(2)
$1,258,355, $7,015,650, $458,853, $380,074, and $52,924 of the reported amounts were reported as compensation in the Summary Compensation Tables in prior information statements for Messrs. Fletcher, Klappa, Lauber, and Garvin, and Ms. Kelsey, respectively. The amount reported in this column for Mr. Klappa is lower than this previously reported amount because Mr. Klappa has been receiving distributions under the WEC Energy Group Executive Deferred Compensation Plan. Mr. Metcalfe became a named executive officer in 2019; therefore, no amounts were previously reported in prior information statements for him. The amount for Ms. Kelsey includes a $150,000 contribution from WEC Energy Group in 2017 that vests upon Ms. Kelsey’s third anniversary with WEC Energy Group.

Executive Deferred Compensation Plan
WEC Energy Group maintains two executive deferred compensation plans in which the NEOs participate: the Legacy WEC Energy Group Executive Deferred Compensation Plan (the “Legacy EDCP”), and the WEC Energy Group Executive Deferred Compensation Plan (the “EDCP”) adopted effective January 1, 2005 to comply with Section 409A of the Internal Revenue Code. The Legacy EDCP provides that (1) amounts earned, deferred, vested, credited, and/or accrued as of December 31, 2004 are preserved and frozen (subject to appreciation in value of such amounts) so that these amounts are exempt from Section 409A and (2) no new employees may participate in the Legacy EDCP as of January 1, 2005. Since January 1, 2005, all deferrals have been made to the EDCP. The provisions of the EDCP as in effect on December 31, 2019 are described below, as are the payout provisions of the Legacy EDCP.
The EDCP. Under the plan, a participant may defer up to 50% of his or her base salary, annual incentive compensation and vested awards of performance units. Stock option gains and vested restricted stock may not be deferred into the EDCP. Generally, deferral elections are made annually by each participant for the upcoming plan year. WEC Energy Group maintains detailed records tracking each participant’s “account balance.” In addition to deferrals made by the participants, WEC Energy Group may also credit each participant’s account balance by matching a certain portion of each participant’s deferral. Such deferral matching is determined by a formula taking into account the matching rate applicable under WEC Energy Group’s 401(k) plan, the percentage of compensation subject to such matching rate, the participant’s gross compensation eligible for matching, and the amount of eligible compensation actually deferred. Also, in its discretion, WEC Energy Group may credit any other amounts, as appropriate, to each participant’s account.
Participants may elect to participate in the WEC Energy Group Common Stock Fund and/or the Prime Rate Fund. WEC Energy Group tracks each participant’s account balance as though the balance was actually invested in these funds. Fund elections are not actual investments, but are elections chosen only for purposes of calculating market gain or loss on deferred amounts for the duration of the deferral period. Each participant may select the amount of deferred compensation to be allocated among the two measurement funds. Contributions and deductions may be made to each participant’s account based on the performance of the measurement fund(s) elected.
The annual rate of return for the calendar year ended December 31, 2019 for the WEC Energy Group Common Stock Fund and the Prime Rate Fund was 33.2% and 5.31%, respectively.
Each participant’s account balance is debited or credited periodically based on the performance of the measurement fund(s) elected by the participant. Subject to certain restrictions, participants may periodically make changes to their measurement fund elections.
At the time of his or her deferral election, each participant may designate a prospective payout election for any or the entire amount deferred, plus any amounts debited or credited to the deferred amount as of the designated payout. Amounts deferred into the EDCP may not be withdrawn at the discretion of the participant and a change to the designated payout delays the initial payment five years beyond the originally designated payout date. In addition, WEC Energy Group may not limit payout amounts in order to deduct such amounts under Section 162(m) of the Internal Revenue Code.
The balance of a participant’s account is payable on his or her retirement in either a lump sum payout or in annual installments, at the election of the participant. Upon the death of a participant after retirement, payouts are made to the deceased participant’s

Wisconsin Electric Power Company	36	2020 Annual Meeting Information Statement

beneficiary in the same manner as though such payout would have been made to the participant had the participant survived. In the event of a participant’s termination of employment prior to retirement, the participant may elect to receive a payout beginning the year after termination in the amount of his or her account balance as of the termination date either in a lump sum or in annual installments over a period of five years. Disability is not itself a payment event until the participant terminates employment with WEC Energy Group or its subsidiaries, including the Company. A participant’s account balance will be paid out in a lump sum if the participant separates from service with WEC Energy Group or its subsidiaries within 18 months after a change in control of WEC Energy Group, as defined in the plan. The deferred amounts will be paid out of the general corporate assets or the assets of the Wisconsin Energy Corporation 2014 Rabbi Trust.
The Legacy EDCP. At the time of his or her deferral election, each participant designated a prospective payout election for any or the entire amount deferred, plus any amounts debited or credited to the deferred amount as of the designated payout. A participant may elect, at any time, to withdraw part (a minimum of $25,000) or all of his or her account balance, subject to a withdrawal penalty of 10%. Payout amounts may be limited to the extent to which they are deductible by WEC Energy Group under Section 162(m) of the Internal Revenue Code.
The balance of a participant’s account is payable on his or her retirement in either a lump sum payout or in annual installments, at the election of the participant. Upon the death of a participant after retirement, payouts are made to the deceased participant’s beneficiary in the same manner as though such payout would have been made to the participant had the participant survived. In the event of a participant’s termination of employment prior to retirement, the participant may elect to receive a payout beginning the year after termination in the amount of his or her account balance as of the termination date either in a lump sum or in annual installments over a period of five years. Any participant who suffers from a continued disability will be entitled to the benefits of plan participation unless and until the committee administering the plan determines that the participant has been terminated for purposes of continued participation in the plan. Upon any such determination, the disabled participant is paid out as though the participant had retired. Except in certain limited circumstances, participants’ account balances will be paid out in a lump sum (1) upon the occurrence of a change in control, as defined in the plan, or (2) upon any downgrade of WEC Energy Group’s senior debt obligations to less than “investment grade.” The deferred amounts will be paid out of the general corporate assets or the assets of the Wisconsin Energy Corporation 2014 Rabbi Trust.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The tables below reflect the amount of compensation payable to each of our NEOs in the event of termination of each executive’s employment. These amounts are in addition to each NEO’s aggregate balance in the EDCP at fiscal year-end 2019, as reported in the “Aggregate Balance at Last Fiscal Year-End” column under “Nonqualified Deferred Compensation for Fiscal Year 2019.” The amount of compensation payable to each NEO upon voluntary termination, normal retirement, for-cause termination, involuntary termination (by WEC Energy Group or the Company for any reason other than cause, death or disability or by the executive for “good reason”), termination following a “change in control,” disability, and death are set forth below. The amounts shown assume that such termination was effective as of December 31, 2019 and include amounts earned through that date, and are estimates of the amounts which would be paid out to the NEOs upon termination. The amounts shown under “Normal Retirement” assume the NEOs were retirement eligible with no reduction of retirement benefits. The amounts shown under “Termination Upon a Change in Control” assume the NEOs terminated employment as of December 31, 2019, which was within 18 months of a change in control of WEC Energy Group. The amounts reported in the row titled “Retirement Plans” in each table below are not in addition to the amounts reflected under “Pension Benefits at Fiscal Year-End 2019.” The actual amounts to be paid out can only be determined at the time of an officer’s termination of employment.

Payments Made Upon Voluntary Termination or Termination for Cause, Death or Disability
In the event a NEO voluntarily terminates employment or is terminated for cause, death, or disability, the officer will receive:

•	accrued but unpaid base salary and, for termination by death or disability, prorated annual incentive compensation;

•	WEC Energy Group 401(k) plan and EDCP account balances;

•	the WEC Energy Group Plan cash balance;

•
in the case of death or disability, full vesting in all outstanding stock options, restricted stock, and performance units (otherwise, the ability to exercise already vested options within three months of termination) as well as vesting in the SERP and ILAs; and

•	if voluntary termination occurs after age 60, such termination is treated as a normal retirement.

NEOs are also entitled to the value of unused vacation days, if any, and for termination by death, benefits payable under the officer life insurance benefit if the NEO participates in such benefit.

Wisconsin Electric Power Company	37	2020 Annual Meeting Information Statement

Payments Made Upon Normal Retirement
In the event of the retirement of a NEO, the officer will receive:
•accrued but unpaid base salary and prorated annual incentive compensation;
•full vesting in all outstanding stock options and a prorated amount of performance units;
•full vesting in all retirement plans, including the WEC Energy Group Plan, SERP, and ILAs;
•WEC Energy Group 401(k) plan and EDCP account balances; and
•the value of unused vacation days, if any.

Payments Made Under Employment Agreement Upon a Change in Control of WEC Energy Group, Involuntary Termination, or Termination for Good Reason
WEC Energy Group entered into a written employment agreement with Mr. Fletcher effective October 31, 2011. The Compensation Committee did not amend or otherwise modify Mr. Fletcher’s employment agreement in any way in connection with his appointment as President and CEO of WEC Energy Group or his appointment as Chairman and CEO of the Company. Pursuant to the terms of this agreement, Mr. Fletcher is entitled to severance benefits if his employment is terminated (1) by WEC Energy Group for any reason other than cause, death, or disability, or (2) by Mr. Fletcher for good reason. Upon termination, Mr. Fletcher’s agreement provides for (1) a lump sum payment equal to 2.99 times his annual base salary for the fiscal year in which termination occurs, and (2) health, life and other welfare benefits (excluding disability benefits) for a period of three years following termination.

Generally, pursuant to Mr. Fletcher's ILA, good reason means:
(1) a material reduction in Mr. Fletcher's base compensation;
(2) a material change in the geographic location at which Mr. Fletcher must perform services; or
(3) a material breach of the agreement by WEC Energy Group.

WEC Energy Group also entered into a written employment agreement with Ms. Kelsey effective September 18, 2017. Pursuant to the terms of this agreement, Ms. Kelsey is entitled to severance benefits if her employment is involuntarily terminated by WEC Energy Group for any reason other than performance prior to September 18, 2020. Upon termination, Ms. Kelsey’s agreement provides for a lump sum payment equal to 1.5 times her then current annual base salary plus target annual incentive. After this benefit expires on September 18, 2020, Ms. Kelsey will be eligible to participate in the Severance Pay Plan, in which all management employees are eligible to participate.
The employment agreement Mr. Klappa entered into upon commencement of his employment with WEC Energy Group in 2003 terminated upon his retirement in May 2016.
In addition, pursuant to the terms of the SPP (and for Mr. Fletcher, his ILA) retirement benefits are paid to all participating NEOs upon termination of employment within 18 months of a change in control. Participants appointed by WEC Energy Group or the Company, including the NEOs, are also eligible to receive a supplemental disability benefit pursuant to the terms of the WEC Energy Group Supplemental Long Term Disability Plan, in an amount equal to the difference between the actual amount of the benefit payable under the long term disability plan applicable to all employees and what such disability benefit would have been if calculated without regard to any limitation imposed by the broad-based plan on annual compensation recognized thereunder.
Payments under the Severance Pay Plan
Messrs. Klappa, Lauber, Garvin, and Metcalfe have not entered into any agreement that currently provides for severance benefits upon a change in control or otherwise. These officers are eligible to participate in the Company’s Severance Pay Plan, in which all management employees are eligible to participate. In the event a participant is involuntarily terminated, other than for cause, death, disability, retirement, or resignation, the participant is entitled to receive severance pay in an amount equal to the sum of: (1) 4% of the participant’s annual base salary and target bonus, plus (2) 4% of the participant’s annual base salary and target bonus multiplied by his or her completed years of service with the Company. The maximum amount of severance pay that can be received under the plan is twelve months of a participant’s annual base salary and target bonus.

Wisconsin Electric Power Company	38	2020 Annual Meeting Information Statement

Potential Payments to Named Executive Officers Upon Termination or Change in Control of WEC Energy Group

The following tables show the potential payments upon termination or a change in control of WEC Energy Group.

Executive Benefits and Payments Upon Separation	Voluntary Termination ($)	Normal Retirement ($)	For Cause Termination ($)	Involuntary Termination ($)	Termination Upon Change in Control ($)	Disability ($)	Death ($)
J. Kevin Fletcher
Compensation:
Cash Severance	—	—	—	3,001,960	3,001,960	—	—
Additional Pension Credited Service	—	—	—	—	—	—	—
Additional 401(k) and EDCP Match	—	—	—	—	—	—	—
Long-Term Incentive Compensation:
Performance Units	—	955,042	—	—	2,235,840	2,235,840	2,235,840
Restricted Stock	—	—	—	—	504,406	504,406	504,406
Options	—	2,087,576	—	—	2,087,576	2,087,576	2,087,576
Benefits & Perquisites:
Retirement Plans	9,689,338	9,689,338	9,689,338	9,689,338	9,689,338	9,689,338	5,564,750
Health and Welfare Benefits	—	—	—	56,131	56,131	—	—
Excise Tax Gross-Up	—	—	—	—	—	—	—
Financial Planning	—	—	—	—	—	—	—
Outplacement	—	—	—	—	—	—	—
Death Benefit	—	—	—	—	—	—	3,012,000
Total	9,689,338	12,731,956	9,689,338	12,747,429	17,575,251	14,517,160	13,404,572

Gale E. Klappa
Compensation:
Cash Severance	—	—	—	1,318,593	1,318,593	—	—
Additional Pension Credited Service	—	—	—	—	—	—	—
Additional 401(k) and EDCP Match	—	—	—	—	—	—	—
Long-Term Incentive Compensation:
Performance Units	—	—	—	—	—	—	—
Restricted Stock	—	—	—	—	1,423,478	1,423,478	1,423,478
Options	—	3,838,036	—	—	3,838,036	3,838,036	3,838,036
Benefits & Perquisites:
Retirement Plans	27,556,725	27,556,725	27,556,725	27,556,725	27,556,725	27,556,725	—
Health and Welfare Benefits	—	—	—	9,355	9,355	—	—
Excise Tax Gross-Up	—	—	—	—	—	—	—
Financial Planning	—	—	—	—	—	—	—
Outplacement	—	—	—	—	—	—	—
Death Benefit	—	—	—	—	—	—	—
Total	27,556,725	31,394,761	27,556,725	28,884,673	34,146,187	32,818,239	5,261,514

Scott J. Lauber
Compensation:
Cash Severance	—	—	—	1,125,000	1,125,000	—	—
Additional Pension Credited Service	—	—	—	—	—	—	—
Additional 401(k) and EDCP Match	—	—	—	—	—	—	—
Long-Term Incentive Compensation:
Performance Units	—	1,056,310	—	—	2,132,081	2,132,081	2,132,081
Restricted Stock	—	—	—	—	448,607	448,607	448,607
Options	—	2,016,482	—	—	2,016,482	2,016,482	2,016,482
Benefits & Perquisites:
Retirement Plans	829,884	829,884	829,884	829,884	829,884	829,884	754,123
Health and Welfare Benefits	—	—	—	9,355	9,355	—	—
Excise Tax Gross-Up	—	—	—	—	—	—	—
Financial Planning	—	—	—	—	—	—	—
Outplacement	—	—	—	—	—	—	—
Death Benefit	—	—	—	—	—	—	—
Total	829,884	3,902,676	829,884	1,964,239	6,561,409	5,427,054	5,351,293

Wisconsin Electric Power Company	39	2020 Annual Meeting Information Statement

Executive Benefits and Payments Upon Separation	Voluntary Termination ($)	Normal Retirement ($)	For Cause Termination ($)	Involuntary Termination ($)	Termination Upon Change in Control ($)	Disability ($)	Death ($)
Margaret C. Kelsey
Compensation:
Cash Severance	—	—	—	1,216,687	1,216,687	—	—
Additional Pension Credited Service	—	—	—	—	—	—	—
Additional 401(k) and EDCP Match	—	—	—	—	—	—	—
Long-Term Incentive Compensation:
Performance Units	—	720,685	—	—	1,442,016	1,442,016	1,442,016
Restricted Stock	—	—	—	—	266,268	266,268	266,268
Options	—	966,468	—	—	966,468	966,468	966,468
Benefits & Perquisites:
Retirement Plans	—	—	—	—	—	—	—
Health and Welfare Benefits	—	—	—	9,355	9,355	—	—
Excise Tax Gross-Up	—	—	—	—	—	—	—
Financial Planning	—	—	—	—	—	—	—
Outplacement	—	—	—	—	—	—	—
Death Benefit	—	—	—	—	—	—	1,622,250
Total	—	1,687,153	—	1,226,042	3,900,794	2,674,752	4,297,002

Robert M. Garvin
Compensation:
Cash Severance	—	—	—	272,064	272,064	—	—
Additional Pension Credited Service	—	—	—	—	—	—	—
Additional 401(k) and EDCP Match	—	—	—	—	—	—	—
Long-Term Incentive Compensation:
Performance Units	—	562,511	—	—	1,111,372	1,111,372	1,111,372
Restricted Stock	—	—	—	—	246,715	246,715	246,715
Options	—	1,225,883	—	—	1,225,883	1,225,883	1,225,883
Benefits & Perquisites:
Retirement Plans	546,327	625,759	546,327	625,759	625,759	625,759	612,895
Health and Welfare Benefits	—	—	—	9,355	9,355	—	—
Excise Tax Gross-Up	—	—	—	—	—	—	—
Financial Planning	—	—	—	—	—	—	—
Outplacement	—	—	—	—	—	—	—
Death Benefit	—	—	—	—	—	—	1,374,060
Total	546,327	2,414,153	546,327	907,178	3,491,148	3,209,729	4,570,925

Tom Metcalfe
Compensation:
Cash Severance	—	—	—	440,781	440,781	—	—
Additional Pension Credited Service	—	—	—	—	—	—	—
Additional 401(k) and EDCP Match	—	—	—	—	—	—	—
Long-Term Incentive Compensation:
Performance Units	—	367,998	—	—	780,174	780,174	780,174
Restricted Stock	—	—	—	—	175,790	175,790	175,790
Options	—	817,331	—	—	817,331	817,331	817,331
Benefits & Perquisites:
Retirement Plans	818,398	818,398	818,398	818,398	818,398	818,398	659,576
Health and Welfare Benefits	—	—	—	9,355	9,355	—	—
Excise Tax Gross-Up	—	—	—	—	—	—	—
Financial Planning	—	—	—	—	—	—	—
Outplacement	—	—	—	—	—	—	—
Death Benefit	—	—	—	—	—	—	—
Total	818,398	2,003,727	818,398	1,268,534	3,041,829	2,591,693	2,432,871

Wisconsin Electric Power Company	40	2020 Annual Meeting Information Statement

PAY RATIO DISCLOSURE

The primary objective of our executive compensation program is to provide a competitive, performance-based plan that enables WEC Energy Group and the Company to attract and retain key individuals and to reward them for achieving both WEC Energy Group’s and the Company’s short-term and long-term goals without creating an incentive for our NEOs to take excessive risks.

For 2019, the annual total compensation of Mr. Fletcher, our principal executive officer serving in that position on December 31, 2019, of $9,262,101, as shown in the Summary Compensation Table above (“CEO Compensation”), was approximately 73 times the annual total compensation of the median employee of $127,703.

We identified the median employee as of October 7, 2017, using total wages and earnings paid during the rolling 12-month period ended October 7, 2017, as reflected in WEC Energy Group’s internal payroll records (including, without limitation, base salary, wages plus overtime, and annual cash incentive payments, as applicable), for all individuals who were employed by WEC Energy Group or any of its consolidated subsidiaries on October 7, 2017 (whether employed on a full-time, part-time, seasonal or temporary basis and including union and non-union employees). After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our CEO Compensation, which includes annual salary, bonus, change in pension value and 401(k) matching by WEC Energy Group. As defined under the pay ratio disclosure rules, the median employee remained the same since there has been no change in WEC Energy Group’s or the Company’s employee population or employee compensation that would significantly affect the pay ratio.

To provide further context to our pay practices, due to the complexity of the work associated with operating public utilities, WEC Energy Group’s workforce tends to be more highly skilled than workforces at companies in other industries. Additionally, its employees often work for WEC Energy Group for long periods of time; average employee tenure is 15 years.

We are providing the pay ratio of Mr. Fletcher to a median employee based upon his aggregate WEC Energy Group compensation because we believe doing otherwise would not be representative of the manner in which Mr. Fletcher’s compensation is determined. A significant number of employees of a WEC Energy Group-owned centralized service company who provide a substantial amount of administrative and support services to the Company would otherwise be excluded from the pay ratio calculation if it were calculated on a basis other than the consolidated WEC Energy Group level. There are also employees of several of WEC Energy Group’s other utility subsidiaries who provide services to the Company and would otherwise be excluded from the calculation.

In addition to serving as CEO and President of WEC Energy Group and as Chairman and CEO of the Company, Mr. Fletcher also serves in similar roles at several other major subsidiaries of WEC Energy Group. Therefore, the Compensation Committee determines Mr. Fletcher’s annual compensation based upon his service to WEC Energy Group and its subsidiaries, taken as a whole.

RISK ANALYSIS OF COMPENSATION POLICIES AND PRACTICES

As part of its process to determine the 2019 compensation of the NEOs, the Compensation Committee analyzed whether the compensation program of WEC Energy Group and its subsidiaries taken as a whole creates risks that are reasonably likely to have a material adverse effect on WEC Energy Group and its subsidiaries, including the Company. The Compensation Committee concluded it does not. This analysis applies generally to the compensation program for WEC Energy Group’s and the Company’s employees since all management employees (both officers and non-officers) above a certain level are provided with substantially the same mix of compensation as the NEOs. The compensation package provided to employees below this level is not applicable to this analysis as such compensation package does not provide sufficient incentive to take risks that could materially affect WEC Energy Group or the Company.

There is no objective way to measure risk resulting from a corporation’s compensation program; therefore, this analysis is subjective in nature. We believe that the only elements of the compensation program that could incentivize risk-taking by the employees of WEC Energy Group or the Company, and therefore have a reasonable likelihood of materially adversely affecting WEC Energy Group or the Company, are the annual cash incentive compensation and the long-term incentive compensation, the payout of which is dependent on the achievement of certain performance levels by WEC Energy Group and its subsidiaries, including the Company. Based upon the value of each of these elements to the overall compensation mix and the relative value each has to the other, we believe the compensation program is appropriately balanced. We believe that the mix of short- and long-term awards minimizes risks that may be taken, as any risks taken for short-term gains could ultimately jeopardize WEC Energy Group’s or the Company’s ability to meet the long-term performance objectives. Given the current balance of compensation elements, we do not believe the compensation program incentivizes unreasonable risk-taking by management.

Wisconsin Electric Power Company	41	2020 Annual Meeting Information Statement

The Compensation Committee’s stock ownership guidelines require officers who participate in the long-term incentive compensation program to hold an amount of WEC Energy Group common stock and other equity-related WEC Energy Group securities that varies depending upon such officers’ level. The guidelines require executive officers to hold common stock and other equity-related securities of WEC Energy Group having a minimum fair market value ranging from 250% to 600% of base salary. The Compensation Committee believes these stock ownership guidelines further discourage unreasonable risk taking by the officers of WEC Energy Group or the Company.

As part of this analysis, we also considered the nature of WEC Energy Group’s business as a public utility holding company and the fact that substantially all of its earnings and other financial results are generated by, or relate to, regulated public utilities, including the Company. The highly regulated nature of WEC Energy Group’s business, including limits on the amount of profit WEC Energy Group’s public utility subsidiaries (and therefore, WEC Energy Group) may earn, significantly reduces any incentive to engage in conduct that would be reasonably likely to have a material adverse effect on WEC Energy Group or the Company.

STOCK OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

None of the Company’s directors, nominees, or executive officers own any WE stock but do beneficially own shares of its parent company, WEC Energy Group, Inc.

The following table lists the beneficial ownership of WEC Energy Group common stock of each WE director, nominee, NEO, and of all of the directors and executive officers as a group as of January 31, 2020. In general, “beneficial ownership” includes those shares for which the indicated persons have voting power or investment power and WEC Energy Group stock options that are exercisable currently or within 60 days of January 31, 2020. Included are shares owned by each individual’s spouse, minor children, or any other relative sharing the same residence, as well as shares held in a fiduciary capacity or held in WEC Energy Group’s Stock Plus Investment Plan and WEC Energy Group’s 401(k) plans. The shares beneficially owned by all directors, nominees and executive officers as a group consist of less than 1% of WEC Energy Group’s outstanding common stock.

Name	Shares Beneficially Owned (1)
	Shares Owned (2) (3) (4)		Option Shares Exercisable Within 60 Days	Total
J. Kevin Fletcher	16,480		17,345	33,825
Robert M. Garvin	9,529		104,240	113,769
Margaret C. Kelsey	6,029		—	6,029
Gale E. Klappa	213,500		240,830	454,330
Scott J. Lauber	21,732		34,370	56,102
Tom Metcalfe	6,803		27,035	33,838
All directors and executive officers as a group (8 persons)	283,104	(5)	430,890	713,994

(1)
Information on beneficially owned shares is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as required for purposes of this information statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

(2)
Certain directors, nominees, NEOs, and other executive officers also hold share units in the WEC Energy Group phantom common stock account under WEC Energy Group’s EDCP as indicated: Mr. Garvin (7,295), Ms. Kelsey (3,879), Mr. Lauber (1,258), Mr. Metcalfe (24,779), and all directors and executive officers as a group (38,062). Share units are intended to reflect the performance of WEC Energy Group common stock and are payable in cash. While these units do not represent a right to acquire WEC Energy Group common stock, have no voting rights, and are not included in the number of shares reflected in the “Shares Owned” column in the table above, the Company listed them in this footnote because they represent an additional economic interest of the directors, nominees, NEOs, and other executive officers that is tied to the performance of WEC Energy Group common stock.

(3)	Each individual has sole voting and investment power as to all shares listed for such individual, except that Mr. Klappa has shared voting and/or investment power of 5,000 shares.

(4)
The directors, nominees, NEOs, and other executive officers hold shares of restricted stock (included in the table above) over which the holders have sole voting but no investment power: Mr. Fletcher (7,994), Mr. Garvin (2,457), Ms. Kelsey (3,242), Mr. Klappa (14,182), Mr. Lauber (4,972), Mr. Metcalfe (1,942), and all directors and executive officers as a group (36,098).

(5)	None of the shares beneficially owned by the directors, nominees, NEOs, or all directors and executive officers as a group are pledged as security.

Wisconsin Electric Power Company	42	2020 Annual Meeting Information Statement

OWNERS OF MORE THAN 5% OF PREFERRED STOCK

The following table shows stockholders who reported beneficial ownership of more than 5% of WE 3.60% Serial Preferred Stock, based on the information they have reported. This information is based upon Schedule 13G filed with the SEC and reflects stock holdings as of December 31, 2019. These holdings have not been otherwise adjusted for stock activity that may have occurred since December 31, 2019, if any.

Name and Address	Voting Authority		Dispositive Authority		Total Shares Beneficially Owned	Percent of WE 3.60% Serial Preferred Stock
	Sole	Shared	Sole	Shared
Robert W. Baird & Co. Incorporated 777 East Wisconsin Avenue Milwaukee, WI 53202	13,765	_	_	13,765	13,765	5.3%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company provides to and receives from WEC Energy Group and its other subsidiaries, including WEC Business Services LLC (“WBS”), a centralized service company, services, property and other items of value.

An affiliated interest agreement (the "AIA"), that became effective January 1, 2017, governs the provision and receipt of services by WEC Energy Group and its subsidiaries, including the Company. Services under the AIA are subject to various pricing methodologies. All services provided by any regulated subsidiary to another regulated subsidiary are priced at cost. All services provided by any regulated subsidiary to any nonregulated subsidiary are priced at the greater of cost or fair market value. All services provided by any nonregulated subsidiary to any regulated subsidiary are priced at the lesser of cost or fair market value. All services provided by any regulated or nonregulated subsidiary to WBS are priced at cost. WBS renders its services at cost.

Compensation Committee Interlocks and Insider Participation. None of the persons who served as members of the WEC Energy Group Compensation Committee during 2019 was an officer or employee of WEC Energy Group or the Company during 2019 or at any time in the past nor had reportable transactions with WEC Energy Group or the Company.

During 2019, none of our executive officers served as a member of the compensation committee or as a director of another entity, one of whose executive officers served on the Compensation Committee or as a director of WEC Energy Group or the Company.

AVAILABILITY OF FORM 10-K

A copy (without exhibits) of Wisconsin Electric Power Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC, is available without charge to any stockholder of record or beneficial owner of Wisconsin Electric preferred stock by writing to the Corporate Secretary, Margaret C. Kelsey, at the Company’s principal business office, 231 W. Michigan Street, PO Box 2046, Milwaukee, Wisconsin 53201. The Wisconsin Electric consolidated financial statements and certain other information found in the Form 10-K are included in the Wisconsin Electric Power Company 2019 Annual Financial Statements and Review of Operations, attached hereto as Appendix B.

Wisconsin Electric Power Company	43	2020 Annual Meeting Information Statement

APPENDIX A – EARNINGS PER SHARE GAAP RECONCILIATION

Diluted Earnings Per Share	2017	2016	2015
WEC Energy Group GAAP EPS	$3.79	$2.96	$2.34
Tax benefit related to Tax Cuts and Jobs Act of 2017	(0.65)	—	—
Acquisition costs	—	0.01	0.30
WEC Energy Group adjusted EPS	$3.14	$2.97	$2.64

WEC Energy Group provided adjusted earnings per share (non-GAAP earnings) as a complement to, and not as an alternative to, reported earnings per share presented in accordance with GAAP. For 2017, adjusted earnings per share exclude a one-time reduction in income tax expense related to a revaluation of WEC Energy Group's deferred tax assets as a result of the Tax Cuts and Jobs Act of 2017. For 2015 and 2016, adjusted earnings per share exclude costs related to WEC Energy Group's acquisition of Integrys. Neither of these items is indicative of WEC Energy Group's ongoing operating performance. Therefore, WEC Energy Group believes that the presentation of adjusted earnings per share is relevant and useful to investors to understand WEC Energy Group's operating performance. WEC Energy Group management uses such measures internally to evaluate WEC Energy Group’s performance and manage its operations.

Wisconsin Electric Power Company	A-1	2020 Annual Meeting Information Statement

APPENDIX B

WISCONSIN ELECTRIC POWER COMPANY

2019 ANNUAL REPORT TO STOCKHOLDERS

2019 ANNUAL FINANCIAL STATEMENTS

AND

REVIEW OF OPERATIONS

Wisconsin Electric Power Company	B-1	2019 Annual Financial Statements

GLOSSARY OF TERMS AND ABBREVIATIONS

The abbreviations and terms set forth below are used throughout this report and have the meanings assigned to them below:

Subsidiaries and Affiliates
ATC	American Transmission Company LLC
Bluewater	Bluewater Natural Gas Holding, LLC
Bostco	Bostco LLC
UMERC	Upper Michigan Energy Resources Corporation
WBS	WEC Business Services LLC
WE	Wisconsin Electric Power Company
We Power	W.E. Power, LLC
WEC Energy Group	WEC Energy Group, Inc.
WG	Wisconsin Gas LLC
Wispark	Wispark LLC
WPS	Wisconsin Public Service Corporation

Federal and State Regulatory Agencies
EPA	United States Environmental Protection Agency
FERC	Federal Energy Regulatory Commission
IRS	United States Internal Revenue Service
MPSC	Michigan Public Service Commission
PSCW	Public Service Commission of Wisconsin
SEC	Securities and Exchange Commission
WDNR	Wisconsin Department of Natural Resources

Accounting Terms
AFUDC	Allowance for Funds Used During Construction
ARO	Asset Retirement Obligation
ASC	Accounting Standards Codification
ASU	Accounting Standards Update
CWIP	Construction Work in Progress
FASB	Financial Accounting Standards Board
GAAP	Generally Accepted Accounting Principles
OPEB	Other Postretirement Employee Benefits
SAB	Staff Accounting Bulletin

Environmental Terms
ACE	Affordable Clean Energy
Act 141	2005 Wisconsin Act 141
BATW	Bottom Ash Transport Water
BSER	Best System of Emission Reduction
BTA	Best Technology Available
CAA	Clean Air Act
CO2	Carbon Dioxide
ELG	Steam Electric Effluent Limitation Guidelines
FGD	Flue Gas Desulfurization
GHG	Greenhouse Gas
MATS	Mercury and Air Toxics Standards
NAAQS	National Ambient Air Quality Standards
NOx	Nitrogen Oxide
RTR	Risk and Technology Review
SO2	Sulfur Dioxide

Wisconsin Electric Power Company	B-2	2019 Annual Financial Statements

Measurements
Dth	Dekatherm
MW	Megawatt
MWh	Megawatt-hour

Other Terms and Abbreviations
AIA	Affiliated Interest Agreement
AMI	Advanced Metering Infrastructure
ARR	Auction Revenue Right
Badger Hollow II	Badger Hollow Solar Farm II
CFR	Code of Federal Regulations
Compensation Committee	Compensation Committee of the Board of Directors of WEC Energy Group, Inc.
D.C. Circuit Court of Appeals	United States Court of Appeals for the District of Columbia Circuit
ERGS	Elm Road Generating Station
ER 1	Elm Road Generating Station Unit 1
ER 2	Elm Road Generating Station Unit 2
ERP	Enterprise Resource Planning
Exchange Act	Securities Exchange Act of 1934, as amended
FTR	Financial Transmission Right
GCRM	Gas Cost Recovery Mechanism
LIBOR	London Interbank Offered Rate
LMP	Locational Marginal Price
LNG	Liquefied Natural Gas
MISO	Midcontinent Independent System Operator, Inc.
MISO Energy Markets	MISO Energy and Operating Reserves Market
NYMEX	New York Mercantile Exchange
OCPP	Oak Creek Power Plant
OC 5	Oak Creek Power Plant Unit 5
OC 6	Oak Creek Power Plant Unit 6
OC 7	Oak Creek Power Plant Unit 7
OC 8	Oak Creek Power Plant Unit 8
Omnibus Stock Incentive Plan	WEC Energy Group 1993 Omnibus Stock Incentive Plan, Amended and Restated Effective as of January 1, 2016
PIPP	Presque Isle Power Plant
Point Beach	Point Beach Nuclear Power Plant
PWGS	Port Washington Generating Station
PWGS 1	Port Washington Generating Station Unit 1
PWGS 2	Port Washington Generating Station Unit 2
ROE	Return on Equity
RTO	Regional Transmission Organization
SOX	Section 404 of the Sarbanes-Oxley Act
SSR	System Support Resource
Tax Legislation	Tax Cuts and Jobs Act of 2017
Tilden	Tilden Mining Company
VAPP	Valley Power Plant

Wisconsin Electric Power Company	B-3	2019 Annual Financial Statements

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

In this report, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. These statements are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements may be identified by reference to a future period or periods or by the use of terms such as "anticipates," "believes," "could," "estimates," "expects," "forecasts," "goals," "guidance," "intends," "may," "objectives," "plans," "possible," "potential," "projects," "seeks," "should," "targets," "will," or variations of these terms.

Forward-looking statements include, among other things, statements concerning management's expectations and projections regarding earnings, completion of capital projects, sales and customer growth, rate actions and related filings with regulatory authorities, environmental and other regulations and associated compliance costs, legal proceedings, effective tax rates, pension and OPEB plans, fuel costs, sources of electric energy supply, coal and natural gas deliveries, remediation costs, environmental matters, liquidity and capital resources, and other matters.

Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in the statements. These risks and uncertainties include those described below:

•
Factors affecting utility operations such as catastrophic weather-related damage, environmental incidents, unplanned facility outages and repairs and maintenance, and electric transmission or natural gas pipeline system constraints;

•
Factors affecting the demand for electricity and natural gas, including political developments, unusual weather, changes in economic conditions, customer growth and declines, commodity prices, energy conservation efforts, and continued adoption of distributed generation by customers;

•
The timing, resolution, and impact of rate cases and negotiations, including recovery of deferred and current costs and the ability to earn a reasonable return on investment, and other regulatory decisions impacting our regulated operations;

•
The impact of recent and future federal, state, and local legislative and/or regulatory changes, including changes in rate-setting policies or procedures, deregulation and restructuring of the electric and/or natural gas utility industries, transmission or distribution system operation, the approval process for new construction, reliability standards, pipeline integrity and safety standards, allocation of energy assistance, energy efficiency mandates, and tax laws, including the Tax Legislation as well as those that affect our ability to use production tax credits and investment tax credits;

•
Federal and state legislative and regulatory changes relating to the environment, including climate change and other environmental regulations impacting generation facilities and renewable energy standards, the enforcement of these laws and regulations, changes in the interpretation of regulations or permit conditions by regulatory agencies, and the recovery of associated remediation and compliance costs;

•
The ability to obtain and retain customers, including wholesale customers, due to increased competition in our electric and natural gas markets from retail choice and alternative electric suppliers, and continued industry consolidation;

•	The timely completion of capital projects within budgets and the ability to recover the related costs through rates;

•
Factors affecting the implementation of WEC Energy Group's generation reshaping plan, including related regulatory decisions, the cost of materials, supplies, and labor, and the feasibility of competing projects;

•	The financial and operational feasibility of taking more aggressive action to further reduce GHG emissions in order to limit future global temperature increases;

•
The risks associated with changing commodity prices, particularly natural gas and electricity, and the availability of sources of fossil fuel, natural gas, purchased power, materials needed to operate environmental controls at our electric generating facilities, or water supply due to high demand, shortages, transportation problems, nonperformance by electric energy or natural gas suppliers under existing power purchase or natural gas supply contracts, or other developments;

•
Changes in credit ratings, interest rates, and our ability to access the capital markets, caused by volatility in the global credit markets, our capitalization structure, and market perceptions of the utility industry or us;

•	Changes in the method of determining LIBOR or the replacement of LIBOR with an alternative reference rate;

•	Costs and effects of litigation, administrative proceedings, investigations, settlements, claims, and inquiries;

•
The direct or indirect effect on our business resulting from terrorist attacks and cyber security intrusions, as well as the threat of such incidents, including the failure to maintain the security of personally identifiable information, the associated costs to protect our utility assets, technology systems, and personal information, and the costs to notify affected persons to mitigate their information security concerns and to comply with state notification laws;

•	The risk of financial loss, including increases in bad debt expense, associated with the inability of our customers, counterparties, and affiliates to meet their obligations;

Wisconsin Electric Power Company	B-4	2019 Annual Financial Statements

•	Changes in the creditworthiness of the counterparties with whom we have contractual arrangements, including participants in the energy trading markets and fuel suppliers and transporters;

•	The investment performance of our employee benefit plan assets, as well as unanticipated changes in related actuarial assumptions, which could impact future funding requirements;

•	Factors affecting the employee workforce, including loss of key personnel, internal restructuring, work stoppages, and collective bargaining agreements and negotiations with union employees;

•
Advances in technology, and related legislation or regulation supporting the use of that technology, that result in competitive disadvantages and create the potential for impairment of existing assets;

•	Potential business strategies to acquire and dispose of assets, which cannot be assured to be completed timely or within budgets;

•	The timing and outcome of any audits, disputes, and other proceedings related to taxes;

•
The ability to maintain effective internal controls in accordance with SOX, while both integrating and continuing to consolidate WEC Energy Group's enterprise systems with those of its other utilities;

•	The effect of accounting pronouncements issued periodically by standard-setting bodies; and

•	Other considerations disclosed elsewhere herein and in other reports we file with the SEC or in other publicly disseminated written documents.

We expressly disclaim any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Wisconsin Electric Power Company	B-5	2019 Annual Financial Statements

BUSINESS OF THE COMPANY

In this report, when we refer to "us," "we," "our," or "ours," we are referring to Wisconsin Electric Power Company. References to "Notes" are to the Notes to the Consolidated Financial Statements included in this report.

We are a subsidiary of WEC Energy Group and were incorporated in the state of Wisconsin in 1896. We maintain our principal executive offices in Milwaukee, Wisconsin and serve customers in Wisconsin. We conduct our business primarily through our utility reportable segment.

UTILITY SEGMENT
We generate and distribute electric energy to approximately 1,141,600 customers located in southeastern Wisconsin (including the metropolitan Milwaukee area), east central Wisconsin, and northern Wisconsin. We also served an iron ore mine customer, Tilden, in the Upper Peninsula of Michigan, through March 31, 2019 when Tilden became a customer of UMERC, a stand-alone utility owned by WEC Energy Group.

We provide natural gas utility service to approximately 493,900 customers in three distinct service areas in Wisconsin, including areas west and south of the City of Milwaukee, the Appleton area, and areas within Iron and Vilas Counties.

We have a steam utility that generates, distributes, and sells steam supplied by the VAPP to customers in metropolitan Milwaukee, Wisconsin. Steam is used by approximately 400 customers for processing, space heating, domestic hot water, and humidification. Annual sales of steam fluctuate from year to year based on system growth and variations in weather conditions.

OTHER SEGMENT
Our other segment included Bostco, our non-utility subsidiary that was originally formed to develop and invest in real estate. In March 2017, we sold substantially all of the remaining assets of Bostco, and, in October 2018, Bostco was dissolved. See Note 2, Disposition, for more information.

Wisconsin Electric Power Company	B-6	2019 Annual Financial Statements

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CORPORATE DEVELOPMENTS

INTRODUCTION
We are a wholly owned subsidiary of WEC Energy Group, and derive revenues primarily from the distribution and sale of electricity and natural gas to retail customers in Wisconsin. We conduct our business primarily through our utility reportable segment. See Note 17, Segment Information, for more information on our reportable business segments.

Prior to April 1, 2019, we provided electric service to Tilden, who owns an iron ore mine in the Upper Peninsula of Michigan. This customer was transferred to UMERC on April 1, 2019 after UMERC's new natural gas-fired generation in the Upper Peninsula of Michigan began commercial operation.

CORPORATE STRATEGY
Our goal is to continue to build and sustain long-term value for our customers and shareholders by focusing on the fundamentals of our business: reliability; operating efficiency; financial discipline; customer care; and safety.

Reshaping Our Generation Fleet
WEC Energy Group has developed and is executing a plan to reshape its generation portfolio. This plan balances reliability and customer cost with environmental stewardship. Taken as a whole, this plan should reduce costs to customers, preserve fuel diversity, and lower carbon emissions. Generation reshaping includes retiring older fossil fuel generation units, building state-of-the-art natural gas generation, and investing in cost-effective zero-carbon generation. In 2019, WEC Energy Group met and exceeded its 2030 goal of reducing CO2 emissions by 40% below 2005 levels, and is re-evaluating its longer-term CO2 reduction goals. WEC Energy Group has already retired more than 1,800 MW of coal-fired generation since the beginning of 2018 across its electric utilities, and expects to continue adding natural gas-fired generating units and renewable generation, including utility-scale solar projects. This plan included the March 2019 retirement of the Presque Isle power plant as well as the 2018 retirement of the Pleasant Prairie power plant. See Note 6, Property, Plant, and Equipment, for information related to the plant retirements as part of WEC Energy Group's plan.

As part of WEC Energy Group's commitment to invest in zero-carbon generation, we, along with an unaffiliated utility filed an application with the PSCW for approval to acquire an ownership interest in a proposed utility-scale solar project, Badger Hollow Solar Farm II, that will be located in Iowa County, Wisconsin. At its meeting on February 20, 2020, the PSCW approved the acquisition of this project. The approval is still subject to our receipt and review of a final written order from the PSCW. Once constructed, we will own 100 MW of the output of this project. Commercial operation of Badger Hollow Solar Farm II is targeted for the end of 2021.

In December 2018, we received approval from the PSCW for two renewable energy pilot programs. The Solar Now pilot is expected to add 35 MW of solar generation to our portfolio, allowing non-profit and government entities, as well as commercial and industrial customers to site utility owned solar arrays on their property. Under this program, in 2019, we constructed 5 MW of solar generation and we expect to construct more than double that amount in 2020. The second program, the Dedicated Renewable Energy Resource pilot, would allow large commercial and industrial customers to access renewable resources that we would operate, adding up to 150 MW of renewables to our portfolio, and allowing these larger customers to meet their sustainability and renewable energy goals.

As the cost of renewable energy generation continues to decline, these pilot programs and the utility-scale solar project have become cost effective opportunities for us and our customers to participate in renewable energy.

WEC Energy Group also has a goal to decrease the rate of methane emissions from the natural gas distribution lines in its network by 30% per mile by the year 2030 from a 2011 baseline. WEC Energy Group was over half way toward meeting that goal at the end of 2019.

Reliability
We have made significant reliability-related investments in recent years, and plan to continue strengthening and modernizing our generation fleet and distribution networks to further improve reliability. Our investments, coupled with our commitment to operating efficiency and customer care, resulted in We Energies being recognized in 2019 by PA Consulting Group, an

Wisconsin Electric Power Company	B-7	2019 Annual Financial Statements

independent consulting firm, as the most reliable utility in the Midwest for the ninth year in a row. We Energies is the trade name under which we and WG, another wholly owned subsidiary of WEC Energy Group, operate.

We plan to construct an additional LNG facility. Subject to PSCW approval, the facility would provide us with approximately one billion cubic feet of natural gas supply to meet anticipated peak demand without requiring the construction of additional interstate pipeline capacity. The facility is expected to reduce the likelihood of constraints on our natural gas system during the highest demand days of winter. Commercial operation of the LNG facility is targeted for the end of 2023.

Operating Efficiency
We continually look for ways to optimize the operating efficiency of our company. For example, we are making progress on our Advanced Metering Infrastructure program, replacing aging meter-reading equipment on both our network and customer property. An integrated system of smart meters, communication networks, and data management programs enables two-way communication between us and our customers. This program reduces the manual effort for disconnects and reconnects and enhances outage management capabilities.

WEC Energy Group continues to focus on integrating resources of its businesses and finding the best and most efficient processes while meeting all applicable legal and regulatory requirements. We also strive to provide the best value to our customers and WEC Energy Group's shareholders by embracing constructive change, leveraging capabilities and expertise, and using creative solutions to meet or exceed our customers' expectations.

Financial Discipline
A strong adherence to financial discipline is essential to earning our authorized ROE and maintaining a strong balance sheet, stable cash flows, and quality credit ratings.

We follow an asset management strategy that focuses on investing in and acquiring assets consistent with our strategic plans, as well as disposing of assets, including property, plants, and equipment, that are no longer performing as intended, or have an unacceptable risk profile. See Note 2, Disposition, for information on the sale of Bostco's remaining real estate holdings.

Exceptional Customer Care
Our approach is driven by an intense focus on delivering exceptional customer care every day. We strive to provide the best value for our customers by embracing constructive change, demonstrating personal responsibility for results, leveraging our capabilities and expertise, and using creative solutions to meet or exceed our customers’ expectations.

Safety
We have a long-standing commitment to both workplace and public safety, and under our "Target Zero" mission, we have an ultimate goal of zero incidents, accidents, and injuries. We also set goals around injury-prevention activities that raise awareness and facilitate conversations about employee safety. Our corporate safety program provides a forum for addressing employee concerns, training employees and contractors on current safety standards, and recognizing those who demonstrate a safety focus.

RESULTS OF OPERATIONS

The following discussion and analysis of our Results of Operations includes comparisons of our results for the year ended December 31, 2019 with the year ended December 31, 2018. For a similar discussion that compares our results for the year ended December 31, 2018 with the year ended December 31, 2017, see Management's Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations in our 2018 Annual Report.

Wisconsin Electric Power Company	B-8	2019 Annual Financial Statements

CONSOLIDATED EARNINGS
The following table compares our consolidated results for the year ended December 31, 2019 with the year ended December 31, 2018, including favorable or better, "B", and unfavorable or worse, "W", variances:

	Year Ended December 31
(in millions)	2019	2018	B (W)	Change Related to Flow Through of Tax Repairs	Change Related to Adoption of New Lease Guidance (Topic 842)	Remaining Change B (W)
Operating revenues	$3,496.7	$3,625.0	$(128.3)	$(13.7)	$—	$(114.6)
Cost of sales	1,190.7	1,262.1	71.4	—	8.2	63.2
Other operation and maintenance	1,053.1	1,502.4	449.3	10.6	363.3	75.4
Depreciation and amortization	384.4	348.1	(36.3)	—	(20.6)	(15.7)
Property and revenue taxes	108.3	109.9	1.6	—	—	1.6
Operating income	760.2	402.5	357.7	(3.1)	350.9	9.9
Other income, net	22.7	20.2	2.5	—	—	2.5
Interest expense	477.4	120.1	(357.3)	—	(350.9)	(6.4)
Income before income taxes	305.5	302.6	2.9	(3.1)	—	6.0
Income tax benefit	(57.8)	(56.9)	0.9	3.1	—	(2.2)
Preferred stock dividend requirements	1.2	1.2	—	—	—	—
Net income attributed to common shareholder	$362.1	$358.3	$3.8	$—	$—	$3.8

Our consolidated earnings increased $3.8 million during 2019, compared with 2018. The table above shows the income statement impacts associated with the flow through of tax repairs beginning January 1, 2018 and the adoption of ASU 2016-02, Leases (Topic 842), effective January 1, 2019. As shown in the table above, the changes related to these items had no impact on net income attributed to common shareholder, but did significantly impact our operating income. See Note 21, Regulatory Environment, for more information on the flow through of tax repairs and Note 12, Leases, for more information on the adoption of Topic 842. See below for additional information on the $3.8 million increase in consolidated earnings.

Non-GAAP Financial Measures
The discussion below addresses the operating income contribution of our utility segment and includes financial information prepared in accordance with GAAP, as well as electric margins and natural gas margins, which are not measures of financial performance under GAAP. Electric margin (electric revenues less fuel and purchased power costs) and natural gas margin (natural gas revenues less cost of natural gas sold) are non-GAAP financial measures because they exclude other operation and maintenance expense, depreciation and amortization, and property and revenue taxes.

We believe that electric and natural gas margins provide a useful basis for evaluating utility operations since the majority of prudently incurred fuel and purchased power costs, as well as prudently incurred natural gas costs, are passed through to customers in current rates. As a result, management uses electric and natural gas margins internally when assessing the operating performance of our utility segment as these measures exclude the majority of revenue fluctuations caused by changes in these expenses. Similarly, the presentation of electric and natural gas margins herein is intended to provide supplemental information for investors regarding our operating performance.

Our electric margins and natural gas margins may not be comparable to similar measures presented by other companies. Furthermore, these measures are not intended to replace operating income as determined in accordance with GAAP as an indicator of our utility segment operating performance. Our utility segment operating income for the years ended December 31, 2019 and 2018 was $760.2 million and $402.5 million, respectively. The operating income discussion below includes a table that provides the calculation of electric margins and natural gas margins, along with a reconciliation to utility segment operating income.

Wisconsin Electric Power Company	B-9	2019 Annual Financial Statements

UTILITY SEGMENT CONTRIBUTION TO OPERATING INCOME

	Year Ended December 31
(in millions)	2019	2018	B (W)
Electric revenues	$3,096.7	$3,218.8	$(122.1)
Fuel and purchased power	949.7	1,010.1	60.4
Total electric margins	2,147.0	2,208.7	(61.7)

Natural gas revenues	400.0	406.2	(6.2)
Cost of natural gas sold	241.0	252.0	11.0
Total natural gas margins	159.0	154.2	4.8

Total electric and natural gas margins	2,306.0	2,362.9	(56.9)

Other operation and maintenance	1,053.1	1,502.4	449.3
Depreciation and amortization	384.4	348.1	(36.3)
Property and revenue taxes	108.3	109.9	1.6
Operating income	$760.2	$402.5	$357.7

The following table shows a breakdown of other operation and maintenance:

	Year Ended December 31
(in millions)	2019	2018	B (W)
Operation and maintenance not included in line items below	$381.5	$442.7	$61.2
We Power (1)	140.9	506.9	366.0
Transmission (2)	254.8	265.1	10.3
Transmission expense related to the flow through of tax repairs (3)	67.2	77.8	10.6
Transmission expense related to Tax Legislation (4)	65.2	67.7	2.5
Regulatory amortizations and other pass through expenses (5)	98.2	98.1	(0.1)
Earnings sharing mechanism (6)	38.6	37.2	(1.4)
Other	6.7	6.9	0.2
Total other operation and maintenance	$1,053.1	$1,502.4	$449.3

(1)
Represents costs associated with the We Power generation units, including operating and maintenance costs we incurred. During 2018, the amount also included the lease payments that were billed from We Power to us and then recovered in our rates. We adopted ASU 2016-02, Leases (Topic 842), effective January 1, 2019, which revised the previous guidance regarding the accounting for leases. As a result of this adoption, during 2019, $363.3 million of lease expense related to the We Power leases was no longer classified within other operation and maintenance, but was instead recorded as $15.8 million and $347.5 million of depreciation and amortization and interest expense, respectively, in accordance with Topic 842.

During 2019, $134.8 million of operating and maintenance costs were billed to or incurred by us related to the We Power generation units, with the difference in costs billed or incurred and expenses recognized, either deferred or deducted from the regulatory asset. During 2018, $485.3 million of both lease and operating and maintenance costs were billed to or incurred by us related to the We Power generation units, with the difference in costs billed or incurred and expenses recognized, either deferred or deducted from the regulatory asset.

(2)
Represents transmission expense that we are authorized to collect in rates, in accordance with the PSCW's approval of escrow accounting for our ATC and MISO network transmission expenses. As a result, we defer as a regulatory asset or liability the differences between actual transmission costs and those included in rates until recovery or refund is authorized in a future rate proceeding. During 2019 and 2018, $329.4 million and $286.3 million, respectively, of costs were billed to us by transmission providers.

(3)
Represents additional transmission expense associated with the flow through of tax benefits of our repair-related deferred tax liabilities starting in 2018, in accordance with a settlement agreement with the PSCW, to maintain certain regulatory asset balances at their December 31, 2017 levels. See Note 21, Regulatory Environment, for more information. The decrease in transmission expense associated with the flow through of tax benefits is offset in income taxes.

(4)
Represents additional transmission expense associated with the May 2018 PSCW order requiring us to use 80% of our current 2018 tax benefit, including the amortization associated with the revaluation of deferred taxes, to reduce our transmission regulatory asset balance. See Note 21, Regulatory Environment, for more information.

(5)	Regulatory amortizations and other pass through expenses are substantially offset in margins and therefore do not have a significant impact on operating income.

(6)	See Note 21, Regulatory Environment, for more information about our earnings sharing mechanism.

Wisconsin Electric Power Company	B-10	2019 Annual Financial Statements

The following tables provide information on delivered volumes by customer class and weather statistics:

	Year Ended December 31
	MWh (in thousands)
Electric Sales Volumes	2019	2018	B (W)
Customer class
Residential	7,818.1	8,025.1	(207.0)
Small commercial and industrial	8,701.4	8,920.6	(219.2)
Large commercial and industrial	7,221.8	8,457.9	(1,236.1)
Other	134.8	138.7	(3.9)
Total retail	23,876.1	25,542.3	(1,666.2)
Wholesale	1,298.4	1,688.5	(390.1)
Resale	5,213.8	4,931.9	281.9
Total sales in MWh	30,388.3	32,162.7	(1,774.4)

	Year Ended December 31
	Therms (in millions)
Natural Gas Sales Volumes	2019	2018	B (W)
Customer class
Residential	404.7	383.2	21.5
Commercial and industrial	224.6	217.9	6.7
Total retail	629.3	601.1	28.2
Transport	343.4	339.2	4.2
Total sales in therms	972.7	940.3	32.4

	Year Ended December 31
	Degree Days
Weather *	2019	2018	B (W)
Heating (6,556 normal)	6,835	6,685	2.2%
Cooling (739 normal)	727	929	(21.7)%

*	Normal degree days are based on a 20-year moving average of monthly temperatures from Mitchell International Airport in Milwaukee, Wisconsin.

2019 Compared with 2018
Electric Utility Margins
Electric utility margins decreased $61.7 million during 2019, compared with 2018. The significant factors impacting the lower electric utility margins were:

•
A $40.9 million decrease in margins related to lower sales volumes, primarily driven by cooler summer weather during 2019 compared with 2018. As measured by cooling degree days, 2019 was 21.7% cooler than 2018.

•
A $13.7 million decrease in margins associated with the flow through of tax benefits of our repair-related deferred tax liabilities starting in 2018 in accordance with a settlement agreement with the PSCW to maintain certain regulatory assets at their December 31, 2017 levels. This decrease in margins was offset in income taxes. See Note 21, Regulatory Environment, for more information.

•
An $11.3 million decrease in margins related to Tilden, who owns an iron ore mine in the Upper Peninsula of Michigan. Tilden, who was our customer, became a customer of UMERC after UMERC's new natural gas-fired generating units began commercial operation on March 31, 2019.

Natural Gas Utility Margins
Natural gas utility margins increased $4.8 million during 2019, compared with 2018. The most significant factor impacting the higher natural gas utility margins was higher sales volumes, due in part to colder winter weather, customer growth, and higher use per retail customer during 2019, compared with 2018. As measured by heating degree days, 2019 was 2.2% colder than 2018.

Wisconsin Electric Power Company	B-11	2019 Annual Financial Statements

Operating Income
Operating income at the utility segment increased $357.7 million during 2019, compared with 2018. This increase was driven by $414.6 million of lower operating expenses (which include other operation and maintenance, depreciation and amortization, and property and revenue taxes), partially offset by the $56.9 million net decrease in margins discussed above.

The utility segment experienced lower overall operating expenses related to efficiencies and effective cost control. The other significant factors impacting the decrease in operating expenses during 2019, compared with 2018, were:

•
A $363.3 million decrease in other operation and maintenance expense resulting from the adoption of the new lease guidance. As discussed under the other operation and maintenance table above, the adoption of Topic 842, effective January 1, 2019, required us to change the income statement classification of our lease payments related to the We Power leases. During 2019, the lease expense related to the We Power leases was no longer classified within other operation and maintenance, but was instead recorded as a component of depreciation and amortization and interest expense in accordance with Topic 842.

•
A $70.0 million decrease in other operation and maintenance expense related to our power plants, driven by lower maintenance and labor costs associated with our 2019 and 2018 plant retirements, and increases to certain plant-related regulatory assets resulting from decisions included in our December 2019 Wisconsin rate order. Plant retirements included the 2019 retirement of the PIPP and the 2018 retirement of the Pleasant Prairie power plant. See Note 6, Property, Plant, and Equipment, for more information on the plant retirements. See Note 21, Regulatory Environment, for more information on our Wisconsin rate order.

•
A $10.6 million decrease in transmission expense in 2019 related to the flow through of tax repairs, as discussed in the other operation and maintenance table above. This decrease in transmission expense was offset in income taxes.

•
A $10.3 million decrease in transmission expense in 2019 related to Tilden. Tilden, who was our customer, became a customer of UMERC after UMERC's natural gas-fired generating units began commercial operation on March 31, 2019.

These decreases in operating expenses were partially offset by:

•
A $36.3 million increase in depreciation and amortization, driven by assets being placed into service as we continue to execute on our capital plan and additional expense recognized related to the adoption of Topic 842, as discussed in the other operation and maintenance table above.

•	A $14.4 million net increase in benefit costs, primarily related to higher deferred compensation costs in 2019.

CONSOLIDATED OTHER INCOME, NET

	Year Ended December 31
(in millions)	2019	2018	B (W)
AFUDC – Equity	$3.7	$3.9	$(0.2)
Non-service components of net periodic benefit costs	9.2	5.7	3.5
Interest income	2.2	2.2	—
Other, net	7.6	8.4	(0.8)
Other income, net	$22.7	$20.2	$2.5

2019 Compared with 2018
Other income, net increased $2.5 million during 2019, compared with 2018. The increase was primarily driven by higher net credits from the non-service components of our net periodic pension and OPEB costs. See Note 16, Employee Benefits, for more information on our benefit costs.

CONSOLIDATED INTEREST EXPENSE

	Year Ended December 31
(in millions)	2019	2018	B(W)
Interest expense	$477.4	$120.1	$(357.3)

Interest expense increased $357.3 million during 2019, compared with 2018. The increase was primarily due to the adoption of ASU 2016-02, Leases (Topic 842). Effective January 1, 2019, minimum lease payments were no longer classified within cost of sales or other operation and maintenance, but were instead recorded as a component of depreciation and amortization and

Wisconsin Electric Power Company	B-12	2019 Annual Financial Statements

interest expense in accordance with Topic 842. As a result of the adoption, for the year ended December 31, 2019, $350.9 million of minimum lease payments were recorded as interest expense on finance lease liabilities. See Note 12, Leases, for more information.

CONSOLIDATED INCOME TAX BENEFIT

	Year Ended December 31
	2019	2018	B (W)
Effective tax rate	(18.9)%	(18.8)%	0.1%

2019 Compared with 2018
Our effective tax rate decreased by 0.1% during for the year ended December 31, 2019, compared with the same period in 2018. The decrease in the effective tax rate was primarily due to the increased benefit from the flow through of tax repairs in connection with the 2017 Wisconsin rate settlement, and the impact of the 2018 PSCW order regarding the benefits associated with the Tax Legislation. The impacts of the 2018 PSCW order related to the Tax Legislation and the flow through of tax repairs were offset in operating income at the utility segment. See Note 13, Income Taxes, and Note 21, Regulatory Environment, for more information.

We expect our 2020 annual effective tax rate to be between 12% and 13%, which includes an estimated 10% effective tax rate benefit due to the amortization of unprotected excess deferred taxes in connection with our 2019 Wisconsin rate order. Excluding this estimated effective tax rate benefit, the expected 2020 range would be between 22% and 23%.

LIQUIDITY AND CAPITAL RESOURCES

The following discussion and analysis of our Liquidity and Capital Resources includes comparisons of our cash flows for the year ended December 31, 2019 with the year ended December 31, 2018. For a similar discussion that compares our cash flows for the year ended December 31, 2018 with the year ended December 31, 2017, see Management's Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources in our 2018 Annual Report.

CASH FLOWS
The following table summarizes our cash flows during the years ended December 31:

(in millions)	2019	2018	Change in 2019 Over 2018
Cash provided by (used in):
Operating activities	$854.4	$962.2	$(107.8)
Investing activities	(576.9)	(640.4)	63.5
Financing activities	(278.6)	(313.9)	35.3

Operating Activities
2019 Compared with 2018
Net cash provided by operating activities decreased $107.8 million during 2019, compared with 2018. Cash paid for interest increased $360.2 million during 2019, compared with 2018, as a result of our adoption of ASU 2016-02, Leases (Topic 842), on January 1, 2019. This increase was offset by a corresponding decrease in cash paid for other operation and maintenance. As a result, this reclassification did not have a significant impact on our cash flows from operating activities and is not reflected in the following discussion. As shown below, the only cash flow item significantly impacted by Topic 842 related to the classification of our principal payments for finance leases. See Note 12, Leases, for more information. The $107.8 million decrease in net cash provided by operating activities was driven by:

•
A $109.1 million decrease in cash related to lower overall collections from customers, primarily due to lower sales volumes driven by cooler summer weather during 2019, compared with 2018. Also contributing to this decrease was the transfer of a customer to UMERC. Tilden, the owner of an iron ore mine in the Upper Peninsula of Michigan, became a customer of UMERC on April 1, 2019.

Wisconsin Electric Power Company	B-13	2019 Annual Financial Statements

•
A $38.2 million decrease in cash due to higher collateral requirements in 2019, compared with 2018, driven by funding for both open natural gas contracts and settled natural gas contracts. See Note 15, Derivative Instruments, for more information.

•
A $28.1 million decrease in cash related to an increase in cash paid for income taxes during 2019, compared with 2018. This decrease in cash was primarily due to the utilization of fewer than expected wind production tax credits in our 2018 federal income tax return, which we filed during 2019.

These decreases in net cash provided by operating activities were partially offset by:

•
A $50.5 million increase in cash related to a change in the cash flow classification of our principal payments for finance lease obligations due to our adoption of Topic 842. Under Topic 842, our principal payments for finance lease obligations were no longer classified as cash outflows from operating activities during 2019, but were instead classified as cash outflows from financing activities. See Note 12, Leases, for more information on Topic 842 and our finance lease obligations.

•
A $26.7 million increase in cash primarily related to lower payments for fuel and purchased power during 2019, compared with 2018. Our payments for fuel and purchased power decreased due to the cooler summer weather during 2019 and due to the retirements of the Pleasant Prairie power plant in April 2018 and the PIPP in March 2019.

Investing Activities
2019 Compared with 2018
Net cash used in investing activities decreased $63.5 million during 2019, compared with 2018, driven by:

•	Net payments of $51.0 million to affiliates during 2018 related to transfers of an ERP system, other software, and equipment.

•	A $12.6 million decrease in cash paid for capital expenditures during 2019, compared with 2018, which is discussed in more detail below.

Capital Expenditures
Capital expenditures for the years ended December 31 were as follows:

(in millions)	2019	2018	Change in 2019 Over 2018
Capital expenditures	$590.6	$603.2	$(12.6)

2019 Compared with 2018
The decrease in cash paid for capital expenditures during 2019, compared with 2018, was primarily driven by projects at the OCPP and upgrades to our electric distribution system during 2018. These decreases in cash paid for capital expenditures were partially offset by increased capital expenditures during 2019 for an information technology project created to improve our billing, call center, and credit collection functions.

See Capital Resources and Requirements – Capital Requirements – Significant Capital Projects below for more information.

Financing Activities
2019 Compared with 2018
Net cash used in financing activities decreased $35.3 million during 2019, compared with 2018, driven by:

•	A $77.0 million increase in equity contributions received from our parent during 2019, compared with 2018, to balance our capital structure.

•	A $56.6 million increase in cash related to lower net repayments of commercial paper during 2019, compared with 2018.

These increases in cash were partially offset by:

•	A $50.5 million decrease in cash related to a change in the cash flow classification of our principal payments for finance lease obligations due to our adoption of Topic 842, as discussed above.

•	A $50.0 million decrease in cash due to higher dividends paid to our parent during 2019, compared with 2018, to balance our capital structure.

Wisconsin Electric Power Company	B-14	2019 Annual Financial Statements

Significant Financing Activities
For more information on our financing activities, see Note 10, Short-Term Debt and Lines of Credit, and Note 11, Long-Term Debt.

CAPITAL RESOURCES AND REQUIREMENTS
Capital Resources
Liquidity
We anticipate meeting our capital requirements for our existing operations through internally generated funds and short-term borrowings, supplemented by the issuance of intermediate or long-term debt securities, depending on market conditions and other factors, and equity contributions from our parent.

We currently have access to the capital markets and have been able to generate funds both internally and externally to meet our capital requirements. Our ability to attract the necessary financial capital at reasonable terms is critical to our overall strategic plan. We currently believe that we have adequate capacity to fund our operations for the foreseeable future through our existing borrowing arrangements, access to capital markets, and internally generated cash.

We maintain a bank back-up credit facility, which provides liquidity support for our obligations with respect to commercial paper and for general corporate purposes. We review our bank back-up credit facility needs on an ongoing basis and expect to be able to maintain adequate credit facilities to support our operations. See Note 10, Short-Term Debt and Lines of Credit, for more information on our credit facility.

At December 31, 2019, we were in compliance with all covenants related to outstanding short-term and long-term debt. We expect to be in compliance with all such debt covenants for the foreseeable future. See Note 11, Long-Term Debt, for more information.

Working Capital
Although not the case as of December 31, 2019, our current liabilities sometimes exceed our current assets. We do not expect this to have any impact on our liquidity since we believe we have adequate back-up lines of credit in place for our ongoing operations. We also believe that we can access the capital markets to finance our construction programs and to refinance current maturities of long-term debt, if necessary.

Credit Rating Risk
We do not have any credit agreements that would require material changes in payment schedules or terminations as a result of a credit rating downgrade. However, we have certain agreements in the form of commodity contracts and employee benefit plans that could require collateral or a termination payment in the event of a credit rating change to below BBB- at S&P Global Ratings and/or Baa3 at Moody's Investors Service. We also have other commodity contracts that, in the event of a credit rating downgrade, could result in a reduction of our unsecured credit granted by counterparties.

In addition, access to capital markets at a reasonable cost is determined in large part by credit quality. Any credit ratings downgrade could impact our ability to access capital markets.

Subject to other factors affecting the credit markets as a whole, we believe our current ratings should provide a significant degree of flexibility in obtaining funds on competitive terms. However, these security ratings reflect the views of the rating agency only. An explanation of the significance of these ratings may be obtained from the rating agency. Such ratings are not a recommendation to buy, sell, or hold securities. Any rating can be revised upward or downward or withdrawn at any time by a rating agency.

If we are unable to successfully take actions to manage any adverse impacts of the Tax Legislation, or if additional interpretations, regulations, amendments or technical corrections exacerbate the adverse impacts of the Tax Legislation, the legislation could result in credit rating agencies placing our credit ratings on negative outlook or downgrading our credit ratings. Any such actions by credit rating agencies may make it more difficult and costly for us to issue future debt securities and certain other types of financing and could increase borrowing costs under our credit facility.

Wisconsin Electric Power Company	B-15	2019 Annual Financial Statements

Capital Requirements
Contractual Obligations
We have the following contractual obligations and other commercial commitments as of December 31, 2019:

	Payments Due by Period (1)
(in millions)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt obligations (2)	$5,246.0	$118.7	$526.0	$519.5	$4,081.8
Finance lease obligations (3)	7,225.7	401.7	799.2	785.0	5,239.8
Operating lease obligations (4)	18.0	2.6	1.2	1.0	13.2
Energy and transportation purchase obligations (5)	9,627.8	782.3	1,517.8	1,360.0	5,967.7
Purchase orders (6)	378.8	161.9	114.7	49.6	52.6
Pension and OPEB funding obligations (7)	11.0	3.8	7.2	—	—
Total contractual obligations	$22,507.3	$1,471.0	$2,966.1	$2,715.1	$15,355.1

(1)	The amounts included in the table are calculated using current market prices, forward curves, and other estimates.

(2)	Principal and interest payments on long-term debt (excluding finance lease obligations).

(3)	Finance lease obligations for power purchase commitments and the leases with We Power. See Note 12, Leases, for more information.

(4)	Operating lease obligations for land and rail car leases. See Note 12, Leases, for more information.

(5)	Energy and transportation purchase obligations under various contracts for the procurement of fuel, power, gas supply, and associated transportation related to utility operations.

(6)	Purchase obligations related to normal business operations, information technology, and other services.

(7)	Obligations for pension and OPEB plans cannot reasonably be estimated beyond 2022.

The table above does not reflect estimated future payments related to the manufactured gas plant remediation liability of $12.1 million at December 31, 2019, as the amount and timing of payments are uncertain. We expect to incur costs annually to remediate these sites. See Note 19, Commitments and Contingencies, for more information about environmental liabilities.

AROs in the amount of $65.0 million are not included in the above table. Settlement of these liabilities cannot be determined with certainty, but we believe the majority of these liabilities will be settled in more than five years. See Note 7, Asset Retirement Obligations, for more information.

Obligations for utility operations have historically been included as part of the rate-making process and therefore are generally recoverable from customers.

Significant Capital Projects
We have several capital projects that will require significant capital expenditures over the next three years and beyond. All projected capital requirements are subject to periodic review and may vary significantly from estimates, depending on a number of factors. These factors include environmental requirements, regulatory restraints and requirements, impacts from the Tax Legislation, additional changes in tax laws and regulations, acquisition and development opportunities, market volatility, and economic trends. Our estimated capital expenditures for the next three years are as follows:

(in millions)
2020	$701.9
2021	1,189.5
2022	926.7
Total	$2,818.1

The majority of spending consists of upgrading our electric and natural gas distribution systems to enhance reliability. These upgrades include the AMI program. AMI is an integrated system of smart meters, communication networks, and data management systems that enable two-way communication between utilities and customers.

Additionally, as part of our commitment to invest in zero-carbon generation, we, along with an unaffiliated utility filed an application with the PSCW for approval to acquire an ownership interest in a proposed utility-scale solar project, Badger Hollow II, that will be located in Iowa County, Wisconsin. At its meeting on February 20, 2020, the PSCW approved the acquisition of this project. The approval is still subject to our receipt and review of a final written order from the PSCW. Once constructed, we will own 100 MW of the output of this project. Our share of the cost of this project is estimated to be $130 million. Commercial operation of Badger Hollow II is targeted for the end of 2021. Solar generation technology has greatly improved, has become more cost-effective, and it complements our summer demand curve.

Wisconsin Electric Power Company	B-16	2019 Annual Financial Statements

We plan to construct a LNG facility. Subject to PSCW approval, the facility would provide us with approximately one billion cubic feet of natural gas supply to meet anticipated peak demand without requiring the construction of additional interstate pipeline capacity. The facility is expected to reduce the likelihood of constraints on our natural gas system during the highest demand days of winter. The project is estimated to cost approximately $185 million. Commercial operation of the LNG facility is targeted for the end of 2023.

Common Stock Matters
For information related to our common stock matters, see Note 8, Common Equity.

Investments in Outside Trusts
We use outside trusts to fund our pension and certain OPEB obligations. These trusts had investments of approximately $1.3 billion as of December 31, 2019. These trusts hold investments that are subject to the volatility of the stock market and interest rates. We contributed $5.5 million and $6.3 million to our pension and OPEB plans in 2019 and 2018, respectively. Future contributions to the plans will be dependent upon many factors, including the performance of existing plan assets and long-term discount rates. For additional information, see Note 16, Employee Benefits.

Off-Balance Sheet Arrangements
We are a party to various financial instruments with off-balance sheet risk as a part of our normal course of business, including letters of credit that primarily support our commodity contracts. We believe that these agreements do not have, and are not reasonably likely to have, a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources. See Note 1(p), Guarantees, Note 10, Short-Term Debt and Lines of Credit, and Note 18, Variable Interest Entities, for more information.

FACTORS AFFECTING RESULTS, LIQUIDITY, AND CAPITAL RESOURCES

MARKET RISKS AND OTHER SIGNIFICANT RISKS
We are exposed to market and other significant risks as a result of the nature of our businesses and the environments in which those businesses operate. These risks, described in further detail below, include but are not limited to:

Regulatory Recovery
We account for our regulated operations in accordance with accounting guidance under the Regulated Operations Topic of the FASB ASC. Our rates are determined by the PSCW. See Note 21, Regulatory Environment, for additional information regarding recent rate proceedings and orders.

Regulated entities are allowed to defer certain costs that would otherwise be charged to expense if the regulated entity believes the recovery of those costs is probable. We record regulatory assets pursuant to specific orders or by a generic order issued by our regulators. Recovery of the deferred costs in future rates is subject to the review and approval by those regulators. We assume the risks and benefits of ultimate recovery of these items in future rates. If the recovery of the deferred costs is not approved by our regulators, the costs would be charged to income in the current period. In general, our regulatory assets are recovered over a period of between one to twenty years. Regulators can impose liabilities on a prospective basis for amounts previously collected from customers and for amounts that are expected to be refunded to customers. We record these items as regulatory liabilities. As of December 31, 2019, our regulatory assets were $2,755.2 million, and our regulatory liabilities were $1,756.2 million.

Due to the Tax Legislation, we remeasured our deferred taxes and recorded a tax benefit of $1,102 million. We have been returning this tax benefit to ratepayers through bill credits and reductions to other regulatory assets, which we expect to continue. See Note 13, Income Taxes, and Note 21, Regulatory Environment, for more information.

Commodity Costs
In the normal course of providing energy, we are subject to market fluctuations in the costs of coal, natural gas, purchased power, and fuel oil used in the delivery of coal. We manage our fuel and natural gas supply costs through a portfolio of short and long-term procurement contracts with various suppliers for the purchase of coal, natural gas, and fuel oil. In addition, we manage the risk of price volatility through natural gas and electric hedging programs.

Embedded within our rates are amounts to recover fuel, natural gas, and purchased power costs. We have recovery mechanisms in place that allow us to recover or refund all or a portion of the changes in prudently incurred fuel, natural gas, and purchased power costs from rate case-approved amounts.

Wisconsin Electric Power Company	B-17	2019 Annual Financial Statements

Higher commodity costs can increase our working capital requirements, result in higher gross receipts taxes, and lead to increased energy efficiency investments by our customers to reduce utility usage and/or fuel substitution. Higher commodity costs combined with slower economic conditions also expose us to greater risks of accounts receivable write-offs as more customers are unable to pay their bills. See Note 1(d), Operating Revenues, for more information on our mechanism that allows for cost recovery or refund of uncollectible expense.

Weather
Our utility rates are based upon estimated normal temperatures. Our electric utility margins are unfavorably sensitive to below normal temperatures during the summer cooling season and, to some extent, to above normal temperatures during the winter heating season. Our natural gas utility margins are unfavorably sensitive to above normal temperatures during the winter heating season. A summary of actual weather information in our service territory during 2019 and 2018, as measured by degree days, may be found in Results of Operations.

Interest Rates
We are exposed to interest rate risk resulting from our short-term borrowings and projected near-term debt financing needs. We manage exposure to interest rate risk by limiting the amount of our variable rate obligations and continually monitoring the effects of market changes on interest rates. When it is advantageous to do so, we enter into long-term fixed rate debt.

Based on our variable rate debt outstanding at December 31, 2019, and December 31, 2018, a hypothetical increase in market interest rates of one percentage point would have increased annual interest expense by $1.2 million and $1.4 million in 2019 and 2018, respectively. This sensitivity analysis was performed assuming a constant level of variable rate debt during the period and an immediate increase in interest rates, with no other changes for the remainder of the period.

Marketable Securities Return
We use various trusts to fund our pension and OPEB obligations. These trusts invest in debt and equity securities. Changes in the market prices of these assets can affect future pension and OPEB expenses. Additionally, future contributions can also be affected by the investment returns on trust fund assets. We believe that the financial risks associated with investment returns would be partially mitigated through future rate actions by the PSCW.

The fair value of our trust fund assets and expected long-term returns were approximately:

(in millions)	As of December 31, 2019	Expected Return on Assets in 2020
Pension trust funds	$1,094.6	6.75%
OPEB trust funds	$228.5	7.00%

Fiduciary oversight of the pension and OPEB trust fund investments is the responsibility of an Investment Trust Policy Committee. The Committee works with external actuaries and investment consultants on an ongoing basis to establish and monitor investment strategies and target asset allocations. Forecasted cash flows for plan liabilities are regularly updated based on annual valuation results. Target asset allocations are determined utilizing projected benefit payment cash flows and risk analyses of appropriate investments. The targeted asset allocations are intended to reduce risk, provide long-term financial stability for the plans, and maintain funded levels which meet long-term plan obligations while preserving sufficient liquidity for near-term benefit payments. Investment strategies utilize a wide diversification of asset types and qualified external investment managers.

WEC Energy Group consults with its investment advisors on an annual basis to help it forecast expected long-term returns on plan assets by reviewing actual historical returns and calculating expected total trust returns using the weighted-average of long-term market returns for each of the major target asset categories utilized in the funds.

Economic Conditions
Our service territories are within the state of Wisconsin. As such, we are exposed to market risks in the regional Midwest economy. In addition, any economic downturn or disruption of national or international markets could adversely affect the financial condition of our customers and demand for their products, which could affect their demand for our products.

Inflation
We continue to monitor the impact of inflation, especially with respect to the costs of medical plans, fuel, transmission access, construction costs, and regulatory and environmental compliance in order to minimize its effects in future years through pricing strategies, productivity improvements, and cost reductions. We do not believe the impact of general inflation will have a material impact on our future results of operations.

Wisconsin Electric Power Company	B-18	2019 Annual Financial Statements

For additional information concerning risk factors, including market risks, see the Cautionary Statement Regarding Forward-Looking Information at the beginning of this report.

COMPETITIVE MARKETS
Electric Utility Industry
The FERC supports large RTOs, which directly impacts the structure of the wholesale electric market. Due to the FERC's support of RTOs, MISO uses the MISO Energy Markets to carry out its operations, including the use of LMP to value electric transmission congestion and losses. Increased competition in the retail and wholesale markets, which may result from restructuring efforts, could have a significant and adverse financial impact on us.

Electric utility revenues in Wisconsin are regulated by the PSCW. The PSCW continues to maintain the position that the question of whether to implement electric retail competition in Wisconsin should ultimately be decided by the Wisconsin legislature. No such legislation has been introduced in Wisconsin to date, and it is uncertain when, if at all, retail choice might be implemented in Wisconsin.

Natural Gas Utility Industry
Due to the PSCW's previous proceedings on natural gas industry regulation in a competitive environment, the PSCW currently provides all Wisconsin customer classes with competitive markets the option to choose a third-party natural gas supplier. All of our Wisconsin customer classes have competitive market choices and, therefore, can purchase natural gas directly from either a third-party supplier or us. Since third-party suppliers can be used in Wisconsin, the PSCW has also adopted standards for transactions between a utility and its natural gas marketing affiliates.

We offer both natural gas transportation service and interruptible natural gas sales to enable customers to better manage their energy costs. Customers continue to switch between firm system supply, interruptible system supply, and transportation service each year as the economics and service options change. We offer natural gas transportation services to our customers that elect to purchase natural gas directly from a third-party supplier. Since these transportation customers continue to use our distribution systems to transport natural gas to their facilities, we earn distribution revenues from them. As such, the loss of revenue associated with the cost of natural gas that our transportation customers purchase from third-party suppliers has little impact on our net income, as it is offset by an equal reduction to natural gas costs. We are currently unable to predict the impact, if any, of potential future industry restructuring on our results of operations or financial position.

ENVIRONMENTAL MATTERS
See Note 19, Commitments and Contingencies, for a discussion of certain environmental matters affecting us, including rules and regulations relating to air quality, water quality, land quality, and climate change.

OTHER MATTERS
Tax Cuts and Jobs Act of 2017
In December 2017, the Tax Legislation was signed into law. In May 2018, the PSCW issued a written order regarding how to refund certain tax savings from the Tax Legislation to our ratepayers in Wisconsin. The various remaining impacts of the Tax Legislation on our Wisconsin operations were addressed in our recent rate order issued by the PSCW in December 2019. See Note 21, Regulatory Environment, for more information on our rate orders. In addition, the MPSC approved a settlement in May 2018 with Tilden that addressed all base rate impacts of the Tax Legislation. Tilden owns the iron ore mine located in the Upper Peninsula of Michigan that we provided retail electric service to prior to April 1, 2019. We are also working with the FERC to modify our formula rate tariff for the impacts of the Tax Legislation, and we expect to receive FERC approval for the modified tariff in 2020.

Bonus Depreciation Provisions
Bonus depreciation is an additional amount of first-year tax deductible depreciation that is awarded above what would normally be available. The bonus depreciation deduction available for public utility property subject to rate-making by a government entity or public utility commission was modified by the Tax Legislation. Based on the provisions of the Tax Legislation, bonus depreciation can no longer be deducted for public utility property acquired and placed in service after December 31, 2017.

Wisconsin Electric Power Company	B-19	2019 Annual Financial Statements

CRITICAL ACCOUNTING POLICIES AND ESTIMATES
Preparation of financial statements and related disclosures in compliance with GAAP requires the application of appropriate technical accounting rules and guidance, as well as the use of estimates. The application of these policies necessarily involves judgments regarding future events, including the likelihood of success of particular projects, legal and regulatory challenges and anticipated recovery of costs. These judgments, in and of themselves, could materially impact the financial statements and disclosures based on varying assumptions. In addition, the financial and operating environment may also have a significant effect, not only on the operation of our business, but on our results reported through the application of accounting measures used in preparing the financial statements and related disclosures, even if the nature of the accounting policies applied have not changed.

The following is a list of accounting policies that are most significant to the portrayal of our financial condition and results of operations and that require management's most difficult, subjective or complex judgments:

Regulatory Accounting
Our utility operations follow the guidance under the Regulated Operations Topic of the FASB ASC (Topic 980). Our financial statements reflect the effects of the rate-making principles followed by the jurisdictions regulating us. Certain items that would otherwise be immediately recognized as revenues and expenses are deferred as regulatory assets and regulatory liabilities for future recovery or refund to customers, as authorized by our regulators.

Future recovery of regulatory assets is not assured and is generally subject to review by regulators in rate proceedings for matters such as prudence and reasonableness. Once approved, the regulatory assets and liabilities are amortized into earnings over the rate recovery or refund period. If recovery or refund of costs is not approved or is no longer considered probable, these regulatory assets or liabilities are recognized in current period earnings. Management regularly assesses whether these regulatory assets and liabilities are probable of future recovery or refund by considering factors such as changes in the regulatory environment, earnings from our electric and natural gas utility operations, and the status of any pending or potential deregulation legislation.

The application of the Regulated Operations Topic of the FASB ASC would be discontinued if all or a separable portion of our utility operations no longer met the criteria for application. Our regulatory assets and liabilities would be written off to income as an unusual or infrequently occurring item in the period in which discontinuation occurred. As of December 31, 2019, we had $2,755.2 million in regulatory assets and $1,756.2 million in regulatory liabilities. See Note 5, Regulatory Assets and Liabilities, for more information.

Long-Lived Assets
In accordance with ASC 980-360, Regulated Operations – Property, Plant, and Equipment, we periodically assess the recoverability of certain long-lived assets when events or changes in circumstances indicate that the carrying amount of those long-lived assets may not be recoverable. Examples of events or changes in circumstances include, but are not limited to, a significant decrease in the market price, a significant change in use, adverse legal factors or a change in business climate, operating or cash flow losses, or an expectation that the asset might be sold. These assessments require significant assumptions and judgments by management. Long-lived assets that would be subject to an impairment assessment would generally include any assets within regulated operations that may not be fully recovered from our customers as a result of regulatory decisions that will be made in the future.

In accordance with ASC 980-360, when it becomes probable that a generating unit will be retired before the end of its useful life, we assess whether the generating unit meets the criteria for abandonment accounting. Generating units that are considered probable of abandonment are expected to cease operations in the near term, significantly before the end of their original estimated useful lives. As a result, the remaining net book value of these assets can be significant. If a generating unit meets applicable criteria to be considered probable of abandonment, and the unit has been abandoned, we assess the likelihood of recovery of the remaining net book value of that generating unit at the end of each reporting period. If it becomes probable that regulators will disallow full recovery or a return on the remaining net book value of a generating unit that is either abandoned or probable of being abandoned, an impairment loss may be required. An impairment loss would be recorded if the remaining net book value of the generating unit is greater than the present value of the amount expected to be recovered from ratepayers.

Pleasant Prairie power plant was retired during 2018. PIPP was retired during 2019. Effective with our rate order issued by the PSCW in December 2019, we received approval to collect a return of and on the entire net book value of the PIPP and we received approval to collect a full return of and on all but $100 million of the net book value of the Pleasant Prairie power plant. In accordance with our PSCW rate order received in December 2019, we will seek a financing order from the PSCW to securitize the remaining $100 million. See Note 6, Property, Plant, and Equipment, and Note 21, Regulatory Environment, for more information on our retired generating units, including various approvals we received from the FERC and the PSCW.

Wisconsin Electric Power Company	B-20	2019 Annual Financial Statements

Pension and Other Postretirement Employee Benefits
The costs of providing non-contributory defined pension benefits and OPEB, described in Note 16, Employee Benefits, are dependent upon numerous factors resulting from actual plan experience and assumptions of future experience.

Pension and OPEB costs are impacted by actual employee demographics (including age, compensation levels, and employment periods), the level of contributions made to the plans, and earnings on plan assets. Pension and OPEB costs may also be significantly affected by changes in key actuarial assumptions, including anticipated rates of return on plan assets, mortality and discount rates, and expected health care cost trends. Changes made to the plan provisions may also impact current and future pension and OPEB costs.

Pension and OPEB plan assets are primarily made up of equity and fixed income investments. Fluctuations in actual equity and fixed income market returns, as well as changes in general interest rates, may result in increased or decreased benefit costs in future periods. We believe that such changes in costs would be recovered or refunded through the rate-making process.

The following table shows how a given change in certain actuarial assumptions would impact the projected benefit obligation and the reported net periodic pension cost. Each factor below reflects an evaluation of the change based on a change in that assumption only.

Actuarial Assumption (in millions, except percentages)	Percentage-Point Change in Assumption	Impact on Projected Benefit Obligation	Impact on 2019 Pension Cost
Discount rate	(0.5)	$63.9	$3.5
Discount rate	0.5	(54.8)	(3.0)
Rate of return on plan assets	(0.5)	N/A	5.1
Rate of return on plan assets	0.5	N/A	(5.1)

The following table shows how a given change in certain actuarial assumptions would impact the accumulated OPEB obligation and the reported net periodic OPEB cost. Each factor below reflects an evaluation of the change based on a change in that assumption only.

Actuarial Assumption (in millions, except percentages)	Percentage-Point Change in Assumption	Impact on Postretirement Benefit Obligation	Impact on 2019 Postretirement Benefit Cost
Discount rate	(0.5)	$14.1	$2.1
Discount rate	0.5	(12.2)	(2.1)
Health care cost trend rate	(0.5)	(6.1)	(2.0)
Health care cost trend rate	0.5	7.1	2.3
Rate of return on plan assets	(0.5)	N/A	1.0
Rate of return on plan assets	0.5	N/A	(1.0)

The discount rates are selected based on hypothetical bond portfolios consisting of noncallable, high-quality corporate bonds across the full maturity spectrum. From the hypothetical bond portfolios, a single rate is determined that equates the market value of the bonds purchased to the discounted value of the plans' expected future benefit payments.

We establish our expected return on assets based on consideration of historical and projected asset class returns, as well as the target allocations of the benefit trust portfolios. The assumed long-term rate of return on pension plan assets was 7.00% in 2019, 2018, and 2017. The actual rate of return on pension plan assets, net of fees, was 15.83%, (2.91)%, and 11.48%, in 2019, 2018, and 2017, respectively.

In selecting assumed health care cost trend rates, past performance and forecasts of health care costs are considered. For more information on health care cost trend rates and a table showing future payments that we expect to make for our pension and OPEB, see Note 16, Employee Benefits.

Unbilled Revenues
We record utility operating revenues when energy is delivered to our customers. However, the determination of energy sales to individual customers is based upon the reading of their meters, which occurs on a systematic basis throughout the month. At the end of each month, amounts of energy delivered to customers since the date of their last meter reading are estimated and corresponding unbilled revenues are calculated. This unbilled revenue is estimated each month based upon actual generation and throughput volumes, recorded sales, estimated customer usage by class, weather factors, estimated line losses, and applicable customer rates. Significant fluctuations in energy demand for the unbilled period or changes in the composition of

Wisconsin Electric Power Company	B-21	2019 Annual Financial Statements

customer classes could impact the accuracy of the unbilled revenue estimate. Total utility operating revenues during 2019 of approximately $3.5 billion included accrued utility revenues of $205.6 million as of December 31, 2019.

Income Tax Expense
We are required to estimate income taxes for each of the jurisdictions in which we operate as part of the process of preparing consolidated financial statements. This process involves estimating current income tax liabilities together with assessing temporary differences resulting from differing treatment of items, such as depreciation, for income tax and accounting purposes. These differences result in deferred income tax assets and liabilities, which are included within our balance sheets. We also assess the likelihood that our deferred income tax assets will be recovered through future taxable income. To the extent we believe that realization is not likely, we establish a valuation allowance, which is offset by an adjustment to income tax expense in our income statements.

Uncertainty associated with the application of tax statutes and regulations and the outcomes of tax audits and appeals requires that judgments and estimates be made in the accrual process and in the calculation of effective tax rates. Only income tax benefits that meet the "more likely than not" recognition threshold may be recognized or continue to be recognized. Unrecognized tax benefits are re-evaluated quarterly and changes are recorded based on new information, including the issuance of relevant guidance by the courts or tax authorities and developments occurring in the examinations of our tax returns.

Significant management judgment is required in determining our provision for income taxes, deferred income tax assets and liabilities, the liability for unrecognized tax benefits, and any valuation allowance recorded against deferred income tax assets. The assumptions involved are supported by historical data, reasonable projections, and interpretations of applicable tax laws and regulations across multiple taxing jurisdictions. Significant changes in these assumptions could have a material impact on our financial condition and results of operations. See Note 1(m), Income Taxes, and Note 13, Income Taxes, for a discussion of accounting for income taxes.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

See Management's Discussion and Analysis of Financial Condition and Results of Operations – Factors Affecting Results, Liquidity, and Capital Resources – Market Risks and Other Significant Risks, as well as Note 1(n), Fair Value Measurements, Note 1(o), Derivative Instruments, and Note 1(p), Guarantees, for information concerning potential market risks to which we are exposed.

Wisconsin Electric Power Company	B-22	2019 Annual Financial Statements

WISCONSIN ELECTRIC POWER COMPANY
CONSOLIDATED INCOME STATEMENTS

Year Ended December 31
(in millions)	2019	2018	2017
Operating revenues	$3,496.7	$3,625.0	$3,711.7

Operating expenses
Cost of sales	1,190.7	1,262.1	1,286.4
Other operation and maintenance	1,053.1	1,502.4	1,352.0
Depreciation and amortization	384.4	348.1	331.6
Property and revenue taxes	108.3	109.9	109.6
Total operating expenses	2,736.5	3,222.5	3,079.6

Operating income	760.2	402.5	632.1

Other income, net	22.7	20.2	13.2
Interest expense	477.4	120.1	117.3
Other expense	(454.7)	(99.9)	(104.1)

Income before income taxes	305.5	302.6	528.0
Income tax expense (benefit)	(57.8)	(56.9)	191.2
Net income	363.3	359.5	336.8

Preferred stock dividend requirements	1.2	1.2	1.2
Net income attributed to common shareholder	$362.1	$358.3	$335.6

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

Wisconsin Electric Power Company	B-23	2019 Annual Financial Statements

WISCONSIN ELECTRIC POWER COMPANY
CONSOLIDATED BALANCE SHEETS

At December 31
(in millions, except share and per share amounts)	2019	2018
Assets
Current assets
Cash and cash equivalents	$19.1	$20.2
Accounts receivable and unbilled revenues, net of reserves of $38.1 and $40.9, respectively	434.6	472.3
Accounts receivable from related parties	86.5	112.4
Materials, supplies, and inventories	229.8	241.4
Prepaid taxes	104.4	138.4
Other	33.6	31.6
Current assets	908.0	1,016.3

Long-term assets
Property, plant, and equipment, net of accumulated depreciation and amortization of $4,564.0 and $4,505.5, respectively	9,586.7	9,528.9
Regulatory assets	2,755.2	2,902.2
Other	110.9	90.9
Long-term assets	12,452.8	12,522.0
Total assets	$13,360.8	$13,538.3

Liabilities and Equity
Current liabilities
Short-term debt	$115.5	$134.9
Current portion of long-term debt	—	250.0
Current portion of finance and capital lease obligations	57.8	49.9
Accounts payable	267.6	248.9
Accounts payable to related parties	184.5	226.0
Accrued payroll and benefits	51.3	50.4
Accrued taxes	12.3	13.6
Other	105.6	103.2
Current liabilities	794.6	1,076.9

Long-term liabilities
Long-term debt	2,759.2	2,459.6
Finance and capital lease obligations	2,783.1	2,807.2
Deferred income taxes	1,347.4	1,298.3
Regulatory liabilities	1,744.2	2,002.3
Pension and OPEB obligations	59.8	118.5
Other	281.0	284.3
Long-term liabilities	8,974.7	8,970.2

Commitments and contingencies (Note 19)

Common shareholder's equity
Common stock – $10 par value; 65,000,000 shares authorized; 33,289,327 shares outstanding	332.9	332.9
Additional paid in capital	929.5	831.3
Retained earnings	2,298.7	2,296.6
Common shareholder's equity	3,561.1	3,460.8

Preferred stock	30.4	30.4
Total liabilities and equity	$13,360.8	$13,538.3

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

Wisconsin Electric Power Company	B-24	2019 Annual Financial Statements

WISCONSIN ELECTRIC POWER COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended December 31
(in millions)	2019	2018	2017
Operating activities
Net income	$363.3	$359.5	$336.8
Reconciliation to cash provided by operating activities
Depreciation and amortization	384.4	348.1	331.6
Deferred income taxes and investment tax credits, net	(131.2)	(0.7)	109.7
Contributions and payments related to pension and OPEB plans	(5.5)	(6.3)	(8.3)
Payments for liabilities transferred to affiliates	(4.5)	(10.1)	(0.3)
Change in –
Accounts receivable and unbilled revenues	60.3	34.8	(64.9)
Materials, supplies, and inventories	11.6	9.3	20.3
Prepaid taxes	34.0	(28.3)	0.5
Other current assets	(5.2)	13.5	(11.8)
Accounts payable	(22.4)	13.2	45.8
Accrued taxes	(1.3)	(41.1)	12.8
Other current liabilities	(1.1)	(5.2)	12.2
Other, net	172.0	275.5	(86.4)
Net cash provided by operating activities	854.4	962.2	698.0

Investing activities
Capital expenditures	(590.6)	(603.2)	(596.1)
Proceeds from the sale of assets	2.0	1.7	22.9
Proceeds from assets transferred to affiliates	0.1	8.8	—
Payments for assets transferred from affiliates	—	(59.8)	—
Other, net	11.6	12.1	5.0
Net cash used in investing activities	(576.9)	(640.4)	(568.2)

Financing activities
Change in short-term debt	(19.4)	(76.0)	51.9
Repayment of subsidiary note to parent	—	—	(18.5)
Issuance of long-term debt	300.0	300.0	—
Retirement of long-term debt	(250.0)	(250.0)	—
Payments for finance lease obligations	(50.5)	—	—
Equity contribution from parent	105.0	28.0	75.0
Payment of dividends to parent	(360.0)	(310.0)	(240.0)
Other, net	(3.7)	(5.9)	(1.3)
Net cash used in financing activities	(278.6)	(313.9)	(132.9)

Net change in cash and cash equivalents	(1.1)	7.9	(3.1)
Cash and cash equivalents at beginning of year	20.2	12.3	15.4
Cash and cash equivalents at end of year	$19.1	$20.2	$12.3

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

Wisconsin Electric Power Company	B-25	2019 Annual Financial Statements

WISCONSIN ELECTRIC POWER COMPANY
CONSOLIDATED STATEMENTS OF EQUITY

	Wisconsin Electric Power Company Common Shareholder's Equity
	Common Stock	Additional Paid-In Capital	Retained Earnings	Total Common Shareholder's Equity	Preferred Stock	Total Equity
(in millions)
Balance at December 31, 2016	$332.9	$1,020.1	$2,140.8	$3,493.8	$30.4	$3,524.2
Net income attributed to common shareholder	—	—	335.6	335.6	—	335.6
Payment of dividends to parent	—	—	(240.0)	(240.0)	—	(240.0)
Cumulative effect adjustment from adoption of ASU 2016-09	—	—	11.9	11.9	—	11.9
Equity contribution from parent	—	75.0	—	75.0	—	75.0
Transfer of net assets to UMERC	—	(61.1)	—	(61.1)	—	(61.1)
Transfer of ATC ownership interest and related taxes	—	(228.6)	—	(228.6)	—	(228.6)
Settlement of a short-term note receivable between Bostco and our parent company	—	(4.8)	—	(4.8)	—	(4.8)
Stock-based compensation and other	—	2.1	—	2.1	—	2.1
Balance at December 31, 2017	$332.9	$802.7	$2,248.3	$3,383.9	$30.4	$3,414.3
Net income attributed to common shareholder	—	—	358.3	358.3	—	358.3
Payment of dividends to parent	—	—	(310.0)	(310.0)	—	(310.0)
Equity contribution from parent	—	28.0	—	28.0	—	28.0
Stock-based compensation and other	—	0.6	—	0.6	—	0.6
Balance at December 31, 2018	$332.9	$831.3	$2,296.6	$3,460.8	$30.4	$3,491.2
Net income attributed to common shareholder	—	—	362.1	362.1	—	362.1
Payment of dividends to parent	—	—	(360.0)	(360.0)	—	(360.0)
Equity contribution from parent	—	105.0	—	105.0	—	105.0
Transfer of net assets to UMERC	—	(7.3)	—	(7.3)	—	(7.3)
Stock-based compensation and other	—	0.5	—	0.5	—	0.5
Balance at December 31, 2019	$332.9	$929.5	$2,298.7	$3,561.1	$30.4	$3,591.5

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

Wisconsin Electric Power Company	B-26	2019 Annual Financial Statements

WISCONSIN ELECTRIC POWER COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(a) Nature of Operations—We are an electric, natural gas, and steam utility company that serves electric and natural gas customers in Wisconsin, and steam customers in metropolitan Milwaukee, Wisconsin. Prior to April 1, 2019, we also provided electric service to Tilden, who owns an iron ore mine in the Upper Peninsula of Michigan. This customer was transferred to UMERC on April 1, 2019 after UMERC's new natural gas-fired generation in the Upper Peninsula of Michigan began commercial operation. WEC Energy Group owns all of our outstanding common stock.

As used in these notes, the term "financial statements" refers to the consolidated financial statements. This includes the income statements, balance sheets, statements of cash flows, and statements of equity, unless otherwise noted.

Through October 2018, we had one wholly owned subsidiary, Bostco. In March 2017, we sold substantially all of the remaining assets of Bostco, and, in October 2018, Bostco was dissolved. See Note 2, Disposition, for more information. The financial statements include our accounts and the accounts of our former wholly owned subsidiary. Investments in companies not controlled by us, but over which we have significant influence regarding the operating and financial policies of the investee, are accounted for using the equity method.

(b) Basis of Presentation—We prepare our financial statements in conformity with GAAP. We make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates.

(c) Cash and Cash Equivalents—Cash and cash equivalents include marketable debt securities with an original maturity of three months or less.

(d) Operating Revenues—The following discussion includes our significant accounting policies related to operating revenues. For additional required disclosures on disaggregation of operating revenues, see Note 4, Operating Revenues.

Revenues from Contracts with Customers
Electric Utility Operating Revenues – Electricity sales to residential and commercial and industrial customers are generally accomplished through requirements contracts, which provide for the delivery of as much electricity as the customer needs. These contracts represent discrete deliveries of electricity and consist of one distinct performance obligation satisfied over time, as the electricity is delivered and consumed by the customer simultaneously. For our residential and commercial and industrial customers, our performance obligation is bundled to consist of both the sale and the delivery of the electric commodity.

The transaction price of the performance obligations for residential and commercial and industrial customers is valued using the rates, charges, terms, and conditions of service included in our tariffs, which have been approved by the PSCW. These rates often have a fixed component customer charge and a usage-based variable component charge. We recognize revenue for the fixed component customer charge monthly using a time-based output method. We recognize revenue for the usage-based variable component charge using an output method based on the quantity of electricity delivered each month. Our retail electric rates in Wisconsin include base amounts for fuel and purchased power costs, which also impact our revenues. The electric fuel rules set by the PSCW allow us to defer, for subsequent rate recovery or refund, under- or over-collections of actual fuel and purchased power costs that exceed a 2% price variance from the costs included in the rates charged to customers. We monitor the deferral of under-collected costs to ensure that it does not cause us to earn a greater ROE than authorized by the PSCW. In addition, our residential tariffs include a mechanism for cost recovery or refund of uncollectible expense based on the difference between actual uncollectible write-offs and the amounts recovered in rates.

Wholesale customers who resell power can choose to either bundle capacity and electricity services together under one contract with a supplier or purchase capacity and electricity separately from multiple suppliers. Furthermore, wholesale customers can choose to have us provide generation to match the customer's load, similar to requirements contracts, or they can purchase specified quantities of electricity and capacity. Contracts with wholesale customers that include capacity bundled with the delivery of electricity contain two performance obligations, as capacity and electricity are often transacted separately in the marketplace at the wholesale level. When recognizing revenue associated with these contracts, the transaction price is allocated to each performance obligation based on its relative standalone selling price. Revenue is recognized as control of each individual component is transferred to the customer. Electricity is the primary product sold by our electric operations and represents a single performance obligation satisfied over time through discrete deliveries to a customer. Revenue from electricity

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sales is generally recognized as units are produced and delivered to the customer within the production month. Capacity represents the reservation of an electric generating facility and conveys the ability to call on a plant to produce electricity when needed by the customer. The nature of our performance obligation as it relates to capacity is to stand ready to deliver power. This represents a single performance obligation transferred over time, which generally represents a monthly obligation. Accordingly, capacity revenue is recognized on a monthly basis.

The transaction price of the performance obligations for wholesale customers is valued using the rates, charges, terms, and conditions of service, which have been approved by the FERC. These wholesale rates include recovery of fuel and purchased power costs from customers on a one-for-one basis. For the majority of our wholesale customers, the price billed for energy and capacity is a formula-based rate. Formula-based rates initially set a customer's current year rates based on the previous year’s expenses. This is a predetermined formula derived from the utility’s costs and a reasonable rate of return. Because these rates are eventually trued up to reflect actual, current-year costs, they represent a form of variable consideration in certain circumstances. The variable consideration is estimated and recognized over time as wholesale customers receive and consume the capacity and electricity services.

We are an active participant in the MISO Energy Markets, where we bid our generation into the Day Ahead and Real Time markets and procure electricity for our retail and wholesale customers at prices determined by the MISO Energy Markets. Purchase and sale transactions are recorded using settlement information provided by MISO. These purchase and sale transactions are accounted for on a net hourly position. Net purchases in a single hour are recorded as purchased power in cost of sales and net sales in a single hour are recorded as resale revenues on our income statements. For resale revenues, our performance obligation is created only when electricity is sold into the MISO Energy Markets.

For all of our customers, consistent with the timing of when we recognize revenue, customer billings generally occur on a monthly basis, with payments typically due in full within 30 days.

Natural Gas Utility Operating Revenues – We recognize natural gas utility operating revenues under requirements contracts with residential, commercial and industrial, and transportation customers served under our tariffs. Tariffs provide our customers with the standard terms and conditions, including rates, related to the services offered. Requirements contracts provide for the delivery of as much natural gas as the customer needs. These requirements contracts represent discrete deliveries of natural gas and constitute a single performance obligation satisfied over time. Our performance obligation is both created and satisfied with the transfer of control of natural gas upon delivery to the customer. For most of our customers, natural gas is delivered and consumed by the customer simultaneously. A performance obligation can be bundled to consist of both the sale and the delivery of the natural gas commodity. In certain of our service territories, customers can purchase the commodity from a third party. In this case, the performance obligation only includes the delivery of the natural gas to the customer.

The transaction price of the performance obligations for our natural gas customers is valued using rates, charges, terms, and conditions of service included in our tariffs, which have been approved by the PSCW. These rates often have a fixed component customer charge and a usage-based variable component charge. We recognize revenue for the fixed component customer charge monthly using a time-based output method. We recognize revenue for the usage-based variable component charge using an output method based on natural gas delivered each month.

Our tariffs include various rate mechanisms that allow us to recover or refund changes in prudently incurred costs from rate case-approved amounts. Our rates include a one-for-one recovery mechanism for natural gas commodity costs. We defer any difference between actual natural gas costs incurred and costs recovered through rates as a current asset or liability. The deferred balance is returned to or recovered from customers at intervals throughout the year. In addition, our residential tariffs include a mechanism for cost recovery or refund of uncollectible expense based on the difference between actual uncollectible write-offs and the amounts recovered in rates.

Consistent with the timing of when we recognize revenue, customer billings generally occur on a monthly basis, with payments typically due in full within 30 days.

Other Operating Revenues
Alternative Revenues – Alternative revenues are created from programs authorized by regulators that allow us to record additional revenues by adjusting rates in the future, usually as a surcharge applied to future billings, in response to past activities or completed events. We record alternative revenues when the regulator-specified conditions for recognition have been met. We reverse these alternative revenues as the customer is billed, at which time this revenue is presented as revenues from contracts with customers.

Our only alternative revenue program relates to the wholesale electric service that we provide to customers under market-based rates and FERC formula rates. The customer is charged a base rate each year based upon a formula using prior year actual costs and customer demand. A true-up is calculated based on the difference between the amount billed to customers for the

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demand component of their rates and what the actual cost of service was for the year. The true-up can result in an amount that we will recover from or refund to the customer. We consider the true-up portion of the wholesale electric revenues to be alternative revenues.

(e) Materials, Supplies, and Inventories—Our inventory as of December 31 consisted of:

(in millions)	2019	2018
Materials and supplies	$148.3	$146.1
Fossil fuel	51.1	58.7
Natural gas in storage	30.4	36.6
Total	$229.8	$241.4

Substantially all materials and supplies, fossil fuel, and natural gas in storage inventories are recorded using the weighted-average cost method of accounting.

(f) Regulatory Assets and Liabilities—The economic effects of regulation can result in regulated companies recording costs and revenues that are allowed in the rate-making process in a period different from the period they would have been recognized by a nonregulated company. When this occurs, regulatory assets and regulatory liabilities are recorded on the balance sheet. Regulatory assets represent deferred costs probable of recovery from customers that would have otherwise been charged to expense. Regulatory liabilities represent amounts that are expected to be refunded to customers in future rates or future costs already collected from customers in rates.

The recovery or refund of regulatory assets and liabilities is based on specific periods determined by our regulators or occurs over the normal operating period of the related assets and liabilities. If a previously recorded regulatory asset is no longer probable of recovery, the regulatory asset is reduced to the amount considered probable of recovery, and the reduction is charged to expense in the current period. See Note 5, Regulatory Assets and Liabilities, for more information.

(g) Property, Plant, and Equipment—We record property, plant, and equipment at cost. Cost includes material, labor, overhead, and both debt and equity components of AFUDC. Additions to and significant replacements of property are charged to property, plant, and equipment at cost; minor items are charged to other operation and maintenance expense. The cost of depreciable utility property less salvage value is charged to accumulated depreciation when property is retired.

We record straight-line depreciation expense over the estimated useful life of utility property using depreciation rates approved by the PSCW that include estimates for salvage value and removal costs. Annual utility composite depreciation rates were 3.11%, 3.18%, and 2.95% in 2019, 2018, and 2017, respectively.

We capitalize certain costs related to software developed or obtained for internal use and record these costs to amortization expense over the estimated useful life of the related software, which ranges from 5 to 15 years. If software is retired prior to being fully amortized, the difference is recorded as a loss on the income statement.

For assets other than our regulated assets and leased equipment, we accrue depreciation expense at straight-line rates over the estimated useful lives of the assets, or over the non-cancellable lease term for leased equipment.

Third parties reimburse us for all or a portion of expenditures for certain capital projects. Such contributions in aid of construction costs are recorded as a reduction to property, plant, and equipment.

See Note 6, Property, Plant, and Equipment, for more information.

(h) Allowance for Funds Used During Construction—AFUDC is included in utility plant accounts and represents the cost of borrowed funds (AFUDC – Debt) used during plant construction, and a return on shareholders' capital (AFUDC – Equity) used for construction purposes. AFUDC – Debt is recorded as a reduction of interest expense, and AFUDC – Equity is recorded in other income, net.

Approximately 50% of our retail jurisdictional CWIP expenditures are subject to the AFUDC calculation. Our average AFUDC retail rates were 8.45% for 2019, 2018, and 2017. Our average AFUDC wholesale rates were 5.11%, 3.63%, and 5.94% for 2019, 2018, and 2017, respectively.

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We recorded the following AFUDC for the years ended December 31:

(in millions)	2019	2018	2017
AFUDC – Debt	$1.5	$1.5	$1.2
AFUDC – Equity	3.7	3.9	3.1

(i) Asset Impairment—We periodically assess the recoverability of certain long-lived assets when factors indicate the carrying value of such assets may be impaired or such assets are planned to be sold. These assessments require significant assumptions and judgments by management. Long-lived assets that would be subject to an impairment assessment would generally include any assets within regulated operations that may not be fully recovered from our customers as a result of regulatory decisions that will be made in the future. An impairment loss is recognized when the carrying amount of an asset is not recoverable and exceeds the fair value of the asset. The carrying amount of an asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. An impairment loss is measured as the excess of the carrying amount of the asset in comparison to the fair value of the asset.

When it becomes probable that a generating unit will be retired before the end of its useful life, we assess whether the generating unit meets the criteria for abandonment accounting. Generating units that are considered probable of abandonment are expected to cease operations in the near term, significantly before the end of their original estimated useful lives. If a generating unit meets the applicable criteria to be considered probable of abandonment, and the unit has been abandoned, we assess the likelihood of recovery of the remaining net book value of that generating unit at the end of each reporting period. If it becomes probable that regulators will disallow full recovery as well as a return on the remaining net book value of a generating unit that is either abandoned or probable of being abandoned, an impairment loss may be required. An impairment loss would be recorded if the remaining net book value of the generating unit is greater than the present value of the amount expected to be recovered from ratepayers. See Note 6, Property, Plant, and Equipment, for more information.

(j) Asset Retirement Obligations—We recognize, at fair value, legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, and normal operation of the assets. An ARO liability is recorded, when incurred, for these obligations as long as the fair value can be reasonably estimated, even if the timing or method of settling the obligation is unknown. The associated retirement costs are capitalized as part of the related long-lived asset and are depreciated over the useful life of the asset. The ARO liabilities are accreted each period using the credit-adjusted risk-free interest rates associated with the expected settlement dates of the AROs. These rates are determined when the obligations are incurred. Subsequent changes resulting from revisions to the timing or the amount of the original estimate of undiscounted cash flows are recognized as an increase or a decrease to the carrying amount of the liability and the associated capitalized retirement costs. We recognize regulatory assets or liabilities for the timing differences between when we recover an ARO in rates and when we recognize the associated retirement costs. See Note 7, Asset Retirement Obligations, for more information.

(k) Stock-Based Compensation—Our employees participate in the WEC Energy Group stock-based compensation plans. In accordance with the WEC Energy Group shareholder approved Omnibus Stock Incentive Plan, WEC Energy Group provides long-term incentives through its equity interests to its non-employee directors, selected officers, and other key employees. The plan provides for the granting of stock options, restricted stock, performance shares, and other stock-based awards. Awards may be paid in WEC Energy Group common stock, cash, or a combination thereof. The number of shares of WEC Energy Group common stock authorized for issuance under the plan is 34.3 million.

Stock-based compensation expense is allocated to us based on the outstanding awards held by our employees and our allocation of labor costs. Awards classified as equity awards are measured based on their grant-date fair value. Awards classified as liability awards are recorded at fair value each reporting period.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which modified certain aspects of the accounting for stock-based compensation awards. This ASU became effective for us on January 1, 2017. Under the new guidance, all excess tax benefits and tax deficiencies are recognized as income tax expense or benefit in the income statement on a prospective basis. Prior to January 1, 2017, these amounts were recorded in additional paid in capital on the balance sheet, and excess tax benefits could only be recognized to the extent they reduced taxes payable. In the first quarter of 2017, we recorded an $11.9 million cumulative-effect adjustment to increase retained earnings for excess tax benefits that had not been recognized in prior years as they did not reduce taxes payable. As allowed under this ASU, we have elected to account for forfeitures as they occur, rather than estimating potential future forfeitures and recording them over the vesting period.

Stock Options
Our employees are granted WEC Energy Group non-qualified stock options that generally vest on a cliff-basis after three years. The exercise price of a stock option under the plan cannot be less than 100% of the fair market value of WEC Energy Group

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common stock on the grant date. Historically, all stock options have been granted with an exercise price equal to the fair market value of WEC Energy Group common stock on the date of the grant. Options vest immediately upon retirement, death, or disability; however, they may not be exercised within six months of the grant date except in the event of a change in control. Options expire no later than 10 years from the date of grant.

WEC Energy Group stock options are classified as equity awards. The fair value of each stock option was calculated using a binomial option-pricing model. The following table shows the estimated weighted-average fair value per stock option granted to our employees along with the weighted-average assumptions used in the valuation models:

	2019	2018	2017
Stock options granted	59,404	81,730	80,770

Estimated weighted-average fair value per stock option	$8.60	$7.26	$7.12

Assumptions used to value the options:
Risk-free interest rate	2.5% – 2.7%	1.6% – 2.5%	0.7% – 2.5%
Dividend yield	3.6%	3.5%	3.5%
Expected volatility	17.0%	18.0%	19.0%
Expected life (years)	8.5	5.1	6.2

The risk-free interest rate was based on the United States Treasury interest rate with a term consistent with the expected life of the stock options. The dividend yield was based on WEC Energy Group's dividend rate at the time of the grant and historical stock prices. Expected volatility and expected life assumptions were based on WEC Energy Group's historical experience.

Restricted Shares
WEC Energy Group restricted shares granted to our employees have a vesting period of three years with one-third of the award vesting on each anniversary of the grant date. The restricted shares are classified as equity awards.

Performance Units
Officers and other key employees are granted performance units under the WEC Energy Group Performance Unit Plan. Under the plan, the ultimate number of units that will be awarded is dependent on WEC Energy Group's total shareholder return (stock price appreciation plus dividends) as compared to the total shareholder return of a peer group of companies over three years, as well as other performance metrics as may be determined by the Compensation Committee. Participants may earn between 0% and 175% of the performance unit award based on WEC Energy Group's total shareholder return. Pursuant to the terms of the plan, these percentages can be adjusted upwards or downwards based on WEC Energy Group's performance against additional performance measures, if any, adopted by the Compensation Committee. Performance units also accrue forfeitable dividend equivalents in the form of additional performance units.

All grants of performance units are settled in cash and are accounted for as liability awards accordingly. The fair value of the performance units reflects our estimate of the final expected value of the awards, which is based on WEC Energy Group's stock price and performance achievement under the terms of the award. Stock-based compensation costs are generally recorded over the performance period, which is three years.

See Note 8, Common Equity, for more information on WEC Energy Group's stock-based compensation plans.

(l) Leases—In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which revised the previous guidance (Topic 840) regarding accounting for leases. Revisions include requiring a lessee to recognize a lease asset and a lease liability on its balance sheet for each lease, including operating leases with an initial term greater than 12 months. In addition, required quantitative and qualitative disclosures related to lease agreements were expanded.

As required, we adopted Topic 842 effective January 1, 2019. We utilized the following practical expedients, which were available under ASU 2016-02, in our adoption of the new lease guidance.

•	We did not reassess whether any expired or existing contracts were leases or contained leases.

•
We did not reassess the lease classification for any expired or existing leases (that is, all leases that were classified as operating leases in accordance with Topic 840 continue to be classified as operating leases, and all leases that were classified as capital leases in accordance with Topic 840 are classified as finance leases).

•	We did not reassess the accounting for initial direct costs for any existing leases.

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We did not elect the practical expedient allowing entities to account for the nonlease components in lease contracts as part of the single lease component to which they were related. Instead, in accordance with ASC 842-10-15-31, our policy is to account for each lease component separately from the nonlease components of the contract.

We did not elect the practical expedient to use hindsight in determining the lease term and in assessing impairment of our right of use assets. No impairment losses were included in the measurement of our right of use assets upon our adoption of Topic 842.

In January 2018, the FASB issued ASU 2018-01, Leases (Topic 842): Land Easement Practical Expedient for Transition to Topic 842, which is an amendment to ASU 2016-02. Land easements (also commonly referred to as rights of way) represent the right to use, access or cross another entity's land for a specified purpose. This new guidance permits an entity to elect a transitional practical expedient, to be applied consistently, to not evaluate under Topic 842 land easements that were already in existence or had expired at the time of the entity's adoption of Topic 842. Once Topic 842 is adopted, an entity is required to apply Topic 842 prospectively to all new (or modified) land easements to determine whether the arrangement should be accounted for as a lease. We elected this practical expedient, resulting in none of our land easements being treated as leases upon our adoption of Topic 842.

In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements, which amends ASU 2016-02 and allows entities the option to initially apply Topic 842 at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption, if required. We used the optional transition method to apply the new guidance as of January 1, 2019, rather than as of the earliest period presented. We did not require a cumulative-effect adjustment upon adoption of Topic 842.

Right of use assets and related lease liabilities related to our operating leases that were recorded upon adoption of Topic 842 were each $13.0 million. Regarding our finance leases, while the adoption of Topic 842 changed the classification of expense related to these leases on a prospective basis, it had no impact on the total amount of lease expense recorded, and did not impact the finance lease assets and related liability amounts recorded on our balance sheets.

Significant Judgments and Other Information
We are currently party to several easement agreements that allow us access to land we do not own for the purpose of constructing and maintaining certain electric power and natural gas equipment. The majority of payments we make related to easements relate to our wind farms. We have not classified our easements as leases because we view the entire parcel of land specified in our easement agreements to be the identified asset, not just that portion of the parcel that contains our easement. As such, we have concluded that we do not control the use of an identified asset related to our easement agreements, nor do we obtain substantially all of the economic benefits associated with these shared-use assets.

As of February 27, 2020, we have not entered into any material leases that have not yet commenced.

See Note 12, Leases, for more information.

(m) Income Taxes—We follow the liability method in accounting for income taxes. Accounting guidance for income taxes requires the recording of deferred assets and liabilities to recognize the expected future tax consequences of events that have been reflected in our financial statements or tax returns and the adjustment of deferred tax balances to reflect tax rate changes. We are required to assess the likelihood that our deferred tax assets would expire before being realized. If we conclude that certain deferred tax assets are likely to expire before being realized, a valuation allowance would be established against those assets. GAAP requires that, if we conclude in a future period that it is more likely than not that some or all of the deferred tax assets would be realized before expiration, we reverse the related valuation allowance in that period. Any change to the allowance, as a result of a change in judgment about the realization of deferred tax assets, is reported in income tax expense.

Investment tax credits associated with regulated operations are deferred and amortized over the life of the assets. We are included in WEC Energy Group's consolidated federal and state income tax returns. In accordance with our tax allocation agreement with WEC Energy Group, we are allocated income tax payments and refunds based upon our separate tax computation. See Note 13, Income Taxes, for more information.

We recognize interest and penalties accrued related to unrecognized tax benefits in income tax expense in our income statements.

(n) Fair Value Measurements—Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price).

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Fair value accounting rules provide a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are defined as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 – Pricing inputs are observable, either directly or indirectly, but are not quoted prices included within Level 1. Level 2 includes those financial instruments that are valued using external inputs within models or other valuation methods.

Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methods that result in management's best estimate of fair value. Level 3 instruments include those that may be more structured or otherwise tailored to customers' needs.

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. We use a mid-market pricing convention (the mid-point price between bid and ask prices) as a practical measure for valuing certain derivative assets and liabilities. We primarily use a market approach for recurring fair value measurements and attempt to use valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

When possible, we base the valuations of our derivative assets and liabilities on quoted prices for identical assets and liabilities in active markets. These valuations are classified in Level 1. The valuations of certain contracts not classified as Level 1 may be based on quoted market prices received from counterparties and/or observable inputs for similar instruments. Transactions valued using these inputs are classified in Level 2. Certain derivatives are categorized in Level 3 due to the significance of unobservable or internally-developed inputs.

See Note 14, Fair Value Measurements, for more information.

(o) Derivative Instruments—We use derivatives as part of our risk management program to manage the risks associated with the price volatility of purchased power, generation, and natural gas costs for the benefit of our customers. Our approach is non-speculative and designed to mitigate risk. Our regulated hedging programs are approved by the PSCW.

We record derivative instruments on our balance sheets as assets or liabilities measured at fair value, unless they qualify for the normal purchases and sales exception, and are so designated. We continually assess our contracts designated as normal and will discontinue the treatment of these contracts as normal if the required criteria are no longer met. Changes in the derivative's fair value are recognized currently in earnings unless specific hedge accounting criteria are met or we receive regulatory treatment for the derivative. For most energy related physical and financial contracts in our regulated operations that qualify as derivatives, the PSCW allows the effects of fair value accounting to be offset to regulatory assets and liabilities.

We classify derivative assets and liabilities as current or long-term on our balance sheets based on the maturities of the underlying contracts. Cash flows from derivative activities are presented in the same category as the item being hedged within operating activities on our statements of cash flows.

Derivative accounting rules provide the option to present certain asset and liability derivative positions net on the balance sheets and to net the related cash collateral against these net derivative positions. We elected not to net these items. On our balance sheets, cash collateral provided to others is reflected in other current assets. See Note 15, Derivative Instruments, for more information.

(p) Guarantees—We follow the guidance of the Guarantees Topic of the FASB ASC, which requires, under certain circumstances, that the guarantor recognize a liability for the fair value of the obligation undertaken in issuing the guarantee at its inception. As of December 31, 2019, we had $26.0 million of standby letters of credit issued by financial institutions for the benefit of third parties that extended credit to us which automatically renew each year unless proper termination notice is given. These amounts are not reflected on our balance sheets.

(q) Employee Benefits—The costs of pension and OPEB plans are expensed over the periods during which employees render service. These costs are distributed among WEC Energy Group's subsidiaries based on current employment status and actuarial calculations, as applicable. Our regulators allow recovery in rates for our net periodic benefit cost calculated under GAAP. See Note 16, Employee Benefits, for more information.

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(r) Customer Deposits and Credit Balances—When utility customers apply for new service, they may be required to provide a deposit for the service. Customer deposits are recorded within other current liabilities on our balance sheets.

Utility customers can elect to be on a budget plan. Under this type of plan, a monthly installment amount is calculated based on estimated annual usage. During the year, the monthly installment amount is reviewed by comparing it to actual usage. If necessary, an adjustment is made to the monthly amount. Annually, the budget plan is reconciled to actual annual usage. Payments in excess of actual customer usage are recorded within other current liabilities on our balance sheets.

(s) Environmental Remediation Costs—We are subject to federal and state environmental laws and regulations that in the future may require us to pay for environmental remediation at sites where we have been, or may be, identified as a potentially responsible party. Loss contingencies may exist for the remediation of hazardous substances at various potential sites, including coal combustion product landfill sites and manufactured gas plant sites. See Note 7, Asset Retirement Obligations, for more information regarding coal combustion product landfill sites and Note 19, Commitments and Contingencies, for more information regarding manufactured gas plant sites.

We record environmental remediation liabilities when site assessments indicate remediation is probable and we can reasonably estimate the loss or a range of losses. The estimate includes both our share of the liability and any additional amounts that will not be paid by other potentially responsible parties or the government. When possible, we estimate costs using site-specific information but also consider historical experience for costs incurred at similar sites. Remediation efforts for a particular site generally extend over a period of several years. During this period, the laws governing the remediation process may change, as well as site conditions, potentially affecting the cost of remediation.

We have received approval to defer certain environmental remediation costs, as well as estimated future costs, through a regulatory asset. The recovery of deferred costs is subject to the PSCW's approval.

We review our estimated costs of remediation annually for our manufactured gas plant sites and coal combustion product landfill sites. We adjust the liabilities and related regulatory assets, as appropriate, to reflect the new cost estimates. Any material changes in cost estimates are adjusted throughout the year.

(t) Customer Concentrations of Credit Risk—We provide regulated electric, natural gas, and steam service to customers in Wisconsin. The geographic concentration of our customers did not contribute significantly to our overall exposure to credit risk. We periodically review customers' credit ratings, financial statements, and historical payment performance and require them to provide collateral or other security as needed. Our credit risk exposure is mitigated by our recovery mechanisms for uncollectible expense discussed in Note 1(d), Operating Revenues. As a result, we did not have any significant concentrations of credit risk at December 31, 2019. In addition, there were no customers that accounted for more than 10% of our revenues for the year ended December 31, 2019.

NOTE 2—DISPOSITION
Other Segment – Sale of Bostco LLC Real Estate Holdings
In March 2017, we sold the remaining real estate holdings of Bostco located in downtown Milwaukee, Wisconsin, which included retail, office, and residential space, and in October 2018, Bostco was dissolved. During the first quarter of 2017, we recorded an insignificant gain on the sale, which was included in other income, net on our income statements. The assets included in the sale were not material and, therefore, were not presented as held for sale. The results of operations associated with these assets remained in continuing operations through the sale date as the sale did not represent a shift in our corporate strategy and did not have a major effect on our operations and financial results.

NOTE 3—RELATED PARTIES
We routinely enter into transactions with related parties, including WEC Energy Group, its other subsidiaries, ATC, and other affiliated entities.

We provide and receive services, property, and other items of value to and from our parent, WEC Energy Group, and other subsidiaries of WEC Energy Group pursuant to an AIA that became effective January 1, 2017. The AIA was approved by the appropriate regulators, including the PSCW. During 2017, all of the applicable state commissions approved modifications to the AIA to incorporate WEC Energy Group's acquisition of Bluewater. See below for more information on the acquisition. In accordance with the AIA, WBS provides several categories of services to us (including financial, human resource, and administrative services).

Wisconsin Electric Power Company	B-34	2019 Annual Financial Statements

In March 2017, we sold the remaining real estate holdings of Bostco. Wispark, a subsidiary of WEC Energy Group, provided $7.0 million of financing to the buyer and established a corresponding note receivable. The financing resulted in Bostco having a $7.0 million related party receivable from Wispark, which was paid in April 2017. See Note 2, Disposition, for more information on the real estate sale.

Prior to January 1, 2017, we held a 23% ownership interest in ATC, a for-profit, transmission-only company regulated by the FERC for cost of service and certain state regulatory commissions for routing and siting of transmission projects. On January 1, 2017, we transferred our $402.0 million investment in ATC, and the $13.4 million related receivable for distributions approved and recorded in December 2016, to another subsidiary of WEC Energy Group. In addition, during 2017 we transferred $186.8 million of related deferred income tax liabilities to another subsidiary of WEC Energy Group. These transactions were non-cash equity transfers recorded to additional paid in capital between entities under common control, and therefore, did not result in the recognition of a gain or loss.

We pay ATC for transmission and other related services it provides. In addition, we provide a variety of operational, maintenance, and project management work for ATC, which is reimbursed by ATC. Services are billed to and from ATC under agreements approved by the PSCW, at each of our fully allocated costs.

Our balance sheets included the following receivables and payables related to transactions entered into with ATC:

(in millions)	2019	2018
Accounts receivable
Services provided to ATC	$1.7	$2.2
Accounts payable
Services received from ATC	19.9	19.4

The following table shows activity associated with our related party transactions for the years ended December 31:

(in millions)	2019	2018		2017
Lease agreements
Lease payments to We Power (1)	$393.2	$373.7		$420.5
CWIP billed to We Power	35.1	39.5		57.3
Transactions with WBS
Billings to WBS (2)	102.6	61.5		255.7
Billings from WBS (2)	205.3	243.4	(6)	215.4
Transactions with WPS
Natural gas related purchases from WPS (3)	2.0	1.9		1.6
Billings to WPS (2)	13.2	17.8		28.2
Billings from WPS (2)	9.3	10.9		4.5
Transactions with WG
Natural gas related purchases from WG (3)	5.4	5.3		5.3
Billings to WG (2)	41.1	59.0	(7)	64.0
Billings from WG (2)	30.1	32.6		23.1
Transactions with UMERC
Electric sales to UMERC (4)	7.9	29.6		30.8
Billings to UMERC (2)	10.5	15.8		125.5
Transactions with Bluewater (5)
Storage service fees	14.2	15.0		2.7
Natural gas related sales to Bluewater (3)	2.3	—		—
Transactions with ATC
Charges to ATC for services and construction	14.9	13.9		10.9
Charges from ATC for network transmission services	230.6	232.0		241.4
Refund from ATC related to a FERC audit	—	15.4		—
Refund from ATC per FERC ROE order	—	—		19.4

(1)
We make lease payments to We Power, another subsidiary of WEC Energy Group, for PWGS Units 1 and 2 and ERGS Units 1 and 2. Lease payments were reduced in 2018 as a result of tax savings related to the Tax Legislation.

(2)
Includes amounts billed for services, pass through costs, asset and liability transfers, and other items in accordance with the approved AIAs. As required by FERC regulations for centralized service companies, WBS renders services at cost. In addition, all services provided by any regulated subsidiary to another regulated subsidiary or WBS are priced at cost.

(3)	Includes amounts related to the purchase or sale of natural gas and/or pipeline capacity.

Wisconsin Electric Power Company	B-35	2019 Annual Financial Statements

(4)
On March 31, 2019, UMERC's new natural gas-fired generation in the Upper Peninsula of Michigan began commercial operation. Prior to its generating units achieving commercial operation, UMERC purchased a portion of its power from us. See below for more information on UMERC.

(5)	WEC Energy Group's acquisition of Bluewater was completed on June 30, 2017. See below for more information.

(6)	Includes $10.0 million for the transfer of certain benefit-related liabilities to WBS and $59.8 million for the transfer of certain software assets from WBS.

(7)	Includes $5.3 million for the transfer of certain software assets to WG.

Parent Company's Acquisition of Natural Gas Storage Facilities in Michigan
In June 2017, our parent company completed its acquisition of Bluewater for $226.0 million. Bluewater owns natural gas storage facilities in Michigan that provide a portion of the current storage needs for our natural gas utility operations. In September 2017, we entered into a long-term service agreement with a wholly owned subsidiary of Bluewater to take a portion of the storage, which was then approved by the PSCW in November 2017. See Note 21, Regulatory Environment, for more information.

Upper Michigan Energy Resources Corporation
In December 2016, both the MPSC and the PSCW approved the operation of UMERC as a stand-alone utility in the Upper Peninsula of Michigan. UMERC, a subsidiary of WEC Energy Group, became operational effective January 1, 2017, and we transferred customers and property, plant, and equipment as of that date. We transferred approximately 27,500 retail electric customers and 50 electric distribution-only customers to UMERC, along with approximately 2,500 miles of electric distribution lines. We also transferred the related electric distribution substations in the Upper Peninsula of Michigan and all property rights for the distribution assets to UMERC. The book value of the net assets, including the related deferred income tax liabilities, transferred to UMERC from us in 2017, was $61.1 million. This transaction was a non-cash equity transfer recorded to additional paid in capital between entities under common control, and therefore, did not result in the recognition of a gain or loss.

On March 31, 2019, UMERC began generating electricity when its new 187 MW natural gas-fired generation achieved commercial operation. Prior to its generating units achieving commercial operation, UMERC met its market obligations through power purchase agreements with us and WPS.

We retired the PIPP generating units on March 31, 2019. As a result, the net book value of the PIPP was reclassified as a regulatory asset on our balance sheet. In the second quarter of 2019, $12.5 million of the regulatory asset, along with the related deferred taxes and a portion of the cost of removal reserve, was transferred to UMERC for recovery from its retail customers. See Note 6, Property, Plant, and Equipment, for more information on the retirement of the PIPP.

NOTE 4—OPERATING REVENUES
For more information about our significant accounting policies related to operating revenues, see Note 1(d), Operating Revenues.

Disaggregation of Operating Revenues
The following tables present our operating revenues disaggregated by revenue source for our utility segment. We do not have any revenues associated with our other segment. We disaggregate revenues into categories that depict how the nature, amount, timing, and uncertainty of revenues and cash flows are affected by economic factors. For our utility segment, revenues are further disaggregated by electric and natural gas operations and then by customer class. Each customer class within our electric and natural gas operations have different expectations of service, energy and demand requirements, and are impacted by regulatory activities within their jurisdictions.

Comparable amounts have not been presented for the year ended December 31, 2017, due to our adoption of ASU 2014-09, Revenues from Contracts with Customers, under the modified retrospective method.

	Wisconsin Electric Power Company Consolidated
	Year Ended December 31
(in millions)	2019	2018
Electric utility	$3,088.3	$3,212.7
Natural gas utility	399.0	405.1
Total revenues from contracts with customers	3,487.3	3,617.8
Other operating revenues	9.4	7.2
Total operating revenues	$3,496.7	$3,625.0

Wisconsin Electric Power Company	B-36	2019 Annual Financial Statements

Revenues from Contracts with Customers
Electric Utility Operating Revenues
The following table disaggregates electric utility operating revenues into customer class:

	Electric Utility Operating Revenues
	Year Ended December 31
(in millions)	2019	2018
Residential	$1,206.7	$1,220.8
Small commercial and industrial	1,010.9	1,020.0
Large commercial and industrial	583.9	656.6
Other	20.6	20.7
Total retail revenues	2,822.1	2,918.1
Wholesale	93.8	108.5
Resale	132.7	153.7
Steam	23.3	24.1
Other utility revenues	16.4	8.3
Total electric utility operating revenues	$3,088.3	$3,212.7

Natural Gas Utility Operating Revenues
The following table disaggregates natural gas utility operating revenues into customer class:

	Natural Gas Utility Operating Revenues
	Year Ended December 31
(in millions)	2019	2018
Residential	$261.7	$264.3
Commercial and industrial	121.2	126.3
Total retail revenues	382.9	390.6
Transport	13.6	13.4
Other utility revenues	2.5	1.1
Total natural gas utility operating revenues	$399.0	$405.1

Other Operating Revenues
Other operating revenues consist primarily of the following:

	Year Ended December 31
(in millions)	2019	2018
Late payment charges	$8.2	$8.2
Leases	2.9	2.9
Alternative revenues *	(1.7)	(3.9)
Total other operating revenues	$9.4	$7.2

*
Negative amounts can result from alternative revenues being reversed to revenues from contracts with customers as the customer is billed for these alternative revenues. Negative amounts can also result from revenues to be refunded to customers subject to wholesale true-ups, as discussed in Note 1(d), Operating Revenues.

Wisconsin Electric Power Company	B-37	2019 Annual Financial Statements

NOTE 5—REGULATORY ASSETS AND LIABILITIES
The following regulatory assets were reflected on our balance sheets as of December 31:

(in millions)	2019	2018	See Note
Regulatory assets (1) (2)
Finance and capital leases	$930.5	$869.3	12
Plant retirements (3)	788.8	754.1	6
Pension and OPEB costs (4)	459.4	490.6	16
Income tax related items (5)	403.2	317.9	13
SSR (6)	151.5	316.7	21
Electric transmission costs	—	57.8	21
Other, net	21.8	95.9
Total regulatory assets	$2,755.2	$2,902.3

Balance sheet presentation
Other current assets	$—	$0.1
Regulatory assets	2,755.2	2,902.2
Total regulatory assets	$2,755.2	$2,902.3

(1)	Based on prior and current rate treatment, we believe it is probable that we will continue to recover from customers the regulatory assets in this table.

(2)
As of December 31, 2019, we had $10.0 million of regulatory assets not earning a return, $28.6 million of regulatory assets earning a return based on short-term interest rates, and $151.5 million of regulatory assets earning a return based on long-term interest rates. The regulatory assets not earning a return relate to certain environmental remediation costs, the recovery of which depends on the timing of the actual expenditures. The other regulatory assets in the table either earn a return at our weighted average cost of capital or the cash has not yet been expended, in which case the regulatory assets are offset by liabilities.

(3)
In accordance with our rate order issued by the PSCW in December 2019, amounts previously collected from customers for the future removal of our recently retired plants were used to reduce our unrecovered plant balances during December 2019. Any additional removal costs that we incur will increase our plant retirement regulatory assets.

(4)
Primarily represents the unrecognized future pension and OPEB costs related to our defined benefit pension and OPEB plans. We are authorized recovery of these regulatory assets over the average remaining service life of each plan.

(5)	For information on the flow through of tax repairs and the regulatory treatment of the impacts of the Tax Legislation, see Note 21, Regulatory Environment.

(6)
As a result of the rate order we received from the PSCW in December 2019, the regulatory liability related to our mines deferral was offset against our SSR regulatory asset during December 2019. The rate order also authorized recovery of our SSR regulatory asset over a 15-year period that began on January 1, 2020.

The following regulatory liabilities were reflected on our balance sheets as of December 31:

(in millions)	2019	2018	See Note
Regulatory liabilities
Income tax related items (1)	$888.1	$1,024.8	13
Removal costs (2)	654.7	748.1
Pension and OPEB benefits (3)	120.4	74.7	16
Electric transmission costs (4)	38.6	—	21
Uncollectible expense (5)	28.8	16.4	1(d)
Energy efficiency programs (6)	15.8	13.5
Mines deferral (7)	—	120.8
Other, net	9.8	15.9
Total regulatory liabilities	$1,756.2	$2,014.2

Balance sheet presentation
Other current liabilities	$12.0	$11.9
Regulatory liabilities	1,744.2	2,002.3
Total regulatory liabilities	$1,756.2	$2,014.2

(1)	For information on the regulatory treatment of the impacts of the Tax Legislation, see Note 21, Regulatory Environment.

(2)
Represents amounts collected from customers to cover the future cost of property, plant, and equipment removals that are not legally required. Legal obligations related to the removal of property, plant, and equipment are recorded as AROs. See Note 7, Asset Retirement Obligations, for more information on our legal obligations.

Wisconsin Electric Power Company	B-38	2019 Annual Financial Statements

(3)
Primarily represents the unrecognized future pension and OPEB benefits related to our defined benefit pension and OPEB plans. We will amortize these regulatory liabilities into net periodic benefit cost over the average remaining service life of each plan.

(4)
Based on orders received from the PSCW, we were required to apply the refunds due to customers from our earnings sharing mechanism to our electric transmission escrow through 2019. As a result, $38.6 million of our earnings sharing refunds were reflected in our electric transmission regulatory liability at December 31, 2019, and $37.2 million of our earnings sharing refunds were netted against our electric transmission regulatory asset at December 31, 2018.

(5)
Represents amounts refundable to customers related to our uncollectible expense tracking mechanism. This mechanism allows us to recover or refund the difference between actual uncollectible write-offs and the amounts recovered in rates.

(6)	Represents amounts refundable to customers related to programs designed to meet energy efficiency standards.

(7)
Represents the deferral of revenues less the associated cost of sales related to Tilden, which were not included in the PSCW's 2015 rate order. As a result of the rate order we received from the PSCW in December 2019, this regulatory liability was offset against our SSR regulatory asset during December 2019.

NOTE 6—PROPERTY, PLANT, AND EQUIPMENT
Property, plant, and equipment consisted of the following at December 31:

(in millions)	2019	2018
Electric – generation	$3,623.4	$3,560.0
Electric – distribution	5,086.4	4,837.9
Natural gas – distribution, storage, and transmission	1,358.0	1,269.6
Property, plant, and equipment to be retired	—	174.8
Other	803.2	801.8
Less: Accumulated depreciation	3,397.0	3,239.4
Net	7,474.0	7,404.7
CWIP	190.8	124.7
Net utility property, plant, and equipment	7,664.8	7,529.4

Property under finance/capital leases	3,077.4	3,043.5
Less: Accumulated amortization	1,167.0	1,055.6
Net leased facilities	1,910.4	1,987.9

Non-utility and other property, plant, and equipment	11.5	11.6

Total property, plant, and equipment	$9,586.7	$9,528.9

Pleasant Prairie Power Plant
The Pleasant Prairie power plant was retired on April 10, 2018. The net book value of this plant was $615.1 million at December 31, 2019, representing book value less cost of removal and accumulated depreciation. In addition, previously deferred unprotected tax benefits from the Tax Legislation related to the unrecovered balance of this plant were $20.6 million. The net amount of $594.5 million was classified as a regulatory asset on our balance sheets as a result of the retirement of the plant. This regulatory asset does not include certain other previously recorded deferred tax liabilities of $172.1 million related to the retired Pleasant Prairie power plant. Effective with our rate order issued by the PSCW in December 2019, we will continue to amortize this regulatory asset on a straight-line basis through 2039, using the composite depreciation rates approved by the PSCW before this plant was retired. Amortization is included in depreciation and amortization in the income statement. We have FERC approval to continue to collect the net book value of the Pleasant Prairie power plant using the approved composite depreciation rates, in addition to a return on the remaining net book value. Collection of the return of and on the net book value is no longer subject to refund as the FERC completed its prudency review and concluded that the retirement of this plant was prudent. We received approval from the PSCW in December 2019 to collect a full return of and on all but $100 million of the net book value of the Pleasant Prairie power plant. In accordance with our PSCW rate order received in December 2019, we will seek a financing order from the PSCW to securitize the remaining $100 million. See Note 21, Regulatory Environment, for more information.

Presque Isle Power Plant
Pursuant to MISO's April 2018 approval of the retirement of the PIPP, these units were retired on March 31, 2019. The net book value of the PIPP was $162.7 million at December 31, 2019, representing book value less cost of removal and accumulated depreciation. In addition, previously deferred unprotected tax benefits from the Tax Legislation related to the unrecovered balance of these units were $6.4 million. The net amount of $156.3 million was classified as a regulatory asset on our balance sheets as a result of the retirement of the plant. This regulatory asset does not include certain other previously recorded

Wisconsin Electric Power Company	B-39	2019 Annual Financial Statements

deferred tax liabilities of $46.5 million related to the retired PIPP. After the retirement of the PIPP, a portion of the regulatory asset and related cost of removal reserve was transferred to UMERC for recovery from its retail customers. Effective with our rate order issued by the PSCW in December 2019, we received approval to collect a return of and on our share of the net book value of the PIPP, and as a result, will continue to amortize the regulatory assets on a straight-line basis through 2037, using the composite depreciation rates approved by the PSCW before the units were retired. Amortization is included in depreciation and amortization in the income statement. We have FERC approval to continue to collect the net book value of the PIPP using the approved composite depreciation rates, in addition to a return on the net book value. However, this approval is subject to refund pending the outcome of settlement proceedings. See Note 21, Regulatory Environment, for more information.

Severance Liability for Plant Retirements
In December 2017, a severance liability of $25.8 million was recorded in other current liabilities on our balance sheets related to these plant retirements. Activity related to this severance liability for the years ended December 31 was as follows:

(in millions)	2019	2018
Severance liability at January 1	$12.9	$25.8
Severance payments	(5.7)	(9.9)
Other	(5.1)	(3.0)
Total severance liability at December 31	$2.1	$12.9

NOTE 7—ASSET RETIREMENT OBLIGATIONS
We have recorded AROs primarily for asbestos abatement at certain generation and substation facilities, the removal and dismantlement of biomass and hydro generation facilities, and the closure of fly-ash landfills at our generation facilities. We establish regulatory assets and liabilities to record the differences between ongoing expense recognition under the ARO accounting rules and the rate-making practices for retirement costs authorized by the PSCW.

On our balance sheets, AROs are recorded within other long-term liabilities. The following table shows changes to our AROs during the years ended December 31:

(in millions)	2019		2018	2017
Balance as of January 1	$70.7		$68.3	$61.5
Accretion	3.6		3.3	3.2
Additions and revisions to estimated cash flows	(8.4)	*	1.0	5.5
Liabilities settled	(0.9)		(1.9)	(1.9)
Balance as of December 31	$65.0		$70.7	$68.3

*	AROs decreased $7.3 million due to revisions made to estimated cash flows for the abatement of asbestos.

NOTE 8—COMMON EQUITY
Stock-Based Compensation Plans
The following table summarizes our pre-tax stock-based compensation expense, including amounts allocated from WBS, and the related tax benefit recognized in income for the years ended December 31:

(in millions)	2019	2018	2017
Stock options	$1.7	$2.0	$1.3
Restricted stock	2.7	3.0	0.8
Performance units	17.9	9.6	9.9
Stock-based compensation expense	$22.3	$14.6	$12.0
Related tax benefit	$6.1	$4.0	$4.8

Stock-based compensation costs capitalized during 2019, 2018, and 2017 were not significant.

Wisconsin Electric Power Company	B-40	2019 Annual Financial Statements

Stock Options
The following is a summary of our employees' WEC Energy Group stock option activity during 2019:

Stock Options	Number of Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in millions)
Outstanding as of January 1, 2019	698,814	$43.64
Granted	59,404	$68.18
Exercised	(183,459)	$34.50
Transferred	53,399	$48.30
Forfeited	(1,897)	$63.86
Outstanding as of December 31, 2019	626,261	$48.98	5.1	$27.1
Exercisable as of December 31, 2019	470,982	$43.85	4.1	$22.8

The aggregate intrinsic value of outstanding and exercisable options in the above table represents the total pre-tax intrinsic value that would have been received by the option holders had they exercised all of their options on December 31, 2019. This is calculated as the difference between WEC Energy Group's closing stock price on December 31, 2019, and the option exercise price, multiplied by the number of in-the-money stock options. The intrinsic value of options exercised during the years ended December 31, 2019, 2018, and 2017 was $8.0 million, $12.9 million, and $11.2 million, respectively. Cash received by WEC Energy Group from exercises of its options by our employees was $6.3 million, $10.0 million, and $7.7 million during the years ended December 31, 2019, 2018, and 2017, respectively. The actual tax benefit from option exercises for the same periods was approximately $2.2 million, $2.7 million, and $4.5 million, respectively.

As of December 31, 2019, we expected to recognize approximately $0.8 million of unrecognized compensation cost related to unvested and outstanding WEC Energy Group stock options over the next 1.6 years on a weighted-average basis.

During the first quarter of 2020, the Compensation Committee awarded 59,511 non-qualified WEC Energy Group stock options with an exercise price of $91.49 and a weighted-average grant date fair value of $10.82 per option to certain of our officers and other key employees under its normal schedule of awarding long-term incentive compensation.

Restricted Shares
The following is a summary of our employees' WEC Energy Group restricted stock activity during 2019:

Restricted Shares	Number of Shares	Weighted-Average Grant Date Fair Value
Outstanding and unvested as of January 1, 2019	9,851	$60.53
Granted	5,181	$68.18
Released	(5,220)	$58.32
Transferred	360	$59.94
Forfeited	(436)	$64.52
Outstanding and unvested as of December 31, 2019	9,736	$65.58

The intrinsic value of WEC Energy Group restricted stock held by our employees that was released was $0.4 million for each of the years ended December 31, 2019 and 2018, and $0.5 million for the year ended December 31, 2017. The actual tax benefit from released restricted shares was $0.1 million for each of the years ended December 31, 2019 and 2018, and $0.2 million for the year ended December 31, 2017.

As of December 31, 2019, we expected to recognize approximately $1.0 million of unrecognized compensation cost related to unvested and outstanding WEC Energy Group restricted stock over the next 1.6 years on a weighted-average basis.

During the first quarter of 2020, the Compensation Committee awarded 4,371 WEC Energy Group restricted shares to our officers and other key employees under its normal schedule of awarding long-term incentive compensation. The grant date fair value of these awards was $91.49 per share.

Performance Units
During 2019, 2018, and 2017, the Compensation Committee awarded 22,452; 32,650; and 34,765 WEC Energy Group performance units, respectively, to our officers and other key employees under the WEC Energy Group Performance Unit Plan.

Wisconsin Electric Power Company	B-41	2019 Annual Financial Statements

Performance units with an intrinsic value of $2.3 million, $2.0 million, and $1.4 million were settled during 2019, 2018, and 2017, respectively. The actual tax benefit from the distribution of performance units was approximately $0.5 million for the year ended December 31, 2019 and $0.4 million for each of the years ended December 31, 2018 and 2017.

At December 31, 2019, our employees held 66,051 WEC Energy Group performance units, including dividend equivalents. A liability of $6.6 million was recorded on our balance sheet at December 31, 2019 related to these outstanding units. As of December 31, 2019, we expected to recognize approximately $9.8 million of unrecognized compensation cost related to unvested and outstanding WEC Energy Group performance units over the next 1.6 years on a weighted-average basis.

During the first quarter of 2020, performance units held by our employees with an intrinsic value of $3.7 million were settled. The actual tax benefit from the distribution of these awards was $0.9 million. In January 2020, the Compensation Committee also awarded 18,952 WEC Energy Group performance units to our officers and other key employees under its normal schedule of awarding long-term incentive compensation.

Restrictions
Various financing arrangements and regulatory requirements impose certain restrictions on our ability to transfer funds to WEC Energy Group in the form of cash dividends, loans, or advances. In addition, Wisconsin law prohibits us from making loans to or guaranteeing obligations of WEC Energy Group or its subsidiaries.

In accordance with our most recent rate order, we may not pay common dividends above the test year forecasted amount reflected in our rate case, if it would cause our average common equity ratio, on a financial basis, to fall below our authorized level of 52.5%. A return of capital in excess of the test year amount can be paid by us at the end of the year provided that our average common equity ratio does not fall below the authorized level.

We may not pay common dividends to WEC Energy Group under our Restated Articles of Incorporation if any dividends on our outstanding preferred stock have not been paid. In addition, pursuant to the terms of our 3.60% Serial Preferred Stock, our ability to declare common dividends would be limited to 75% or 50% of net income during a twelve month period if our common stock equity to total capitalization, as defined in the preferred stock designation, is less than 25% and 20%, respectively.

See Note 10, Short-Term Debt and Lines of Credit, for a discussion of certain financial covenants related to our short-term debt obligations.

As of December 31, 2019, our restricted retained earnings totaled approximately $2.2 billion.

We do not believe that these restrictions will materially affect our operations or limit any dividend payments in the foreseeable future.

NOTE 9—PREFERRED STOCK
The following table shows preferred stock authorized and outstanding at December 31, 2019 and 2018:

(in millions, except share and per share amounts)	Shares Authorized	Shares Outstanding	Redemption Price Per Share	Total
$100 par value, Six Per Cent. Preferred Stock	45,000	44,498	—	$4.4
$100 par value, Serial Preferred Stock 3.60% Series	2,286,500	260,000	$101	26.0
$25 par value, Serial Preferred Stock	5,000,000	—	—	—
Total				$30.4

NOTE 10—SHORT-TERM DEBT AND LINES OF CREDIT
The following table shows our short-term borrowings and their corresponding weighted-average interest rates as of December 31:

(in millions, except percentages)	2019	2018
Commercial paper
Amount outstanding at December 31	$115.5	$134.9
Average interest rate on amounts outstanding at December 31	2.03%	2.96%

Wisconsin Electric Power Company	B-42	2019 Annual Financial Statements

Our average amount of commercial paper borrowings based on daily outstanding balances during 2019 was $47.4 million, with a weighted-average interest rate during the period of 2.44%.

We have entered into a bank back-up credit facility to maintain short-term credit liquidity which, among other terms, requires us to maintain, subject to certain exclusions, a total funded debt to capitalization ratio of 65% or less. As of December 31, 2019, we were in compliance with this ratio.

The information in the table below relates to our revolving credit facility used to support our commercial paper borrowing program, including remaining available capacity under this facility as of December 31:

(in millions)	Maturity	2019
Revolving credit facility	October 2022	$500.0

Less:
Letters of credit issued inside credit facility		$1.0
Commercial paper outstanding		115.5
Available capacity under existing agreement		$383.5

This facility has a renewal provision for two extensions, subject to lender approval. Each extension is for a period of one year.

Our bank back-up credit facility contains customary covenants, including certain limitations on our ability to sell assets. The credit facility also contains customary events of default, including payment defaults, material inaccuracy of representations and warranties, covenant defaults, bankruptcy proceedings, certain judgments, Employee Retirement Income Security Act of 1974 defaults and change of control.

NOTE 11—LONG-TERM DEBT
The following table is a summary of our long-term debt outstanding as of December 31:

(in millions)			2019	2018
Long-term debt	Interest Rate	Year Due
Debentures (unsecured)	4.25%	2019	—	250.0
	2.95%	2021	300.0	300.0
	2.05%	2024	300.0	—
	3.10%	2025	250.0	250.0
	6.50%	2028	150.0	150.0
	5.625%	2033	335.0	335.0
	5.70%	2036	300.0	300.0
	3.65%	2042	250.0	250.0
	4.25%	2044	250.0	250.0
	4.30%	2045	250.0	250.0
	4.30%	2048	300.0	300.0
	6.875%	2095	100.0	100.0
Total			2,785.0	2,735.0
Unamortized debt issuance costs			(8.0)	(6.0)
Unamortized discount, net			(17.8)	(19.4)
Total long-term debt, including current portion			2,759.2	2,709.6
Current portion of long-term debt			—	(250.0)
Total long-term debt			2,759.2	2,459.6

We amortize debt premiums, discounts, and debt issuance costs over the life of the debt and we include the costs in interest expense.

In December 2019, we issued $300.0 million of 2.05% Debentures due December 15, 2024, and used the net proceeds to repay our $250.0 million of 4.25% Debentures which matured in December 2019, to repay short-term debt, and for working capital and other corporate purposes.

Wisconsin Electric Power Company	B-43	2019 Annual Financial Statements

The following table shows the future maturities of our long-term debt outstanding as of December 31, 2019:

(in millions)
2020	$—
2021	300.0
2022	—
2023	—
2024	300.0
Thereafter	2,185.0
Total	$2,785.0

Our long-term debt obligations contain covenants related to payment of principal and interest when due and various other obligations. Failure to comply with these covenants could result in an event of default, which could result in the acceleration of outstanding debt obligations.

NOTE 12—LEASES
Obligations Under Operating Leases
We have recorded right of use assets and lease liabilities associated with the following operating leases.

•	Land we are leasing related to our Rothschild biomass plant through June 2051.

•	Rail cars we are leasing to transport coal to various generating facilities through February 2021.

•	Various office space leases.

The operating leases generally require us to pay property taxes, insurance premiums, and operating and maintenance costs associated with the leased property. Many of our leases contain options to renew past the initial term, as set forth in the lease agreement.

Obligations Under Finance Leases
We are the obligor under a power purchase contract with an unaffiliated third party and we lease power plants from We Power. Under finance lease accounting, we have recorded the leased plants and corresponding obligations as right of use assets and lease liabilities on our balance sheets. We treat these agreements as operating leases for rate-making purposes.

Prior to our adoption of Topic 842 on January 1, 2019, we accounted for these finance leases under Topic 980-840, Regulated Operations – Leases, as follows:

•	We recorded our minimum lease payments under the power purchase contract as purchased power expense in cost of sales on our income statements.

•	We recorded our minimum lease payments under our leases with We Power as rent expense in other operation and maintenance in our income statements.

•
We recorded the difference between the minimum lease payments and the sum of imputed interest and amortization costs calculated under finance lease accounting rules as a deferred regulatory asset on our balance sheets.

In conjunction with our adoption of Topic 842, while the timing of expense recognition related to our finance leases did not change, the classification of the lease expense changed as follows:

•
Effective January 1, 2019, the minimum lease payments under the power purchase contract were no longer classified within cost of sales in our income statements, but were instead recorded as a component of depreciation and amortization and interest expense in accordance with Topic 980-842, Regulated Operations – Leases.

•
Similarly, the lease payments related to our leases with We Power were no longer classified within other operation and maintenance in our income statements, but were also divided between depreciation and amortization expense and interest expense in accordance with Topic 980-842.

•
In accordance with Topic 980-842, the timing of lease expense did not change for these finance leases upon adoption of Topic 842, and still resembled the expense recognition pattern of an operating lease, as the amortization of the right of use assets was modified from what would typically be recorded for a finance lease under Topic 842.

Wisconsin Electric Power Company	B-44	2019 Annual Financial Statements

•
We continue to record the difference between the minimum lease payments and the sum of imputed interest and unadjusted amortization costs calculated under the finance lease accounting rules as a deferred regulatory asset on our balance sheets.

Power Purchase Commitment
In 1997, we entered into a 25-year power purchase contract with an unaffiliated independent power producer. The contract, for 236 MWs of firm capacity from a natural gas-fired cogeneration facility, includes zero minimum energy requirements. When the contract expires in 2022, we may, at our option and with proper notice, renew for another ten years, purchase the generating facility at fair market value, or allow the contract to expire. At lease inception we recorded this leased facility and corresponding obligation on our balance sheets at the estimated fair value of the plant's electric generating facilities.

As previously discussed, we treat the long-term power purchase contract as an operating lease for rate-making purposes. We record the difference between the minimum lease payments and the sum of imputed interest and amortization costs calculated under finance lease accounting rules as a deferred regulatory asset on our balance sheets. Minimum lease payments are a function of the 236 MWs of firm capacity we receive from the plant and the fixed monthly capacity rate published in the lease. Due to the timing and the amounts of the minimum lease payments, the regulatory asset increased to $78.5 million in 2009, at which time the regulatory asset began to be reduced to zero over the remaining life of the contract. The total obligation under the finance lease was $18.4 million at December 31, 2019, and will decrease to zero over the remaining life of the contract.

Port Washington Generating Station
We are leasing PWGS 1 and PWGS 2, two 545 MW natural gas-fired generation units, which were placed in service in July 2005 and May 2008, respectively, from We Power under PSCW approved leases. We are amortizing the leased units on a straight-line basis over the original 25-year term of the leases. The lease payments are expected to be recovered through our rates, as supported by Wisconsin's 2001 leased generation law. Due to the timing and the amounts of the minimum lease payments, we expect the regulatory asset to increase to approximately $129.4 million in the year 2021 for PWGS 1 and to approximately $126.3 million in the year 2023 for PWGS 2, at which time the regulatory assets will be reduced to zero over the remaining lives of the contracts. The total obligation under the finance leases for the units was $617.8 million as of December 31, 2019, and will decrease to zero over the remaining lives of the contracts.

The only variability associated with the PWGS lease payments relates to the potential for future changes in We Power's tax or interest rates, as the positive or negative impact of these changes is generally passed along to us, and subsequently to our customers. Because variability in the lease payments is dependent upon a rate (interest rate or tax rate), the lease payments are considered unavoidable under Topic 842, and are included in the measurement of the right of use asset and lease liability, consistent with how they were treated under Topic 840.

When the PWGS 1 and PWGS 2 contracts expire in 2030 and 2033, respectively, we may, at our option and with proper notice, choose to renew one or both contracts for up to three consecutive renewal terms (each renewal term would approximate 80% of the then remaining economic useful life of the respective generation unit), purchase one or both generating facilities at fair market value, or allow the contracts to expire.

Elm Road Generating Station
We are leasing ER 1, ER 2, and the common facilities, which are also utilized by our OC 5 through OC 8 generating units, from We Power under PSCW approved leases. We are amortizing the leased units on a straight-line basis over the 30-year term of the leases. ER 1 and ER 2 were placed in service in February 2010 and January 2011, respectively. The lease payments are expected to be recovered through our rates, as supported by Wisconsin's 2001 leased generation law. Due to the timing and the amounts of the minimum lease payments, we expect the regulatory asset to increase to approximately $525.4 million in the year 2028 for ER 1 and to approximately $431.9 million in the year 2029 for ER 2, at which time the regulatory assets will be reduced to zero over the remaining lives of the contracts. The total obligation under the finance leases was $2,204.7 million as of December 31, 2019, and will decrease to zero over the remaining lives of the contracts.

The only variability associated with the ERGS lease payments relates to the potential for future changes in We Power's tax or interest rates, as the positive or negative impact of these changes are generally passed along to us, and subsequently to our customers. Because variability in the lease payments is dependent upon a rate (interest rate or tax rate), the lease payments are considered unavoidable under Topic 842, and are included in the measurement of the right of use asset and lease liability, consistent with how they were treated under Topic 840.

When the ER 1 and ER 2 contracts expire in 2040 and 2041, respectively, we may, at our option and with proper notice, choose to renew one or both contracts for up to three consecutive renewal terms (each renewal term would approximate 80% of the then remaining economic useful life of the respective generation unit), purchase one or both generating facilities at fair market value, or allow the contracts to expire.

Wisconsin Electric Power Company	B-45	2019 Annual Financial Statements

Amounts Recognized in the Financial Statements
The components of lease expense and supplemental cash flow information related to our leases for the year ended December 31 are as follows:

(in millions)	2019	2018	2017
Long-term power purchase commitment	$8.2	$7.7	$7.2
We Power leases	363.3	363.3	363.3
Total finance/capital lease expense (1)	$371.5	$371.0	$370.5

Operating lease expense (2)	2.6	2.7	3.7
Total lease expense	$374.1	$373.7	$374.2

Other information

Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows for finance/capital leases (3)	$350.9	$381.4	$427.7
Operating cash flows for operating leases	$2.6	$2.7	$3.5
Financing cash flows for finance leases (3)	$50.5

Non-cash activity – right of use assets obtained in exchange for operating lease liabilities	$13.0

Weighted-average remaining lease term – finance leases	18.6 years
Weighted-average remaining lease term – operating leases	25.0 years

Weighted-average discount rate – finance leases (4)	13.9%
Weighted average discount rate – operating leases (4)	4.5%

(1)
For the year ended December 31, 2019, total finance lease expense included amortization of right of use assets in the amount of $20.6 million (included in depreciation and amortization expense), and interest on lease liabilities of $350.9 million (included in interest expense). For the years ended December 31, 2018, and 2017, total capital lease cost related to the long-term power purchase agreement was included in cost of sales and total capital lease cost related to the PWGS and ERGS units was included in other operation and maintenance.

(2)	Operating lease expense was included as a component of operation and maintenance for the years ended December 31, 2019, 2018, and 2017.

(3)	Prior to our adoption of Topic 842 on January 1, 2019, all cash flows related to capital leases were recorded as a component of operating cash flows.

(4)
Because our operating leases do not provide an implicit rate of return, we used the fully collateralized incremental borrowing rates based upon information available for similarly rated companies in determining the present value of lease payments for our operating leases. For our finance leases, the rate implicit in each lease was readily determinable.

The following table summarizes our finance lease right of use assets, which were included in property, plant and equipment on our balance sheets:

(in millions)	December 31, 2019	December 31, 2018
Long-term power purchase commitment
Under finance/capital lease	$140.3	$140.3
Accumulated amortization	(126.6)	(120.9)
Total long-term power purchase commitment	$13.7	$19.4

PWGS
Under finance/capital lease	$742.7	$736.9
Accumulated amortization	(367.6)	(335.9)
Total PWGS	$375.1	$401.0

ERGS
Under finance/capital lease	$2,194.4	$2,166.3
Accumulated amortization	(672.8)	(598.8)
Total ERGS	$1,521.6	$1,567.5

Total finance lease right of use assets/capital lease assets	$1,910.4	$1,987.9

Wisconsin Electric Power Company	B-46	2019 Annual Financial Statements

Right of use assets related to operating leases were $10.6 million at December 31, 2019, and were included in other long-term assets on our balance sheets.

Future minimum lease payments under our finance and operating leases and the present value of our net minimum lease payments as of December 31, 2019, were as follows:

(in millions)	Total Operating Leases	Power Purchase Commitment	PWGS	ERGS	Total Finance Leases
2020	$2.6	$8.8	$98.5	$294.4	$401.7
2021	0.7	9.4	98.5	294.4	402.3
2022	0.5	4.2	98.5	294.2	396.9
2023	0.5	—	98.5	294.1	392.6
2024	0.5	—	98.4	294.0	392.4
Thereafter	13.2	—	681.7	4,558.1	5,239.8
Total minimum lease payments	18.0	22.4	1,174.1	6,029.2	7,225.7
Less: Interest	(7.4)	(4.0)	(556.3)	(3,824.5)	(4,384.8)
Present value of minimum lease payments	10.6	18.4	617.8	2,204.7	2,840.9
Less: Short-term lease liabilities	(2.2)	(6.3)	(25.4)	(26.1)	(57.8)
Long-term lease liabilities	$8.4	$12.1	$592.4	$2,178.6	$2,783.1

Short-term and long-term lease liabilities related to operating leases were included in other current liabilities and other long-term liabilities on the balance sheets, respectively.

NOTE 13—INCOME TAXES
Income Tax Expense
The following table is a summary of income tax expense for each of the years ended December 31:

(in millions)	2019	2018	2017
Current tax expense (benefit)	$73.4	$(56.2)	$81.5
Deferred income tax expense (benefit), net	(128.9)	0.1	110.6
Investment tax credit, net	(2.3)	(0.8)	(0.9)
Total income tax expense (benefit)	$(57.8)	$(56.9)	$191.2

Statutory Rate Reconciliation
The provision for income taxes for each of the years ended December 31 differs from the amount of income tax determined by applying the applicable United States statutory federal income tax rate to income before income taxes as a result of the following:

	2019		2018		2017
(in millions)	Amount	Effective Tax Rate	Amount	Effective Tax Rate	Amount	Effective Tax Rate
Statutory federal income tax	$63.9	21.0%	$63.3	21.0%	$184.4	35.0%
State income taxes net of federal tax benefit	20.2	6.6%	19.6	6.5%	27.9	5.3%
Tax repairs *	(122.9)	(40.1)%	(120.7)	(39.9)%	—	—%
Federal excess amortization	(16.1)	(5.3)%	(15.5)	(5.1)%	—	—%
Wind production tax credits	(9.3)	(3.0)%	(9.4)	(3.1)%	(17.6)	(3.3)%
Investment tax credit restored	(2.3)	(0.8)%	(0.8)	(0.3)%	(0.9)	(0.2)%
AFUDC – Equity	(0.8)	(0.3)%	(0.8)	(0.3)%	(1.1)	(0.2)%
Domestic production activities deferral (deduction)	6.1	2.0%	6.1	2.0%	(7.8)	(1.5)%
Other, net	3.4	1.0%	1.3	0.4%	6.3	1.1%
Total income tax expense (benefit)	$(57.8)	(18.9)%	$(56.9)	(18.8)%	$191.2	36.2%

*
In accordance with a 2017 settlement agreement with the PSCW, we flowed through the tax benefit of our repair related deferred tax liabilities in 2018 and 2019, to maintain certain regulatory asset balances at their December 31, 2017 levels. The flow through treatment of the repair related deferred tax liabilities offset the negative income statement impact of holding the regulatory assets level, resulting in no change to net income. See Note 21, Regulatory Environment, for more information about the impact of the Tax Legislation and the Wisconsin rate order.

Wisconsin Electric Power Company	B-47	2019 Annual Financial Statements

Deferred Income Tax Assets and Liabilities
On December 22, 2017, the Tax Legislation was signed into law. For businesses, the Tax Legislation reduced the corporate federal tax rate from a maximum of 35% to a 21% rate effective January 1, 2018. In December 2017, we recorded a tax benefit related to the re-measurement of our deferred taxes in the amount of approximately $1,065 million. Accordingly, this amount was recorded as both an increase to regulatory liabilities as well as a decrease to certain existing regulatory assets as of December 31, 2017.

On December 22, 2017, the SEC staff issued guidance in SAB 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act, which provided for a measurement period of up to one year from the enactment date to complete accounting under GAAP for the tax effects of the legislation. Due to the complex and comprehensive nature of the enacted tax law changes, and their application under GAAP, certain amounts related to bonus depreciation and future tax benefit utilization recorded in the financial statements as a result of the Tax Legislation were considered "provisional" and subject to revision at December 31, 2017, and through 2018, as discussed in SAB 118.

In 2018, we considered all available guidance from industry and income tax authorities related to these tax items, analyzed the impact on Alternative Minimum Tax Credit carryforwards, and revised our estimates for re-measurement of deferred income taxes related to guidance on bonus depreciation. See Note 21, Regulatory Environment, for more information on the re-measurement of deferred income taxes. At December 31, 2018, we no longer considered any amounts related to bonus depreciation and future tax benefit utilization "provisional," subject to any additional amendments or technical corrections to the Tax Legislation.

In 2019, we considered all available guidance from industry and income tax authorities related to these tax items and did not have any changes to our prior interpretations. Any further amendments or technical corrections to the Tax Legislation could subject these tax items to revision.

The components of deferred income taxes as of December 31 were as follows:

(in millions)	2019	2018
Deferred tax assets
Tax gross up – regulatory items	$152.7	$203.0
Deferred revenues	126.8	129.3
Future tax benefits	41.0	15.9
Regulatory deferrals	1.3	97.3
Other	63.2	59.3
Total deferred tax assets	$385.0	$504.8

Deferred tax liabilities
Property-related	$1,368.9	$1,365.9
Deferred costs – Plant retirements	215.5	176.0
Employee benefits and compensation	55.8	55.9
Deferred costs – SSR	51.1	110.7
Other	41.1	94.6
Total deferred tax liabilities	1,732.4	1,803.1
Deferred tax liability, net	$1,347.4	$1,298.3

Consistent with rate-making treatment, deferred taxes in the table above are offset for temporary differences that have related regulatory assets and liabilities.

The components of net deferred tax assets associated with federal and state tax benefit carryforwards as of December 31, 2019 and 2018 are summarized in the tables below:

2019 (in millions)	Gross Value	Deferred Tax Effect	Earliest Year of Expiration
Future tax benefits as of December 31, 2019
Federal tax credit	$—	$37.1	2037
State net operating loss	52.4	3.3	2035
Other state benefits	—	0.6	2019
Balance as of December 31, 2019	$52.4	$41.0

Wisconsin Electric Power Company	B-48	2019 Annual Financial Statements

2018 (in millions)	Gross Value	Deferred Tax Effect	Earliest Year of Expiration
Future tax benefits as of December 31, 2018
Federal tax credit	$—	$11.6	2038
State net operating loss	68.7	4.3	2035
Balance as of December 31, 2018	$68.7	$15.9

Unrecognized Tax Benefits
We had no unrecognized tax benefits at December 31, 2019 and 2018.

We do not expect any unrecognized tax benefits to affect our effective tax rate in periods after December 31, 2019.

For the years ended December 31, 2019 and 2018, we recognized no interest expense related to unrecognized tax benefits in our income statements. For the year ended December 31, 2017, we recognized $0.7 million of interest income related to unrecognized tax benefits in our income statements. For the years ended December 31, 2019, 2018, and 2017, we recognized no penalties related to unrecognized tax benefits in our income statements. For the years ended December 31, 2019 and 2018, we had no interest accrued and no penalties accrued related to unrecognized tax benefits on our balance sheets.

We do not anticipate any significant increases in the total amount of unrecognized tax benefits within the next 12 months.

Our primary tax jurisdictions include federal and the state of Wisconsin. With a few exceptions we are no longer subject to federal income tax examinations by the IRS for years prior to 2015. As of December 31, 2019, we were subject to examination by the Wisconsin taxing authority for tax years 2015 through 2019.

NOTE 14—FAIR VALUE MEASUREMENTS
The following tables summarize our financial assets and liabilities that were accounted for at fair value on a recurring basis, categorized by level within the fair value hierarchy:

	December 31, 2019
(in millions)	Level 1	Level 2	Level 3	Total
Derivative assets
Natural gas contracts	$0.4	$—	$—	$0.4
FTRs	—	—	1.5	1.5
Coal contracts	—	0.1	—	0.1
Total derivative assets	$0.4	$0.1	$1.5	$2.0

Derivative liabilities
Natural gas contracts	$5.2	$—	$—	$5.2
Coal contracts	—	0.2	—	0.2
Total derivative liabilities	$5.2	$0.2	$—	$5.4

	December 31, 2018
(in millions)	Level 1	Level 2	Level 3	Total
Derivative assets
Natural gas contracts	$0.7	$—	$—	$0.7
FTRs	—	—	4.4	4.4
Total derivative assets	$0.7	$—	$4.4	$5.1

Derivative liabilities
Natural gas contracts	$1.2	$—	$—	$1.2
Coal contracts	—	0.1	—	0.1
Total derivative liabilities	$1.2	$0.1	$—	$1.3

The derivative assets and liabilities listed in the tables above include options, futures, physical commodity contracts, and other instruments used to manage market risks related to changes in commodity prices. They also include FTRs, which are used to manage electric transmission congestion costs in the MISO Energy Markets.

Wisconsin Electric Power Company	B-49	2019 Annual Financial Statements

The following table summarizes the changes to derivatives classified as Level 3 in the fair value hierarchy at December 31:

(in millions)	2019	2018	2017
Balance at the beginning of the period	$4.4	$2.4	$3.1
Purchases	6.8	9.4	6.9
Settlements	(9.7)	(7.4)	(7.6)
Balance at the end of the period	$1.5	$4.4	$2.4

Fair Value of Financial Instruments
The following table shows the financial instruments included on our balance sheets that are not recorded at fair value:

	December 31, 2019		December 31, 2018
(in millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Preferred stock	$30.4	$29.5	$30.4	$28.3
Long-term debt, including current portion	2,759.2	3,209.5	2,709.6	2,881.6

The fair values of our long-term debt and preferred stock are categorized within Level 2 of the fair value hierarchy.

NOTE 15—DERIVATIVE INSTRUMENTS
The following table shows our derivative assets and derivative liabilities, along with their classification on our balance sheets. None of our derivatives are designated as hedging instruments.

	December 31, 2019		December 31, 2018
(in millions)	Derivative Assets	Derivative Liabilities	Derivative Assets	Derivative Liabilities
Other current
Natural gas contracts	$0.4	$5.1	$0.7	$1.2
FTRs	1.5	—	4.4	—
Coal contracts	—	0.2	—	0.1
Total other current	1.9	5.3	5.1	1.3

Other long-term
Natural gas contracts	—	0.1	—	—
Coal contracts	0.1	—	—	—
Total other long-term	0.1	0.1	—	—
Total	$2.0	$5.4	$5.1	$1.3

Realized gains (losses) on derivatives are primarily recorded in cost of sales on the income statements. Our estimated notional sales volumes and realized gains (losses) were as follows for the years ended:

	December 31, 2019		December 31, 2018		December 31, 2017
(in millions)	Volume	Gains (Losses)	Volume	Gains	Volume	Gains (Losses)
Natural gas contracts	61.6 Dth	$(11.3)	53.4 Dth	$9.7	26.9 Dth	$(1.0)
Petroleum products contracts	— gallons	—	4.2 gallons	1.2	16.7 gallons	(1.4)
FTRs	21.7 MWh	8.7	21.2 MWh	3.4	27.1 MWh	7.6
Total		$(2.6)		$14.3		$5.2

At December 31, 2019 and 2018, we had posted cash collateral of $8.5 million and $1.1 million, respectively, in our margin accounts.

Wisconsin Electric Power Company	B-50	2019 Annual Financial Statements

The following table shows derivative assets and derivative liabilities if derivative instruments by counterparty were presented net on our balance sheets:

	December 31, 2019			December 31, 2018
(in millions)	Derivative Assets	Derivative Liabilities		Derivative Assets	Derivative Liabilities
Gross amount recognized on the balance sheet	$2.0	$5.4		$5.1	$1.3
Gross amount not offset on the balance sheet	(0.4)	(5.2)	(1)	(0.6)	(1.3)	(2)
Net amount	$1.6	$0.2		$4.5	$—

(1)	Includes cash collateral posted of $4.8 million.

(2)	Includes cash collateral posted of $0.7 million.

NOTE 16—EMPLOYEE BENEFITS
Pension and Other Postretirement Employee Benefits
We participate in WEC Energy Group's defined benefit pension plans and OPEB plans that cover substantially all of our employees. We are responsible for our share of the plan assets and obligations. The benefits for a portion of these plans are funded through irrevocable trusts, as allowed for income tax purposes. Our balance sheets reflect only the liabilities associated with our past and current employees and our share of the plan assets and obligations. We also offer medical, dental, and life insurance benefits to active employees and their dependents. We expense the costs of these benefits as incurred.

Generally, employees who started with us after 1995 receive a benefit based on a percentage of their annual salary plus an interest credit, while employees who started before 1996 receive a benefit based upon years of service and final average salary. New management employees hired after December 31, 2014, and certain new represented employees hired after May 1, 2017, receive an annual company contribution to their 401(k) savings plan instead of being enrolled in the defined benefit plans.

We use a year-end measurement date to measure the funded status of all of the pension and OPEB plans. Due to the regulated nature of our business, we have concluded that substantially all of the unrecognized costs resulting from the recognition of the funded status of the pension and OPEB plans qualify as a regulatory asset.

The following tables provide a reconciliation of the changes in our share of the plans' benefit obligations and fair value of assets:

	Pension Benefits				OPEB Benefits
(in millions)	2019		2018		2019		2018
Change in benefit obligation
Obligation at January 1	$1,099.4		$1,193.9		$227.7		$303.5
Service cost	12.6		13.2		4.5		6.9
Interest cost	45.2		42.3		9.5		11.1
Participant contributions	—		—		6.1		7.6
Plan amendments	—		—		2.7		—
Net transfer to affiliates	(5.3)	(1)	(4.5)	(1)	—		—
Actuarial loss (gain)	81.5		(62.7)		(29.8)		(86.2)
Benefit payments	(85.1)		(82.8)		(16.2)		(22.8)
Federal subsidy on benefits paid	N/A		N/A		1.1		0.9
Transfer	—		—		1.7	(2)	6.7	(2)
Obligation at December 31	$1,148.3		$1,099.4		$207.3		$227.7

Change in fair value of plan assets
Fair value at January 1	$1,019.8		$1,134.1		$201.5		$220.1
Actual return on plan assets	156.7		(31.0)		35.4		(5.7)
Employer contributions	3.8		4.0		1.7		2.3
Participant contributions	—		—		6.1		7.6
Net transfer to affiliates	(0.6)	(1)	(4.5)	(1)	—		—
Benefit payments	(85.1)		(82.8)		(16.2)		(22.8)
Fair value at December 31	$1,094.6		$1,019.8		$228.5		$201.5
Funded status at December 31	$(53.7)		$(79.6)		$21.2		$(26.2)

(1)	Benefit obligations and plan assets were moved along with our employees who were transferred to/from affiliated entities. See Note 3, Related Parties, for more information.

(2)	Represents a premium medical account that was transferred into the OPEB benefit obligation.

Wisconsin Electric Power Company	B-51	2019 Annual Financial Statements

The amounts recognized on our balance sheets at December 31 related to the funded status of the benefit plans were as follows:

	Pension Benefits		OPEB Benefits
(in millions)	2019	2018	2019	2018
Other long-term assets	$6.1	$12.7	$21.2	$—
Pension and OPEB obligations	59.8	92.3	—	26.2
Total net (liabilities) assets	$(53.7)	$(79.6)	$21.2	$(26.2)

The accumulated benefit obligation for all defined benefit pension plans was $1,147.0 million and $1,097.9 million as of December 31, 2019 and 2018, respectively.

The following table shows information for the pension plans for which we have an accumulated benefit obligation in excess of plan assets. Amounts presented are as of December 31:

(in millions)	2019	2018
Projected benefit obligation	$1,040.7	$997.0
Accumulated benefit obligation	1,039.5	995.5
Fair value of plan assets	980.9	904.7

The following table shows the amounts that have not yet been recognized in our net periodic benefit cost as of December 31:

	Pension Benefits		OPEB Benefits
(in millions)	2019	2018	2019	2018
Net regulatory assets (liabilities)
Net actuarial loss (gain)	$460.1	$491.0	$(115.3)	$(66.6)
Prior service credits	(2.3)	(1.8)	(1.5)	(6.1)
Total	$457.8	$489.2	$(116.8)	$(72.7)

The following table shows the estimated amounts that will be amortized into net periodic benefit cost during 2020:

(in millions)	Pension Benefits	OPEB Benefits
Net actuarial loss (gain)	$36.6	$(9.5)
Prior service credits	(0.1)	(0.6)
Total 2020 – estimated amortization	$36.5	$(10.1)

The components of net periodic benefit cost (credit) (including amounts capitalized to our balance sheets) for the years ended December 31 were as follows:

	Pension Benefits			OPEB Benefits
(in millions)	2019	2018	2017	2019	2018	2017
Service cost	$12.6	$13.2	$12.2	$4.5	$6.9	$7.0
Interest cost	45.2	42.3	47.0	9.5	11.1	12.1
Expected return on plan assets	(72.4)	(75.2)	(76.6)	(14.3)	(15.5)	(14.7)
Plan settlement	—	—	4.1	—	—	—
Amortization of prior service cost (credit)	0.5	0.8	1.1	(1.9)	(2.2)	(1.4)
Amortization of net actuarial loss (gain)	28.0	38.0	35.4	(2.1)	—	—
Net periodic benefit cost (credit)	$13.9	$19.1	$23.2	$(4.3)	$0.3	$3.0

Wisconsin Electric Power Company	B-52	2019 Annual Financial Statements

The weighted-average assumptions used to determine the benefit obligations for the plans were as follows for the years ended December 31:

	Pension Benefits		OPEB Benefits
	2019	2018	2019	2018
Discount rate	3.39%	4.30%	3.40%	4.30%
Rate of compensation increase	4.00%	3.40%	N/A	N/A
Assumed medical cost trend rate (Pre 65)	N/A	N/A	6.00%	6.25%
Ultimate trend rate (Pre 65)	N/A	N/A	5.00%	5.00%
Year ultimate trend rate is reached (Pre 65)	N/A	N/A	2028	2024
Assumed medical cost trend rate (Post 65)	N/A	N/A	6.04%	6.12%
Ultimate trend rate (Post 65)	N/A	N/A	5.00%	5.00%
Year ultimate trend rate is reached (Post 65)	N/A	N/A	2028	2028

The weighted-average assumptions used to determine the net periodic benefit cost for the plans were as follows for the years ended December 31:

	Pension Benefits
	2019	2018	2017
Discount rate	4.30%	3.65%	4.12%
Expected return on plan assets	7.00%	7.00%	7.00%
Rate of compensation increase	3.40%	3.40%	3.20%

	OPEB Benefits
	2019	2018	2017
Discount rate	4.30%	3.65%	4.10%
Expected return on plan assets	7.25%	7.25%	7.25%
Assumed medical cost trend rate (Pre 65)	6.25%	6.50%	7.00%
Ultimate trend rate (Pre 65)	5.00%	5.00%	5.00%
Year ultimate trend rate is reached (Pre 65)	2,024	2,024	2,021
Assumed medical cost trend rate (Post 65)	6.12%	6.18%	7.00%
Ultimate trend rate (Post 65)	5.00%	5.00%	5.00%
Year ultimate trend rate is reached (Post 65)	2,028.00	2,028	2,021.00

WEC Energy Group consults with its investment advisors on an annual basis to help forecast expected long-term returns on plan assets by reviewing historical returns as well as calculating expected total trust returns using the weighted-average of long-term market returns for each of the major target asset categories utilized in the fund. For 2020, the expected return on asset assumption is 6.75% for the pension plan and 7.00% for the OPEB plan.

Assumed health care cost trend rates have a significant effect on the amounts reported by us for the health care plans. For the year ended December 31, 2019, a one-percentage-point change in assumed health care cost trend rates would have had the following effects:

(in millions)	1% Increase	1% Decrease
Effect on total of service and interest cost components of net periodic postretirement health care benefit cost	$1.7	$(1.4)
Effect on the health care component of the accumulated postretirement benefit obligation	14.4	(12.0)

Plan Assets
Current pension trust assets and amounts which are expected to be contributed to the trusts in the future are expected to be adequate to meet pension payment obligations to current and future retirees.

The Investment Trust Policy Committee oversees investment matters related to all of our funded benefit plans. The Committee works with external actuaries and investment consultants on an on-going basis to establish and monitor investment strategies and target asset allocations. Forecasted cash flows for plan liabilities are regularly updated based on annual valuation results. Target allocations are determined utilizing projected benefit payment cash flows and risk analyses of appropriate investments. They are intended to reduce risk, provide long-term financial stability for the plans and maintain funded levels which meet long-term plan obligations while preserving sufficient liquidity for near-term benefit payments.

Wisconsin Electric Power Company	B-53	2019 Annual Financial Statements

Our pension trust target asset allocation is 35% equity investments, 55% fixed income investments, and 10% private equity and real estate investments. The two OPEB trusts' target asset allocations are 50% equity investments and 50% fixed income investments, and 70% equity investments and 30% fixed income investments, respectively. Equity securities include investments in large-cap, mid-cap, and small-cap companies. Fixed income securities include corporate bonds of companies from diversified industries, mortgage and other asset backed securities, commercial paper, and United States Treasuries.

Pension and OPEB plan investments are recorded at fair value. See Note 1(n), Fair Value Measurements, for more information regarding the fair value hierarchy and the classification of fair value measurements based on the types of inputs used.

The following tables summarize the fair values of our investments by asset class:

	December 31, 2019
	Pension Plan Assets				OPEB Assets
(in millions)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Asset Class
Equity securities:
Unites States equity	$103.3	$—	$—	$103.3	$27.9	$—	$—	$27.9
International equity	98.4	—	—	98.4	28.5	—	—	28.5
Fixed income securities: *
United States bonds	49.1	438.9	—	488.0	23.1	52.6	—	75.7
International bonds	27.7	29.2	—	56.9	5.8	2.9	—	8.7
	$278.5	$468.1	$—	$746.6	$85.3	$55.5	$—	$140.8
Investments measured at net asset value				$348.0				$87.7
Total	$278.5	$468.1	$—	$1,094.6	$85.3	$55.5	$—	$228.5

*	This category represents investment grade bonds of United States and foreign issuers denominated in United States dollars from diverse industries.

	December 31, 2018
	Pension Plan Assets				OPEB Assets
(in millions)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Asset Class
Equity securities:
United States equity	$89.0	$—	$—	$89.0	$24.6	$—	$—	$24.6
International equity	85.8	—	—	85.8	24.0	—	—	24.0
Fixed income securities: *
United States bonds	66.2	436.5	—	502.7	24.0	48.2	—	72.2
International bonds	8.3	31.4	—	39.7	1.6	3.0	—	4.6
	$249.3	$467.9	$—	$717.2	$74.2	$51.2	$—	$125.4
Investments measured at net asset value				$302.6				$76.1
Total	$249.3	$467.9	$—	$1,019.8	$74.2	$51.2	$—	$201.5

*	This category represents investment grade bonds of United States and foreign issuers denominated in United States dollars from diverse industries.

The following table sets forth a reconciliation of changes in the fair value of pension and OPEB plan assets categorized as Level 3 in the fair value hierarchy:

	Private Equity and Real Estate
(in millions)	Pension	OPEB
Beginning balance at January 1, 2018	$55.3	$3.8
Realized and unrealized gains	4.1	0.8
Purchases	9.8	0.7
Liquidations	(1.2)	(0.1)
Transfers out of level 3	(68.0)	(5.2)
Ending balance at December 31, 2018	$—	$—

Wisconsin Electric Power Company	B-54	2019 Annual Financial Statements

Cash Flows
We expect to contribute $3.7 million to the pension plans and $0.1 million to the OPEB plans in 2020, dependent upon various factors affecting us, including our liquidity position and the effects of the Tax Legislation.

The following table shows the payments, reflecting expected future service, that we expect to make for pension and OPEB over the next 10 years:

(in millions)	Pension Benefits	OPEB Benefits
2020	$90.6	$11.4
2021	88.2	11.4
2022	83.7	11.6
2023	82.6	11.8
2024	80.2	11.7
2025-2029	350.1	58.3

Savings Plans
WEC Energy Group sponsors 401(k) savings plans that allow substantially all of our full-time employees to contribute a portion of their pre-tax and/or after-tax income in accordance with plan-specified guidelines. A percentage of employee contributions are matched by us through a contribution into the employee's savings plan account, up to certain limits. The 401(k) savings plans include an Employee Stock Ownership Plan. Certain employees receive an employer retirement contribution, which amounts are contributed to an employee's savings plan account. Total costs incurred under all of these plans was $11.9 million in both 2019 and 2018, and $11.7 million in 2017.

NOTE 17—SEGMENT INFORMATION
We use operating income to measure segment profitability and to allocate resources to our businesses. At December 31, 2019, we reported two segments, which are described below.

Our utility segment includes our electric utility operations, including steam operations, and our natural gas utility operations.

•
Our electric utility operations are engaged in the generation, distribution, and sale of electricity to customers in southeastern Wisconsin (including metropolitan Milwaukee), east central Wisconsin, and northern Wisconsin. In addition, our steam operations produce, distribute, and sell steam to customers in metropolitan Milwaukee. Prior to April 1, 2019, we also provided electric service to Tilden, who owns an iron ore mine in the Upper Peninsula of Michigan. This customer was transferred to UMERC on April 1, 2019 as UMERC's new natural gas-fired generation in the Upper Peninsula of Michigan is now operational.

•
Our natural gas utility operations are engaged in the purchase, distribution, and sale of natural gas to retail customers and the transportation of customer-owned natural gas in southeastern, east central, and northern Wisconsin.

No significant items were reported in the other segment during the years ended December 31, 2019 and 2018. Prior to October 2018, our other segment included Bostco, our non-utility subsidiary that was originally formed to develop and invest in real estate. In March 2017, we sold substantially all of the remaining assets of Bostco, and, in October 2018, Bostco was dissolved.

All of our operations and assets are located within the United States. The following tables show summarized financial information related to our reportable segments for the years ended December 31, 2019, 2018, and 2017.

2019 (in millions)	Utility	Other	Wisconsin Electric Power Company Consolidated
External revenues	$3,496.7	$—	$3,496.7
Other operation and maintenance	1,053.1	—	1,053.1
Depreciation and amortization	384.4	—	384.4
Operating income	760.2	—	760.2
Interest expense	477.4	—	477.4
Capital expenditures	590.6	—	590.6
Total assets	13,360.8	—	13,360.8

Wisconsin Electric Power Company	B-55	2019 Annual Financial Statements

2018 (in millions)	Utility	Other	Wisconsin Electric Power Company Consolidated
External revenues	$3,625.0	$—	$3,625.0
Other operation and maintenance	1,502.4	—	1,502.4
Depreciation and amortization	348.1	—	348.1
Operating income	402.5	—	402.5
Interest expense	120.1	—	120.1
Capital expenditures	603.2	—	603.2
Total assets	13,538.3	—	13,538.3

2017 (in millions)	Utility	Other	Wisconsin Electric Power Company Consolidated
External revenues	$3,711.7	$—	$3,711.7
Other operation and maintenance	1,352.0	—	1,352.0
Depreciation and amortization	331.6	—	331.6
Operating income	632.1	—	632.1
Interest expense	117.0	0.3	117.3
Capital expenditures	596.1	—	596.1
Total assets	13,121.6	—	13,121.6

NOTE 18—VARIABLE INTEREST ENTITIES
The primary beneficiary of a variable interest entity must consolidate the entity's assets and liabilities. In addition, certain disclosures are required for significant interest holders in variable interest entities.

We assess our relationships with potential variable interest entities, such as our coal suppliers, natural gas suppliers, coal transporters, natural gas transporters, and other counterparties related to power purchase agreements, investments, and joint ventures. In making this assessment, we consider, along with other factors, the potential that our contracts or other arrangements provide subordinated financial support, the obligation to absorb the entity's losses, the right to receive residual returns of the entity, and the power to direct the activities that most significantly impact the entity's economic performance.

Power Purchase Agreement
We have a power purchase agreement that represents a variable interest. This agreement is for 236 MWs of firm capacity from a natural gas-fired cogeneration facility, and we account for it as a finance lease. The agreement includes no minimum energy requirements over the remaining term of approximately two years. We have examined the risks of the entity, including operations, maintenance, dispatch, financing, fuel costs, and other factors, and have determined that we are not the primary beneficiary of the entity. We do not hold an equity or debt interest in the entity, and there is no residual guarantee associated with the power purchase agreement.

We have $22.4 million of required capacity payments over the remaining term of this agreement. We believe that the required capacity payments under this contract will continue to be recoverable in rates, and our maximum exposure to loss is limited to these capacity payments.

NOTE 19—COMMITMENTS AND CONTINGENCIES
We have significant commitments and contingencies arising from our operations, including those related to unconditional purchase obligations, environmental matters, and enforcement and litigation matters.

Unconditional Purchase Obligations
We have obligations to distribute and sell electricity and natural gas to our customers and expect to recover costs related to these obligations in future customer rates. In order to meet these obligations, we routinely enter into long-term purchase and sale commitments for various quantities and lengths of time.

Wisconsin Electric Power Company	B-56	2019 Annual Financial Statements

The following table shows our minimum future commitments related to these purchase obligations as of December 31, 2019.

			Payments Due By Period
(in millions)	Date Contracts Extend Through	Total Amounts Committed	2020	2021	2022	2023	2024	Later Years
Electric utility:
Nuclear	2033	$8,319.0	$475.1	$501.1	$531.2	$563.0	$596.8	$5,651.8
Coal supply and transportation	2023	735.9	223.7	196.9	169.6	145.7	—	—
Purchased power	2043	78.9	19.4	12.3	10.4	7.6	3.6	25.6
Natural gas utility supply and transportation	2048	494.0	64.1	56.5	39.8	25.8	17.5	290.3
Total		$9,627.8	$782.3	$766.8	$751.0	$742.1	$617.9	$5,967.7

Environmental Matters
Consistent with other companies in the energy industry, we face significant ongoing environmental compliance and remediation obligations related to current and past operations. Specific environmental issues affecting us include, but are not limited to, current and future regulation of air emissions such as SO2, NOx, fine particulates, mercury, and GHGs; water intake and discharges; management of coal combustion products such as fly ash; and remediation of impacted properties, including former manufactured gas plant sites.

We have continued to pursue a proactive strategy to manage our environmental compliance obligations, including:

•	the development of additional sources of renewable electric energy supply;

•	the addition of improvements for water quality matters such as treatment technologies to meet regulatory discharge limits and improvements to our cooling water intake systems;

•	the addition of emission control equipment to existing facilities to comply with ambient air quality standards and federal clean air rules;

•	the protection of wetlands and waterways, threatened and endangered species, and cultural resources associated with utility construction projects;

•	the retirement of older coal-fired power plants and conversion to modern, efficient, natural gas generation, super-critical pulverized coal generation, and/or replacement with renewable generation;

•	the beneficial use of ash and other products from coal-fired and biomass generating units; and

•	the remediation of former manufactured gas plant sites.

Air Quality
National Ambient Air Quality Standards – After completing its review of the 2008 ozone standard, the EPA released a final rule in October 2015, which lowered the limit for ground-level ozone, creating a more stringent standard than the 2008 NAAQS. The EPA issued final nonattainment area designations in April 2018. The following counties within our service territories were designated as partial nonattainment: Kenosha, Manitowoc, Northern Milwaukee/Ozaukee, and Sheboygan shorelines. This re-designation was challenged in the D.C. Circuit Court of Appeals in Clean Wisconsin et al. v. U.S. Environmental Protection Agency. Petitioners in that case have argued that additional portions of Milwaukee, Waukesha, Ozaukee, and Washington Counties (among others) should be designated as nonattainment for ozone. In November 2019, the D.C. Circuit Court of Appeals heard oral arguments for that case. A decision is expected in spring 2020, and we expect that any subsequent EPA re-designation, if necessary, would take place in mid-2021. We believe we are well positioned to meet the requirements associated with the ozone standard and do not expect to incur significant costs to comply. The State of Wisconsin is currently working with stakeholders, including us, in developing regulations for inclusion in the state implementation plan required by the rule.

Mercury and Air Toxics Standards – In December 2018, the EPA proposed to revise the Supplemental Cost Finding for the MATS rule as well as the CAA required RTR. The EPA was required by the United States Supreme Court to review both costs and benefits of complying with the MATS rule. After its review of costs, the EPA determined that it is not appropriate and necessary to regulate hazardous air pollutant emissions from power plants under Section 112 of the CAA. As a result, under the proposed rule, the emission standards and other requirements of the MATS rule first enacted in 2012 would remain in place. The EPA is not proposing to remove coal- and oil-fired power plants from the list of sources that are regulated under Section 112. The EPA also proposes that no revisions to MATS are warranted based on the results of the RTR. As a result, we do not expect the proposed rule to have a material impact on our financial condition or operations.

Climate Change – The ACE rule became effective in September 2019. This rule provides existing coal-fired generating units with standards for achieving GHG emission reductions. The rule was finalized in conjunction with two other separate and distinct

Wisconsin Electric Power Company	B-57	2019 Annual Financial Statements

rulemakings, (1) the repeal of the Clean Power Plan, and (2) revised implementing regulations for ACE, ongoing emissions guidelines, and all future emission guidelines for existing sources issued under CAA section 111(d). Every state's plan to implement ACE is required to focus on reducing GHG emissions by improving the efficiency of fossil-fueled power plants. The rule is being litigated in challenges brought in the D.C. Circuit Court of Appeals by 22 states (including Wisconsin), local governments, and certain nongovernmental organizations. This litigation is proceeding, but has not yet been scheduled for oral argument. The WDNR is working with state utilities and has begun the process of developing the implementation plan with respect to the ACE rule.

In December 2018, the EPA proposed to revise the New Source Performance Standards for GHG emissions from new, modified, and reconstructed fossil-fueled power plants. The EPA determined that the BSER for new, modified, and reconstructed coal units is highly efficient generation that would be equivalent to supercritical steam conditions for larger units and subcritical steam conditions for smaller units. This proposed BSER would replace the determination from the previous rule, which identified BSER as partial carbon capture and storage.

In April 2019, WEC Energy Group issued a climate report, which analyzes its GHG reduction goals with respect to international efforts to limit future global temperature increases to less than two degrees Celsius. WEC Energy Group will evaluate potential GHG reduction pathways as climate change policies and relevant technologies evolve over time.

WEC Energy Group continues to evaluate opportunities and actions that preserve fuel diversity, lower costs for our customers, and contribute toward long-term GHG emissions reductions. WEC Energy Group's current plan, which includes us, is to work with its industry peers, environmental groups, public policy makers, and customers, with goals of reducing CO2 emissions. In 2019, WEC Energy Group met and exceeded its 2030 goal of reducing CO2 emissions by 40% below 2005 levels, and is re-evaluating its longer-term CO2 reduction goals. As a result of WEC Energy Group's generation reshaping plan, we retired approximately 1,500 MW of coal generation since the beginning of 2018, including the 2018 retirement of the Pleasant Prairie power plant as well as the March 2019 retirement of the PIPP. See Note 6, Property, Plant, and Equipment, for more information. WEC Energy Group also has a goal to decrease the rate of methane emissions from the natural gas distribution lines in its network by 30% per mile by the year 2030 from a 2011 baseline. WEC Energy Group was over half way toward meeting that goal at the end of 2019.

We are required to report our CO2 equivalent emissions from our electric generating facilities under the EPA Greenhouse Gases Reporting Program. Based upon our analysis of the data, we reported CO2 equivalent emissions of 16.2 million metric tonnes and 20.0 million metric tonnes to the EPA for 2019 and 2018, respectively. The level of CO2 and other GHG emissions varies from year to year and is dependent on the level of electric generation and mix of fuel sources, which is determined primarily by demand, the availability of the generating units, the unit cost of fuel consumed, and how our units are dispatched by MISO.

We are also required to report CO2 equivalent emissions related to the natural gas that our natural gas operations distribute and sell. Based upon our analysis of the data, we reported CO2 equivalent emissions of 4.2 million metric tonnes and 4.1 million metric tonnes to the EPA for 2019 and 2018, respectively.

Water Quality
Clean Water Act Cooling Water Intake Structure Rule – In August 2014, the EPA issued a final regulation under Section 316(b) of the Clean Water Act that requires the location, design, construction, and capacity of cooling water intake structures at existing power plants to reflect the BTA for minimizing adverse environmental impacts. The rule became effective in October 2014 and applies to all of our existing generating facilities with cooling water intake structures, except for the ERGS units, which were permitted under the rules governing new facilities.

We have received BTA determinations for OC 5 through OC 8 and VAPP. Although we currently believe that existing technology at the PWGS satisfies the BTA requirements, final determinations will not be made until the discharge permit is renewed for this facility, which is expected to be in 2021. Until that time, we cannot determine what, if any, intake structure or operational modifications will be required to meet the new BTA requirements for this facility.

As a result of past capital investments completed to address Section 316(b) compliance, we believe our fleet overall is well positioned to meet the regulation and do not expect to incur significant costs to comply with this regulation.

Steam Electric Effluent Limitation Guidelines – The EPA's final 2015 ELG rule took effect in January 2016. This rule created new requirements for several types of power plant wastewaters. The two new requirements that affect us relate to discharge limits for BATW and wet FGD wastewater. As a result of past capital investments, we believe our fleet is well positioned to meet the existing ELG regulations. Our power plant facilities already have advanced wastewater treatment technologies installed that meet many of the discharge limits established by this rule. There will, however, need to be modifications to the BATW systems at OC 7 and OC 8. Also, one wastewater treatment system modification may be required for the wet FGD discharges from the six

Wisconsin Electric Power Company	B-58	2019 Annual Financial Statements

units that make up the OCPP and ERGS. Based on preliminary engineering, we estimate that compliance with the current rule will require $50 million in capital costs.

The ELG requirements for BATW and wet FGD systems are currently being re-evaluated by the EPA. In September 2017, the EPA issued a final rule (Postponement Rule) to postpone the earliest compliance date to November 1, 2020 for the BATW and wet FGD wastewater requirements while it reconsiders the ELG rule. The Postponement Rule left unchanged the latest ELG rule compliance date of December 31, 2023. In November 2019, the EPA Administrator signed the proposed ELG Reconsideration Rule to revise the treatment technology requirements related to BATW and wet FGD wastewaters at existing facilities. The EPA also proposed a provision that exempts facility owners from the new BATW and wet FGD requirements if a generating unit is retired by December 31, 2028. We expect the rule to be finalized in late 2020. In the meantime, we are currently evaluating what impact, if any, the proposed rule would have on our estimated compliance cost.

Land Quality
Manufactured Gas Plant Remediation – We have identified sites at which we or a predecessor company owned or operated a manufactured gas plant or stored manufactured gas. We have also identified other sites that may have been impacted by historical manufactured gas plant activities. We are responsible for the environmental remediation of these sites. We are also working with various state jurisdictions in our investigation and remediation planning. These sites are at various stages of investigation, monitoring, remediation, and closure.

The future costs for detailed site investigation, future remediation, and monitoring are dependent upon several variables including, among other things, the extent of remediation, changes in technology, and changes in regulation. Historically, our regulators have allowed us to recover incurred costs, net of insurance recoveries and recoveries from potentially responsible parties, associated with the remediation of manufactured gas plant sites. Accordingly, we have established regulatory assets for costs associated with these sites.

We have established the following regulatory assets and reserves for manufactured gas plant sites as of December 31:

(in millions)	2019	2018
Regulatory assets	$22.1	$24.2
Reserves for future environmental remediation *	12.1	13.2

*	Recorded within other long-term liabilities on our balance sheets.

Renewables, Efficiency, and Conservation
Wisconsin Legislation – In 2005, Wisconsin enacted Act 141, which established a goal that 10% of all electricity consumed in Wisconsin be generated by renewable resources annually. We have achieved our required renewable energy percentage of 8.27% and met our compliance requirements by constructing various wind parks, a biomass facility, and by also relying on renewable energy purchases. We continue to review our renewable energy portfolio and acquire cost-effective renewables as needed to meet our requirements on an ongoing basis. The PSCW administers the renewable program related to Act 141, and we fund the program, along with other utilities, based on 1.2% of our annual retail operating revenues.

Enforcement and Litigation Matters
We are involved in legal and administrative proceedings before various courts and agencies with respect to matters arising in the ordinary course of business. Although we are unable to predict the outcome of these matters, management believes that appropriate reserves have been established and that final settlement of these actions will not have a material effect on our financial condition or results of operations.

Wisconsin Electric Power Company	B-59	2019 Annual Financial Statements

NOTE 20—SUPPLEMENTAL CASH FLOW INFORMATION

(in millions)	2019	2018	2017
Cash paid for interest, net of amount capitalized (1)	$475.2	$115.0	$115.1
Cash paid for income taxes, net	45.8	17.7	71.7
Significant non-cash investing and financing transactions:
Accounts payable related to construction costs	36.1	14.0	13.2
Transfer of investment in ATC to another subsidiary of WEC Energy Group (2) (3)	—	—	415.4
Transfer of net assets to UMERC (2)	—	—	61.1
Equity settlement of a short-term note receivable between Bostco and our parent company	—	—	4.8

(1)
On January 1, 2019, we adopted ASU 2016-02, Leases (Topic 842). This ASU required us to prospectively change the classification of our finance lease payments on the income statement. As a result, during 2019, we classified the interest component of our finance lease payments as cash paid for interest since it was included in interest expense on the income statement. However, prior to our adoption of Topic 842, the interest component was not considered cash paid for interest since it was not included in interest expense on the income statement. See Note 12, Leases, for more information on Topic 842 and our finance leases.

(2)	See Note 3, Related Parties, for more information on these transactions.

(3)	The amount transferred includes a $13.4 million receivable for distributions approved and recorded in December 2016.

NOTE 21—REGULATORY ENVIRONMENT
Tax Cuts and Jobs Act of 2017
Due to the Tax Legislation, we deferred for return to ratepayers, through future refunds, bill credits, or reductions in other regulatory assets, the estimated tax benefit of $1,102 million that resulted from the revaluation of deferred taxes. The Tax Legislation also reduced the corporate federal tax rate from a maximum of 35% to a 21% rate, effective January 1, 2018.

In May 2018, the PSCW issued an order regarding the benefits associated with the Tax Legislation. The PSCW order required our electric utility operations to use 80% of the current 2018 and 2019 tax benefits to reduce our transmission regulatory asset. The remaining 20% was to be returned to electric customers in the form of bill credits. For our natural gas utility operations, the PSCW indicated that 100% of the current 2018 and 2019 tax benefits should be returned to natural gas customers in the form of bill credits. Regarding the net tax benefit associated with the revaluation of deferred taxes, amortization required in accordance with normalization accounting was used to reduce our transmission regulatory asset for our electric utility operations and was deferred for our natural gas utility operations. The timing and method of returning the remaining net tax benefit associated with the revaluation of deferred taxes was addressed in our rate order issued by the PSCW in December 2019. See the 2020 and 2021 Rates discussion below for more information.

We previously served one retail electric customer in Michigan, and we reached a settlement with that customer. That settlement was approved by the MPSC in May 2018 and addressed all base rate impacts of the Tax Legislation, which were returned to the customer through bill credits.

2020 and 2021 Rates
In March 2019, we filed an application with the PSCW to increase our retail electric, natural gas, and steam rates, effective January 1, 2020. In August 2019, we filed an application with the PSCW for approval of a settlement agreement entered into with certain intervenors to resolve several outstanding issues in our rate case. On December 19, 2019, the PSCW issued a written order that approved the settlement agreement without material modification and addressed the remaining outstanding issues that were not included in the settlement agreement. The new rates became effective January 1, 2020. The final order reflects the following:

2020 Effective rate increase
Electric (1)	$15.3	million	/	0.5%
Gas (2)	$10.4	million	/	2.8%
Steam	$1.9	million	/	8.6%

ROE	10.0%

Common equity component average on a financial basis	52.5%

(1)
Amount is net of certain deferred tax benefits from the Tax Legislation that were utilized to reduce near-term rate impact. The rate order reflects the majority of the unprotected deferred tax benefits from the Tax Legislation being amortized evenly over two years, which results

Wisconsin Electric Power Company	B-60	2019 Annual Financial Statements

in approximately $65 million of tax benefits being amortized in each of 2020 and 2021. The unprotected deferred tax benefits related to the unrecovered balances of our recently retired plants and our SSR regulatory asset are being used to reduce the related regulatory asset. Unprotected deferred tax benefits by their nature are eligible to be returned to customers in a manner and timeline determined to be appropriate by the PSCW.

(2)
Amount includes certain deferred tax expense from the Tax Legislation. The rate order reflects all of the unprotected deferred tax expense from the Tax Legislation being amortized evenly over four years, which results in approximately $5 million of previously deferred tax expense being amortized each year. Unprotected deferred tax expense by its nature is eligible to be recovered from customers in a manner and timeline determined to be appropriate by the PSCW.

In accordance with our rate order, we will seek a financing order from the PSCW to securitize $100 million of Pleasant Prairie power plant's book value, plus the carrying costs accrued on the $100 million during the securitization process and related fees. The securitization will reduce the carrying costs for the $100 million, benefiting customers.

We will continue having an earnings sharing mechanism through 2021. The earnings sharing mechanism was modified from its previous structure to one that is consistent with other Wisconsin investor-owned utilities. Under the new earnings sharing mechanism, if we earn above our authorized ROE: (i) we retain 100.0% of earnings for the first 25 basis points above the authorized ROE; (ii) 50.0% of the next 50 basis points is refunded to customers; and (iii) 100.0% of any remaining excess earnings is refunded to customers. In addition, the rate order also requires us to maintain residential and small commercial electric and natural gas customer fixed charges at previously authorized rates and to maintain the status quo for our electric market-based rate programs for large industrial customers through 2021.

2018 and 2019 Rates
During April 2017, we, along with WPS and WG, filed an application with the PSCW for approval of a settlement agreement we made with several of our commercial and industrial customers regarding 2018 and 2019 base rates. In September 2017, the PSCW issued an order that approved the settlement agreement, which froze base rates through 2019 for our electric, natural gas, and steam customers. Based on the PSCW order, our authorized ROE remained at 10.2%, and our capital cost structure remained unchanged through 2019.

In addition to freezing base rates, the settlement agreement extended and expanded the electric real-time market pricing program options for large commercial and industrial customers and mitigated the continued growth of certain escrowed costs during the base rate freeze period by accelerating the recognition of certain tax benefits. We were flowing through the tax benefit of our repair-related deferred tax liabilities in 2018 and 2019, to maintain certain regulatory asset balances at their December 31, 2017 levels. While we would typically follow the normalization accounting method and utilize the tax benefits of the deferred tax liabilities in rate making as an offset to rate base, benefiting customers over time, the federal tax code does allow for passing these tax repair-related benefits to ratepayers much sooner using the flow through accounting method. The flow through treatment of the repair-related deferred tax liabilities offset the negative income statement impact of holding the regulatory assets level, resulting in no change to net income.

Pursuant to the settlement agreement, we also agreed to keep our earnings sharing mechanism in place through 2019. Under this earnings sharing mechanism, if we earned above our authorized ROE, 50% of the first 50 basis points of additional utility earnings were required to be refunded to customers. All utility earnings above the first 50 basis points were also required to be refunded to customers.

Liquefied Natural Gas Facility
On November 1, 2019, we filed an application with the PSCW requesting approval to construct a LNG facility. If approved, the facility would provide us with approximately one billion cubic feet of natural gas supply to meet anticipated peak demand without requiring the construction of additional interstate pipeline capacity. This facility is expected to reduce the likelihood of constraints on our natural gas system during the highest demand days of winter. The project is estimated to cost approximately $185 million. Commercial operation of the LNG facility is targeted for the end of 2023.

Solar Generation Project
On August 1, 2019, we, along with an unaffiliated utility, filed an application with the PSCW for approval to acquire an ownership interest in a proposed solar project, Badger Hollow II, that will be located in Iowa County, Wisconsin. Once constructed, we will own 100 MW of the output of this project. Our share of the cost of this project is estimated to be $130 million. At its meeting on February 20, 2020, the PSCW approved the acquisition of this project. The approval is still subject to our receipt and review of a final written order from the PSCW. Commercial operation of Badger Hollow II is targeted for the end of 2021.

Natural Gas Storage Facilities in Michigan
In January 2017, WEC Energy Group signed an agreement for the acquisition of Bluewater. Bluewater owns natural gas storage facilities in Michigan that provide a portion of the current storage needs for our natural gas utility operations. As a result of this

Wisconsin Electric Power Company	B-61	2019 Annual Financial Statements

agreement, we, along with WPS and WG, filed a request with the PSCW in February 2017 for a declaratory ruling on various items associated with the storage facilities. In the filing, we requested that the PSCW review and confirm the reasonableness and prudency of our potential long-term storage service agreement and interstate natural gas transportation contracts related to the storage facilities. We, along with WPS and WG, also requested approval to amend WEC Energy Group's AIA to ensure WBS and WEC Energy Group's other subsidiaries could provide services to the storage facilities. During June 2017, the PSCW granted, subject to various conditions, these declarations and approvals, and WEC Energy Group acquired Bluewater on June 30, 2017. In September 2017, we entered into the long-term service agreement for the natural gas storage, which was then approved by the PSCW in November 2017. See Note 3, Related Parties, for more information.

NOTE 22—OTHER INCOME, NET
Total other income, net was as follows for the years ended December 31:

(in millions)	2019	2018	2017
AFUDC – Equity	$3.7	$3.9	$3.1
Non-service credit (cost) components of net periodic benefit costs	9.2	5.7	(6.5)
Interest income	2.2	2.2	2.3
Other, net	7.6	8.4	14.3
Other income, net	$22.7	$20.2	$13.2

NOTE 23—QUARTERLY FINANCIAL INFORMATION (Unaudited)

(in millions)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
2019
Operating revenues	$960.8	$791.7	$884.1	$860.1	$3,496.7
Operating income	222.9	182.6	201.1	153.6	760.2
Net income attributed to common shareholder	114.7	84.9	100.6	61.9	362.1

2018
Operating revenues	$941.5	$856.2	$924.0	$903.3	$3,625.0
Operating income	136.4	104.5	107.8	53.8	402.5
Net income attributed to common shareholder	105.8	92.8	103.2	56.5	358.3

NOTE 24—NEW ACCOUNTING PRONOUNCEMENTS
Financial Instruments Credit Losses
Effective January 1, 2020, we adopted FASB ASU 2016-13, "Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments," using the modified retrospective transition method. This ASU amends the impairment model to utilize an expected loss methodology in place of the incurred loss methodology for financial instruments. The amendment requires entities to consider a broader range of information to estimate expected credit losses, which may result in earlier recognition of loss. Our exposure to credit losses is related to our accounts receivable and unbilled revenue balances, which are primarily generated from the sale of electricity and natural gas by our regulated utility operations.

Because our exposure to credit losses for many of our customers is mitigated by regulatory mechanisms we have in place, the noncash cumulative effect adjustment we recorded to retained earnings on January 1, 2020, as a result of our adoption of this standard, was not significant. The most significant impact of implementing this ASU will be in the form of additional disclosures that will be required in our quarterly report on Form 10-Q for the quarter ended March 31, 2020. These disclosures are intended to provide information that will help users of our financial statements analyze our exposure to credit risk and understand how we estimate our allowance for credit losses.

Cloud Computing
In August 2018, the FASB issued ASU 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. The standard allows entities who are customers in hosting arrangements that are service contracts to apply the existing internal-use software guidance to determine which implementation costs to capitalize as an asset related to the service contract and which costs to expense. The guidance specifies classification for capitalizing implementation costs and related amortization expense within the financial statements and requires additional

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disclosures. The adoption of ASU 2018-15, effective January 1, 2020, did not have a significant impact on our financial statements.

Disclosure Requirements for Defined Benefit Plans
In August 2018, the FASB issued ASU 2018-14, Disclosure Framework: Changes to the Disclosure Requirements for Defined Benefit Plans. The pronouncement modifies the disclosure requirements for defined benefit pension and other postretirement benefit plans. The guidance removes disclosures that are no longer considered cost beneficial, clarifies the specific requirements of disclosures and adds disclosure requirements identified as relevant. The modifications affect annual period disclosures and must be applied on a retrospective basis to all periods presented. The guidance will be effective for annual reporting periods ending after December 15, 2020, with early adoption permitted. We are currently evaluating the effects of this pronouncement on the notes to our financial statements.

Wisconsin Electric Power Company	B-63	2019 Annual Financial Statements

Deloitte.

Deloitte & Touche LLP
555 East Wells Street
Suite 1400
Milwaukee, WI 53202-3824
USA

Tel: +1 414 271 3000
Fax: +1 414 347 6200
www.deloitte.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholder and the Board of Directors of Wisconsin Electric Power Company

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Wisconsin Electric Power Company and subsidiary (the "Company") as of December 31, 2019 and 2018, the related consolidated statements of income, equity, and cash flows, for each of the three years in the period ended December 31, 2019, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Deloitte & Touche LLP

February 27, 2020

We have served as the Company's auditor since 2002.

B-64

WISCONSIN ELECTRIC POWER COMPANY
COMPARATIVE SELECTED FINANCIAL DATA AND OTHER STATISTICS

As of or for Year Ended December 31
(in millions)	2019	2018	2017 *	2016	2015
Operating revenues	$3,496.7	$3,625.0	$3,711.7	$3,792.8	$3,854.1
Net income attributed to common shareholder	362.1	358.3	335.6	364.3	375.7
Total assets	13,360.8	13,538.3	13,121.6	13,371.5	13,139.6
Long-term debt and finance and capital lease obligations (excluding current portion)	5,542.3	5,266.8	5,236.1	5,417.6	5,351.3

*
Reflects the impact of the transfer of our investment in ATC to another subsidiary of WEC Energy Group and the transfer of net assets to UMERC in 2017. See Note 3, Related Parties for more information on these transactions.

MARKET FOR OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

DIVIDENDS
There is no established public trading market for our common stock, as WEC Energy Group owns all of our outstanding common stock. See Note 8, Common Equity, for more information.

Wisconsin Electric Power Company	B-65	2019 Annual Financial Statements

DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS
The information under "Nominees for Election to the Board of Directors" in Wisconsin Electric Power Company's definitive Information Statement being furnished to stockholders on or about March 31, 2020, and attached hereto, is incorporated herein by reference.

EXECUTIVE OFFICERS
The names and positions as of December 31, 2018 of Wisconsin Electric's executive officers are listed below.

J. Kevin Fletcher – Chairman of the Board and Chief Executive Officer.

Tom Metcalfe – President.

Robert M. Garvin – Executive Vice President–External Affairs.

Margaret C. Kelsey – Executive Vice President, General Counsel and Corporate Secretary.

Scott J. Lauber – Executive Vice President and Chief Financial Officer.

William J. Guc – Vice President, Controller and Assistant Corporate Secretary.

Anthony L. Reese – Vice President and Treasurer.

Wisconsin Electric Power Company	B-66	2019 Annual Financial Statements